As filed with the Securities and Exchange Commission on September 12, 1997.
                                                   Registration No. 333-________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                 ------------

                                   FORM S-4

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                 ------------

                            CORPORATE EXPRESS, INC.
            (Exact Name of Registrant as Specified in Its Charter)

           Colorado                          5112                   84-0978360
(State or Other Jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer
Incorporation or Organization)   Classification Code Number)     Identification
                                                                      Number)

                              1 Environmental Way
                       Broomfield, Colorado  80021-3416
                                (303) 664-2000
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                                  JIRKA RYSAVY
                            Chief Executive Officer
                            Corporate Express, Inc.
                              1 Environmental Way
                        Broomfield, Colorado  80021-3416
                                 (303) 664-2000
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                               -----------------

                                   Copies to:

     GERALD J. GUARCINI, ESQ.                      KENNETH M. DORAN, ESQ.
 Ballard Spahr Andrews & Ingersoll               Gibson Dunn & Crutcher LLP
   1735 Market Street, 51st Floor                  333 South Grand Avenue
Philadelphia, Pennsylvania 19103-7599         Los Angeles, California 90071-3197
          (215) 665-8500                               (213) 229-7000

                               -----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement and the effective time of the merger (the "Merger") of IDD Acquisition Corp., a wholly owned subsidiary of Corporate Express, Inc., into Data Documents Incorporated as described in the Agreement and Plan of Merger, dated as of September 10, 1997 (the "Merger Agreement"), attached as Appendix I to the Proxy Statement and Prospectus forming a part of this Registration Statement.

                         ------------------------------

   If the securities being registered on this form are being offered in connection with the formation of a holding company and are in compliance with General Instruction G, check the following box. [_]

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


=======================================================================================================================
     Title of Each Class of                            Proposed Maximum       Proposed Maximum
        Securities to Be               Amount to        Offering Price            Aggregate             Amount of
          Registered                Be Registered(1)       Per Share          Offering Price(2)    Registration Fee(2)
-----------------------------------------------------------------------------------------------------------------------
Common Stock ($.0002 par value)        10,387,630            N/A                $142,829,913           $43,282

=======================================================================================================================


(1) Represents the maximum number of shares of Corporate Express, Inc. Common Stock, par value $.0002 per share, to be issued pursuant to the Merger Agreement in exchange for all of the issued and outstanding shares of Common Stock of Data Documents Incorporated or reserved for issuance pursuant to stock options or warrants.

(2) Pursuant to Rule 457(f), the registration fee was computed on the basis of the market value of the Common Stock of Data Documents Incorporated to be exchanged in the Merger, computed in accordance with Rule 457(c) on the basis of the average of high and low prices per share of such stock on The Nasdaq National Market on September 5, 1997.

                   -----------------------------------------

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                          Data Documents Incorporated
                             4205 South 96th Street
                             Omaha, Nebraska 68127



                                                   __________,  1997


     Dear Stockholder:

       It is a pleasure to invite you to the Special Meeting of Stockholders of Data Documents Incorporated ("Data Documents") in Omaha, Nebraska on _______ __, 1997 at 10:00 a.m. local time, at Data Documents' principal offices (the "Special Meeting"). The sole purpose of the Special Meeting will be to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of _________ 10, 1997 (the "Merger Agreement"), by and among Corporate Express, Inc. ("Corporate Express"), IDD Acquisition Corp., a wholly owned subsidiary of Corporate Express ("Acquisition Sub"), and Data Documents.

       The Merger Agreement provides, among other things, for the merger of Acquisition Sub with and into Data Documents (the "Merger") pursuant to which Data Documents will become a wholly owned subsidiary of Corporate Express and each outstanding share of Data Documents Common Stock would be converted into 1.1 shares of Corporate Express Common Stock subject to adjustment under certain circumstances. Accordingly, all of the shares of Data Documents Common Stock issued and outstanding immediately prior to the consummation of the Merger would be automatically converted at the effective time into a right to receive shares of Corporate Express Common Stock.

       The Merger Agreement contains a number of conditions and other terms, all of which are summarized, along with certain financial and other information, in the accompanying Proxy Statement and Prospectus. Please read and consider the Proxy Statement and Prospectus carefully.

       The vote of every stockholder is important. Mailing your completed proxy will not prevent you from voting in person at the meeting if you wish to do so.

       Please sign, date and promptly mail your proxy. Your cooperation will be greatly appreciated.

       Your Board of Directors and management look forward to greeting those stockholders who are able to attend.

                                      Sincerely,


                                      A. Robert Thomas
                                      Secretary

                          DATA DOCUMENTS INCORPORATED
                             4205 South 96th Street
                             Omaha, Nebraska 68127


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON _______ __, 1997


     To the Stockholders of Data Documents:

       A Special Meeting of Stockholders of Data Documents Incorporated, a Delaware corporation ("Data Documents"), will be held at Data Documents' principal offices in Omaha, Nebraska, on _______ __, 1997 at 10:00 a.m., local time, to consider and act upon the following matter:

            To consider and act upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of September 10, 1997 among Corporate Express, Inc., IDD Acquisition Corp. and Data Documents, and the conversion of each outstanding share of Data Documents Common Stock, par value $.001 per share, into 1.1 shares of Corporate Express Common Stock, par value $.0002 per share, subject to adjustment under certain circumstances all as more fully described in the accompanying Proxy Statement and Prospectus.

       Stockholders of record at the close of business on _________, 1997 are entitled to notice of, and to vote at, the Special Meeting and any adjournments thereof. The Data Documents stock transfer books will remain open for the purchase and sale of Data Documents' Common Stock. For a period of ten days prior to the Special Meeting, a complete list of the stockholders entitled to vote at the Special Meeting will be available at the offices of Data Documents for inspection by any stockholder of record for any purpose germane to the Special Meeting.

       All stockholders are cordially invited to attend the meeting.

                                      By order of the Board of Directors,


                                      Walter J. Kearns, Chairman of the Board
     Omaha, Nebraska
     _______ __, 1997

             WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL THE PROXY CARD IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE SPECIAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED WITHIN THE UNITED STATES.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A        +
+ REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + + SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY + + OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOME+ + EFFECTIVE. THIS PROXY STATEMENT AND PROSPECTUS SHALL NOT CONSTITUTE AN OFFER + + TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE + + OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION + + OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE +
+ SECURITIES LAWS OF ANY SUCH JURISDICTION.                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               Subject to Completion;  Dated September 12, 1997

                            CORPORATE EXPRESS INC.

                          DATA DOCUMENTS INCORPORATED

                        PROXY STATEMENT AND PROSPECTUS

       This Proxy Statement and Prospectus ("Proxy Statement and Prospectus") relates to the proposed merger (the "Merger") of IDD Acquisition Corp. ("Acquisition Sub"), a wholly owned subsidiary of Corporate Express, Inc. ("Corporate Express") with and into Data Documents Incorporated ("Data Documents") pursuant to an Agreement and Plan of Merger dated September 10, 1997 among Corporate Express, Acquisition Sub and Data Documents (the "Merger Agreement"). As a result of the Merger, Data Documents will become a wholly owned subsidiary of Corporate Express and the stockholders of Data Documents will receive Corporate Express common stock, par value $.0002 per share ("Corporate Express Common Stock"), in exchange for all of the issued and outstanding shares of Data Documents common stock, par value $.001 per share ("Data Documents Common Stock"). Pursuant to the Merger, each outstanding share of Data Documents Common Stock will be converted into 1.1 shares of Corporate Express Common Stock (the "Exchange Ratio"). The Exchange Ratio is subject to adjustment as described herein if the average of the closing prices of Corporate Express Common Stock, as reported on The Nasdaq National Market ("Nasdaq") for ten trading days selected randomly from the twenty consecutive trading days ending five days prior to the special meeting of Data Documents' stockholders to approve the Merger, is less than $15.00 or greater than $18.20. See "The Merger -Adjustments to Merger Consideration." On September 11, 1997, the closing price of the Corporate Express Common Stock was $19.9375 per share.

       This Proxy Statement and Prospectus serves as the proxy statement for Data Documents for its special meeting of stockholders to be held _______ __, 1997. See "The Special Meeting."

       This Proxy Statement and Prospectus also constitutes a prospectus of Corporate Express with respect to up to _________ shares of Corporate Express Common Stock to be issued to stockholders of Data Documents pursuant to the Merger Agreement. This Proxy Statement and Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Data Documents on or about __________, 1997.

       See "Risk Factors" beginning on page 18 for a discussion of certain considerations in evaluating the Merger.

       No persons have been authorized to give any information or to make any representation other than those contained in this Proxy Statement and Prospectus in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representation should not be relied upon as having been authorized by Corporate Express or Data Documents. This Proxy Statement and Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Proxy Statement and Prospectus nor any distribution of the securities offered hereby shall, under any circumstances, create any implication that there has been no change in the affairs of Corporate Express or Data Documents since the date hereof or that the information set forth or incorporated by reference herein is correct as of any time subsequent to its date. All information herein with respect to Corporate Express and Acquisition Sub has been furnished by Corporate Express, and all information herein with respect to Data Documents has been furnished by Data Documents.

      THE SECURITIES TO WHICH THIS PROXY STATEMENT AND PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Proxy Statement and Prospectus is __________, 1997.

                           FORWARD-LOOKING STATEMENTS

       This Proxy Statement and Prospectus includes and incorporates by reference forward-looking statements based on current plans and expectations of Corporate Express, Data Documents and Acquisition Sub relating to, among other matters, analyses, including opinions from independent financial advisors to Data Documents' Board of Directors and Corporate Express' Board of Directors as to the fairness from a financial point of view of the Exchange Ratio to be offered to Data Documents' stockholders in the Merger, based upon forecasts of future results, and estimates of amounts that are not yet determinable. Such forward-looking statements are contained in the sections entitled "Summary," "Risk Factors," "The Merger," "The Companies" and other sections of this Proxy Statement and Prospectus. Such statements involve risks and uncertainties which may cause actual future activities and results of operations to be materially different from that suggested in this Proxy Statement and Prospectus, including among others, risks associated with the integration of acquisitions by Corporate Express, fluctuations in Corporate Express' operating results because of the acquisitions and seasonal influences and variations in stock prices, as well as other factors described elsewhere in this Proxy Statement and Prospectus.

                             AVAILABLE INFORMATION

       Each of Corporate Express and Data Documents are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or through the Commission's Web site (http://www.sec.gov). Corporate Express Common Stock and Data Documents Common Stock are quoted on Nasdaq and reports, proxy statements and other information concerning Corporate Express and Data Documents are available for inspection and copying at the Public Reference Section of The Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1500.

       Corporate Express has filed with the Commission a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Corporate Express Common Stock to be issued in the Merger. This Proxy Statement and Prospectus also constitutes the Prospectus of Corporate Express filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules of the Commission. Statements made in this Proxy Statement and Prospectus as to the contents of any contract, agreement, or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be qualified in its entirety by such reference. The Registration Statement and any amendments thereto, including exhibits filed as part thereof, are available for inspection and copying at the Commission's offices as described above.

                            ------------------------

       Corporate Express(R) is a registered service mark of Corporate Express, Inc.

                            ------------------------

       As used in this Proxy Statement and Prospectus, "fiscal 1994," "fiscal 1995" and "fiscal 1996" refer to Corporate Express' fiscal years ended or ending February 25, 1995, March 2, 1996 and March 1, 1997, respectively or to Data Documents' fiscal years ended December 31, 1994, 1995 and 1996, respectively.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents filed by Corporate Express with the Commission pursuant to the Exchange Act (File No. 0-24642) are hereby incorporated by reference in this Proxy Statement and Prospectus:

            1. Corporate Express' Annual Report on Form 10-K for the fiscal year ended March 1, 1997;

            2. Corporate Express' Quarterly Report on Form 10-Q for the quarter ended May 31, 1997; and

            3. The description of Corporate Express Common Stock contained in Corporate Express' Registration Statement on Form 8-A filed with the Commission on August 4, 1994, including any amendment or report filed for the purpose of updating such description.

       The following documents filed by Data Documents with the Commission pursuant to the Exchange Act (File No. 0-26674) are hereby incorporated by reference in this Proxy Statement and Prospectus:

            1. Data Documents' Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

            2. Data Documents' Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

            3. Data Documents' Quarterly Report on Form 10-Q for the quarter ended June 30, 1997; and

            4. Data Documents' Current Report on Form 8-K filed with the Commission on August 14, 1997.

       All reports and other documents filed with the Commission by Corporate Express or Data Documents pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and Prospectus and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such reports and other documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement and Prospectus.

       This Proxy Statement and Prospectus incorporates by reference documents with respect to Corporate Express which are not presented herein or delivered herewith. Copies of these documents (not including exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents or herein) are available without charge to any person to whom this Proxy Statement and Prospectus is delivered upon written or oral request to Corporate Express, Inc., 1 Environmental Way, Broomfield, Colorado 80021,
   Attn: Secretary (Telephone Number (303) 664-2000).

       In order to ensure timely delivery of the documents prior to the Special Meeting, any request should be made by __________, 1997.

                               TABLE OF CONTENTS

   FORWARD-LOOKING STATEMENTS...............................................   2

   AVAILABLE INFORMATION....................................................   2

   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................   3

   SUMMARY..................................................................   6
       Corporate Express, Inc...............................................   6
       Data Documents Incorporated..........................................   7
       Strategic Reasons for the Merger.....................................   9
       The Special Meeting..................................................   9
       The Merger...........................................................  10
       Comparative Historical and Pro Forma Per Share Data..................  14
       Comparative Market Data..............................................  16
       Dividend Policy......................................................  17

   RISK FACTORS.............................................................  18
       Risks Relating to Corporate Express..................................  18
       Risks Relating to Data Documents.....................................  21
       Risks Relating to the Merger.........................................  22

   THE SPECIAL MEETING......................................................  24
       Special Meeting of Data Documents Stockholders.......................  24
       Quorum...............................................................  24
       Vote Required........................................................  24
       Record Date; Stock Entitled to Vote..................................  24
       Voting of Proxies....................................................  24
       Revocation of Proxies................................................  25
       Solicitation of Proxies..............................................  25

   THE MERGER...............................................................  26
       Merger Consideration.................................................  26
       Adjustments to Merger Consideration..................................  26
       Option Plans.........................................................  26
       Conversion of Shares; Procedures for Exchange of Certificates;
        Fractional Shares...................................................  27
       Nasdaq Listing.......................................................  27
       Background of the Merger.............................................  27
       Recommendation of the Data Documents Board of Directors..............  29
       Reasons for the Merger...............................................  29
       Opinion of Data Documents' Financial Advisor.........................  30
       Effective Time of the Merger.........................................  30
       Interests of Certain Persons in the Merger...........................  31
       Certain Federal Income Tax Consequences..............................  31
       Anticipated Accounting Treatment.....................................  32


       Resale of Corporate Express Common Stock by Affiliates...............  32
       Certain Regulatory Matters...........................................  33
       Rights of Dissenting Stockholders....................................  33
       Comparison of Stockholder Rights.....................................  33

   THE MERGER AGREEMENT.....................................................  41
       Conditions to the Merger.............................................  41
       Representations and Warranties.......................................  44
       Certain Covenants....................................................  44
       No Solicitation......................................................  45
       Additional Agreements................................................  46
       Termination, Amendment and Waiver....................................  49

   SELECTED CONSOLIDATED FINANCIAL DATA.....................................  51

       Corporate Express....................................................  51

   SELECTED CONSOLIDATED FINANCIAL DATA.....................................  53

       Data Documents.......................................................  53

   PRO FORMA COMBINED BALANCE SHEET.........................................  56

   PRO FORMA COMBINED STATEMENTS OF OPERATIONS..............................  57

   HISTORICAL COMBINED STATEMENTS OF OPERATIONS.............................  59

   LEGAL MATTERS............................................................  60

   EXPERTS..................................................................  60


   APPENDIX I - AGREEMENT AND PLAN OF MERGER DATED AS OF SEPTEMBER 10, 1997
      AMONG CORPORATE EXPRESS, DATA DOCUMENTS AND ACQUISITION SUB

   APPENDIX II - OPINION OF JEFFERIES & COMPANY, INC.

                                    SUMMARY

       The following is a summary of certain information contained elsewhere in this Proxy Statement and Prospectus. The information contained in this summary is qualified in its entirety by, and should be read in conjunction with, the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Proxy Statement and Prospectus and the documents incorporated herein by reference.


                            Corporate Express, Inc.

       Corporate Express is a leading provider of non-production goods and services to large corporations. Since 1991, Corporate Express has expanded through acquisitions from a regional operation in Colorado to operations throughout the United States, Canada, the United Kingdom, Australia, Germany, France, Italy and New Zealand. Corporate Express believes it has developed a substantially different model of non-store retailing, defining itself as a "Corporate Supplier" which provides a broad array of non-production goods and services to its customers while reducing overall procurement costs and providing a high level of customer service. The Company's current product and service offering includes office supplies, paper, computer and imaging supplies, computer desktop software, office furniture, janitorial and cleaning supplies, advertising specialties, forms management, printing, same-day local delivery service and distribution logistics management. Corporate Express markets to its existing and prospective customers through a direct sales force and fulfills its products and services through over 700 locations including 80 distribution centers and a fleet of more than 10,000 owned or contracted vehicles.

       Corporate Express' target customers are large corporations with over 100 employees. Corporate Express believes that these large corporations increasingly seek to reduce the cost of procuring non-production goods and services while decreasing the time and effort spent managing functions that are not considered core competencies. To that end, corporations seek to reduce the number of their suppliers in order to eliminate the internal costs associated with multiple invoices, deliveries, complex ordering procedures, uneven service levels and inconsistent product availability. Many large corporations operate from multiple locations and can benefit from selecting suppliers who can service them nationally or internationally.

       In many non-production goods and services sectors, including office products and same-day local delivery, competition is often highly fragmented and consists primarily of smaller local or regional providers. Corporate Express believes that the desire of large corporations to reduce costs by decreasing their number of suppliers to a small group of reliable and cost-effective national and international partners will continue to lead to the consolidation of many currently fragmented product and service sectors, as well as consolidation in sectors where the key differentiation will be the ability to fulfill a broad spectrum of customer requirements rather than providing an individual product or service.

       Corporate Express' Corporate Supplier strategy is designed to reduce its customers' total costs and the internal effort necessary to manage the procurement of non-production goods and services. Corporate Express believes that its target customers value a high level of service including account relationship managers, delivery services, customized pricing, electronic interfaces, customized reporting and product catalogs.
     Corporate Express seeks to supply a broad range of non-production goods and services to large corporations. This broad product and service offering permits Corporate Express to reduce its customers' procurement costs associated with dealing with multiple vendors, including multiple invoices, deliveries, ordering procedures, uneven service levels and inconsistent product availability, while servicing customers' broad geographical service and delivery requirements.

       Corporate Express also seeks to continually reduce its merchandise and operating costs which should permit it to offer its customers competitive prices. By purchasing most of its products directly from manufacturers in large volumes and limiting the number of manufacturers represented in its In-Stock Catalog and other specialty catalogs, Corporate Express is increasingly able to earn volume discounts and advertising allowances from its vendors. Corporate Express believes its computer systems represent a key strategic advantage which differentiates the Company from its competitors and permits it to achieve cost savings, provide superior customer service and centrally manage its operations. Corporate Express expects to continue making substantial investments to upgrade and enhance the capabilities of its computer systems.

       Corporate Express historically has grown and intends to continue to grow in the future through a combination of acquisitions and internal growth. Corporate Express plans to increase sales to existing customers by cross-selling its expanded product and service offering and developing existing customers into international, national or multi-regional accounts. Corporate Express believes that its expanded product line and expanding geographic coverage enable it to offer its customers a broad array of non-production goods and services to address their desire to reduce the number of suppliers with which they interact. Corporate Express seeks to attract new customers, including national and international accounts, through the marketing efforts of its direct sales force. Further, Corporate Express has expanded its delivery capabilities and geographic coverage in the United States, and Corporate Express intends to increase development of sales efforts in these new geographic areas. In addition, Corporate Express may open additional satellite sales offices and distribution breakpoints to serve new accounts.

       In order to better service its multi-national customers and to take advantage of the fragmented nature of many international markets, Corporate Express has devoted substantial resources to expanding outside of the United States, principally through acquisitions. Corporate Express acquired or made investments in companies in Canada and Australia in calendar 1995 and the United Kingdom, Germany and New Zealand in calendar 1996. Corporate Express entered the French market with the acquisition of a computer software reseller in October 1996, and the Italian market in calendar 1997. The Company plans to enter additional international markets in the future. Over time, the Company has and will continue to implement appropriate aspects of the Corporate Supplier business model in its international operations, including creating in-stock catalogs, consolidating warehouses, upgrading information systems, acquiring companies offering complementary products and services and focusing on larger customers and national and international accounts. Portions of the Corporate Supplier business model have been implemented in Canada, Australia and the United Kingdom.

       Corporate Express was incorporated under the laws of Colorado in 1985. Corporate Express operates its business through various subsidiaries. Corporate Express' executive offices are located at 1 Environmental Way, Broomfield, Colorado 80021, and its telephone number is (303) 664-2000.


                          Data Documents Incorporated

       Data Documents is a leading designer and provider of custom business forms, pressure-sensitive label products and forms management systems that enable its large corporate customers to enhance productivity and reduce costs associated with managing information. A substantial portion of Data Documents' forms sales are made in connection with its proprietary forms management systems. In addition, Data Documents supplies specialized direct mail products and sells other computer services and products, including laser printer supplies and software packages.

       Within the pressure-sensitive label market, Data Documents has focused on, among others, the thermal, laser and combination label/forms segments. Data Documents has developed many label products, such as the Dual-Web(R) label/form combination product and airline baggage tracking labels. Many of Data Documents' products have been developed to satisfy customers' increasing needs for variable information content, such as inventory control bar coding.

       Over the last five years, the business forms industry has been affected by numerous factors, including changes in end-user requirements and available technology. These changes have resulted in a shift towards certain custom value-added products and systems in both the business forms and pressure-sensitive label markets from the stock forms segment. In addition, end-users are increasingly seeking to outsource and single source their forms management and pressure-sensitive label needs. Data Documents has positioned itself as a provider of solutions-based approaches to information collection and distribution and to focus its business on custom value-added products that are tied to Data Documents' services.

       Data Documents establishes strategic, long-term forms management relationships with its core customers. Data Documents' forms management services have been designed to respond to increased outsourcing by large corporations of non-core operations, such as forms design and workflow analysis, inventory management, warehousing and shipping. Data Documents' Odyssey Integrated Services(R) program provides a selection of fully integrated service modules, supported by proprietary software, offering comprehensive forms management services and efficiency-enhancing tools.

       Data Documents conducts all of its consolidated operations through its one wholly owned subsidiary, Data Documents, Inc., a Nebraska corporation ("DDI"), and DDI's wholly owned subsidiaries, PBF Washington, Inc., a Washington corporation ("PBF"), Cal Emblem Labels, Inc., a California corporation ("Cal Emblem"), and Moore Labels, Inc., a Kansas corporation ("Moore Labels"). Data Documents was organized by management and an investor group in Delaware in February 1988 to acquire DDI from Pitney Bowes, Inc.

       DDI, PBF, Cal Emblem and Moore Labels account for 100% of the consolidated revenues and net earnings of Data Documents. Data Documents' sole assets are the investment in the stock of, and advances to, DDI. Data Documents has no subsidiaries other than DDI and, indirectly, PBF, Cal Emblem and Moore Labels, and has no liabilities other than guarantees of indebtedness of DDI, PBF, Cal Emblem and Moore Labels. Data Document's financial statements are prepared on a consolidated basis and include the financial results of DDI, PBF, Cal Emblem and Moore Labels. Unless the context otherwise requires, the term "Data Documents" includes Data Documents Incorporated and its direct and indirect subsidiaries.

       Data Documents was incorporated under the laws of Delaware in 1988. Data Documents' executive offices are located at 4205 South 96th Street, Omaha, Nebraska 68127, and its telephone number is (402) 339-0900.

                        Strategic Reasons for the Merger

       The Corporate Express Board of Directors and management continually review strategic alternatives available to Corporate Express, including acquisitions, product extensions and geographic expansion. The Corporate Express Board of Directors believes that the combination with Data Documents will (i) allow Corporate Express to offer various additional services which are complementary to its business; (ii) create economies of scale including allowing the combined entity to reduce duplicative administrative functions and combine regional and national marketing programs; (iii) create a combined entity positioned to compete more effectively on both a strategic and financial basis and (iv) create cross-selling opportunities.

       The Data Documents Board of Directors believes that the Merger with Corporate Express will (i) enhance Data Documents' product offering, distribution capabilities and services to its customers, (ii) result in strategic and operating synergies and (iii) provide the opportunity for stockholders of Data Documents to have an ownership interest in a larger company with greater opportunities for growth in the same industry in which Data Documents occupies a smaller niche.


                              The Special Meeting


       Meeting of Stockholders........  The Special Meeting of stockholders of Data Documents (the "Special
                                        Meeting") will be held on _______ __,
                                        1997 at 10:00 a.m. (local time) at
                                        Data Documents' principal offices at
                                        4205 South 96th Street, Omaha,
                                        Nebraska.


       Matters to be Considered
         at the Special Meeting.......  At the Special Meeting, stockholders will be asked to approve and adopt the
                                        Merger Agreement. Pursuant to the terms
                                        of the Merger Agreement, each share of
                                        Data Documents Common Stock will be
                                        converted into 1.1 shares of Corporate
                                        Express Common Stock. The Exchange Ratio is subject to adjustment in certain circumstances. See "The Merger - Merger Consideration" and "- Adjustments to Merger Consideration."

                                        For additional information relating
                                        to the Special Meeting, see "The
                                        Special Meeting."

       Quorum; Vote Required..........  The presence, in person or by proxy, of the holders of a majority of the
                                        outstanding shares of Data Documents
                                        Common Stock at the Special Meeting
                                        is necessary to constitute a quorum
                                        at the meeting.  Approval of the
                                        Merger Agreement requires the
                                        affirmative vote of the holders of a
                                        majority of the outstanding shares of
                                        Data Documents Common Stock.  See
                                        "The Special Meeting - Vote Required"
                                        and "The Merger Agreement -
                                        Conditions to the Merger."

       Record Date....................  Only stockholders of record of Data
                                        Documents Common

                                        Stock at the close of business on
                                        _________, 1997 are entitled to
                                        notice of and to vote at the Special
                                        Meeting.  On that date, there were
                                        _________ shares of Data Documents
                                        Common Stock outstanding, with each
                                        share of Data Documents Common Stock
                                        entitled to cast one vote with
                                        respect to the Merger Agreement at
                                        the Special Meeting.

Security Ownership
    of Management..................     As of the record date, the directors
                                        and executive officers of Data
                                        Documents as a group had the power to
                                        vote approximately _______% of the
                                        outstanding shares of Data Documents
                                        Common Stock entitled to vote at the
                                        Special Meeting and have indicated
                                        that they intend to vote their shares
                                        in favor of the Merger Agreement.
                                        See "The Merger - Interests of
                                        Certain Persons in the Merger."

                                   The Merger

Effect of the Merger..............      Pursuant to the Merger Agreement,
                                        Acquisition Sub would merge with and
                                        into Data Documents, Data Documents
                                        would continue as the surviving
                                        corporation (sometimes referred to as
                                        the "Surviving Corporation") and Data
                                        Documents would become a wholly owned
                                        subsidiary of Corporate Express.  All
                                        of the shares of Data Documents
                                        Common Stock issued and outstanding
                                        immediately prior to the consummation
                                        of the Merger would be automatically
                                        converted at the Effective Time (as
                                        defined below) into the right to receive shares of Corporate Express Common
                                        Stock. Pursuant to the Merger, each
                                        share of Data Documents Common Stock
                                        would be converted into 1.1 shares of
                                        Corporate Express Common Stock (the
                                        "Exchange Ratio"). The Exchange Ratio is subject to adjustment. See "The Merger -
                                        Merger Consideration" and "- Adjustments to Merger Consideration."

Assumption of Options; Warrants...      Each unexpired option and warrant to
                                        acquire shares of Data Documents
                                        Common Stock will automatically be
                                        converted at the Effective Time (as
                                        defined below) into an option or
                                        warrant, as the case may be, to
                                        purchase shares of Corporate Express
                                        Common Stock.  The number of shares
                                        which each option or warrant holder
                                        shall have the right to purchase, and
                                        the exercise price of such options or
                                        warrants, will be adjusted to reflect
                                        the Exchange Ratio.  Upon
                                        consummation of the Merger, Corporate
                                        Express will enter into a
                                        supplemental agreement with holders
                                        of Data Documents warrants.  See "The
                                        Merger Agreement - Additional
                                        Agreements."

 Recommendation of the Board of
   Directors and Reasons for the
   Merger.............................  The Data Documents Board of Directors
                                        believes that the terms of the Merger
                                        are fair to and in the best interests
                                        of the Data Documents stockholders
                                        and has unanimously approved the
                                        Merger Agreement and the related
                                        transactions.  The Data Documents
                                        Board of Directors unanimously
                                        recommends that Data Documents
                                        stockholders approve the Merger
                                        Agreement.  See "The Merger -
                                        Recommendations of the Board of
                                        Directors," "- Background of the
                                        Merger" and " - Reasons for the
                                        Merger."

 Opinion of Data Documents' Financial
   Advisor............................  Jefferies & Company, Inc. has
                                        delivered to the Board of Directors
                                        of Data Documents a written opinion
                                        dated September 5, 1997 to the effect
                                        that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration was fair, from a financial point of view, to the holders of Data Documents Common Stock. The full text of the written opinion of Jefferies & Company, Inc. dated September 5, 1997, and confirmed by Jefferies & Company, Inc. on the date of this Proxy Statement and Prospectus, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix II to this Proxy Statement and Prospectus and should be read carefully in its entirety. See "The Merger - Opinion of Data Documents' Financial Advisor."

 Effective Time of
   the Merger.........................  The Merger will become effective at the time provided in a certificate of
                                        merger (the "Certificate of Merger")
                                        to be filed with the Secretary of
                                        State of Delaware (the "Effective
                                        Time").  The filing will be made
                                        simultaneously with or as soon as
                                        practicable after the closing of the
                                        Merger.  The closing of the Merger
                                        (the "Closing") will occur on the
                                        third business day after all of the
                                        conditions to the Merger contained in
                                        the Merger Agreement have been
                                        satisfied or waived, or at such other
                                        time as Corporate Express and Data
                                        Documents shall reasonably agree.
                                        See "The Merger Agreement -Conditions
                                        to the Merger."

 Conditions to the Merger.............  The obligations of Corporate Express and Data Documents to consummate the
                                        Merger are subject to certain
                                        conditions including:  (i) obtaining
                                        the approval of the stockholders of
                                        Data Documents; (ii) obtaining
                                        authorization for listing on Nasdaq,
                                        subject to official notice of
                                        issuance, of the Corporate Express
                                        Common Stock to be issued in
                                        connection with the Merger; (iii) the
                                        expiration or termination of the
                                        relevant waiting period under the
                                        Hart-Scott-Rodino Antitrust
                                        Improvements Act of 1976, as amended
                                        (the "HSR Act") and
                                        all other governmental waivers,
                                        consents, orders and approvals
                                        legally required for the consummation
                                        of the Merger are obtained; (iv) the
                                        effectiveness of the Registration
                                        Statement of which this Proxy
                                        Statement and Prospectus is a part;
                                        (v) no order being entered in any
                                        action or proceeding or other legal
                                        restraint or prohibition preventing
                                        the consummation of the Merger; (vi)
                                        the receipt by each party of various
                                        legal, financial and accounting
                                        opinions, comfort letters and other
                                        certificates, consents, reports and
                                        approvals from the other parties to
                                        the Merger and from third parties;
                                        (vii) the accuracy in all material
                                        respects of the representations and
                                        warranties of each party and
                                        performance in all material respects
                                        by each party of its obligations
                                        under the Merger Agreement; and
                                        (viii) the absence of any material
                                        adverse change in the business or
                                        financial condition of Corporate
                                        Express or Data Documents.  See "The
                                        Merger - Certain Regulatory Matters"
                                        and "The Merger Agreement -
                                        Conditions to the Merger."

 No Solicitation......................  Data Documents has agreed that, prior to the Effective Time, it will not
                                        initiate or solicit any proposal or
                                        offer to acquire the capital stock of
                                        Data Documents and its subsidiaries
                                        or similar actions, whether by
                                        merger, purchase of assets, tender
                                        offer or otherwise.  See "The Merger
                                        - No Solicitation."

 Termination, Amendment and Waiver....  The Merger Agreement may be
                                        terminated at any time prior to the
                                        Effective Time by mutual consent of
                                        Corporate Express and Data Documents
                                        or, generally, by either party if (i)
                                        the Merger shall not have been
                                        completed by December 31, 1997, (ii)
                                        the Merger is enjoined by court
                                        order, (iii) either party fails to
                                        perform in any material respect any
                                        of its covenants under the Merger
                                        Agreement or (iv) Data Documents'
                                        stockholders fail to approve the
                                        Merger.  In addition, either
                                        Corporate Express or Data Documents
                                        may extend the time for performance
                                        of any of the obligations of the
                                        other party or may waive conditions
                                        with respect to those obligations.
                                        Data Documents may terminate the
                                        Merger Agreement in connection with
                                        consummating an alternative
                                        Acquisition Transaction (as
                                        hereinafter defined) or upon certain
                                        changes in the value of Corporate
                                        Express Common Stock.  See "The
                                        Merger Agreement - Termination,
                                        Amendment and Waiver."

 Appraisal Rights ....................  Data Documents stockholders will not be entitled to any appraisal or
                                        dissenters' rights under the Delaware
                                        General Corporation Law in connection
                                        with the Merger.  See "The Merger -
                                        Rights of Dissenting Stockholders."

 Certain Regulatory Matters...........  Consummation of the Merger is subject to the expiration or termination of
                                        the relevant waiting period under the
                                        HSR Act.

                                        Corporate Express and Data Documents
                                        believe that the Merger can be
                                        effected in compliance with any other
                                        applicable federal and state
                                        regulations, although no assurance
                                        can be given to that effect.  See
                                        "The Merger - Certain Regulatory
                                        Matters."

Certain Federal Income
  Tax Consequences....................  The Merger is intended to qualify as a tax-free reorganization for federal
                                        income tax purposes so that no gain
                                        or loss would be recognized by
                                        Corporate Express or Data Documents,
                                        and no gain or loss would be
                                        recognized by Data Documents
                                        stockholders, except in respect of
                                        cash received for fractional shares.
                                        Consummation of the Merger is
                                        conditioned upon there being
                                        delivered to Data Documents an
                                        opinion of counsel prior to the
                                        Closing to the effect that the Data
                                        Documents stockholders will recognize
                                        no gain or loss for federal income
                                        tax purposes as a result of the
                                        consummation of the Merger, except to
                                        the extent cash is received in lieu
                                        of fractional shares.  See "The
                                        Merger - Certain Federal Income Tax
                                        Consequences."

Anticipated Accounting
  Treatment...........................  The Merger is intended to qualify as a "pooling of interests" for
                                        accounting and financial reporting
                                        purposes.  Consummation of the Merger
                                        is conditioned upon there being
                                        delivered prior to the Closing a letter
                                        from Coopers & Lybrand L.L.P., certified public accountants to Corporate Express stating that the Merger will qualify as a pooling-of-interests transactions and a letter from Deloitte & Touche L.L.P., independent public accountants to Data Documents stating that Data Documents has not taken any action that would affect the ability to account for the Merger as a pooling-of-interests transaction for financial accounting purposes. See "The Merger - Anticipated Accounting Treatment."

Interests of Certain
  Persons in the Merger...............  In considering the recommendation of the Data Documents Board of Directors
                                        with respect to the Merger, Data
                                        Documents stockholders should be
                                        aware that certain members of the
                                        Data Documents Board of Directors who
                                        are also employees of Data Documents,
                                        have interests in the Merger and may
                                        be entitled to receive non-qualified
                                        options of Corporate Express Common
                                        Stock upon consummation of the
                                        Merger.  See "The Merger - Interests
                                        of Certain Persons in the Merger" for
                                        a description of such arrangements.

              Comparative Historical and Pro Forma Per Share Data

     The following summary presents selected comparative per share information for (i) Corporate Express on an historical basis in comparison with pro forma information giving effect to the Merger on a pooling-of-interests basis, and
(ii) Data Documents on an historical basis in comparison with its pro forma equivalent information after giving effect to the Merger, including the receipt of the Corporate Express Common Stock for the Data Documents Common Stock in accordance with the Merger. The pro forma financial information should be read in conjunction with the historical financial statements of Corporate Express and Data Documents and the related notes thereto contained elsewhere herein or incorporated herein by reference, and in conjunction with the unaudited pro forma financial information appearing elsewhere in this Proxy Statement and Prospectus.

     The following information is not necessarily indicative of the combined results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the combined results of operations in future periods or future combined financial position.


                                     Year Ended  Year Ended    Year Ended   Three Months
                                      March 1,    March 2,    February 25,     Ended
                                        1997        1996          1995      May 31, 1997
                                     ----------  ----------  -------------  ------------

Pro Forma income from continuing
 operations per common and common
 equivalent share:
     Corporate Express historical...     $0.31       $0.06        $0.19           $0.08
     Corporate Express and Data
      Documents combined............      0.35        0.10         0.18            0.09
                                              Years Ended December 31,      Three Months Ended
                                            1996        1995         1994      June 30, 1997
                                            ----        ----         ----      -------------
     Data Documents historical......       $1.05       $0.61     $0.13(2)           $0.28
     Data Documents pro forma
      equivalent(1).................        0.39        0.11         0.20            0.10

                                                                         March 1, 1997            May 31, 1997
                                                                         -------------            ------------
Stockholders' equity common equivalent share:
     Corporate Express historical.........................                   $5.33                   $5.40
     Corporate Express and Data Documents combined........                    5.17                    5.26

                                                                       December 31, 1996          June 30, 1997
                                                                       -----------------          -------------
     Data Documents historical............................                   $3.79                   $4.35
     Data Documents pro forma equivalent(3)...............                    5.69                    5.79

     (1) Represents the Corporate Express and Data Documents combined pro forma income from continuing operations per common and common equivalent share multiplied by the Exchange Ratio.

     (2) Represents the Data Documents historical primary income from continuing operations per common and common equivalent share for the year ended December 31, 1994. The Data Documents historical fully diluted income from continuing operations per common and common equivalent share for the year ended December 31, 1994 is $0.11.

     (3) Represents the Corporate Express and Data Documents combined stockholders' equity per common and common equivalent share multiplied by the Exchange Ratio.

                            Comparative Market Data


     Corporate Express Common Stock has been traded on Nasdaq under the symbol "CEXP" since September 23, 1994. The following table sets forth, for the fiscal quarters indicated, the high and low closing sale prices for Corporate Express Common Stock, as reported by Nasdaq, and reflects the 50% share dividends distributed by the Company in June 1995 and January 1997:


                                                                High   Low
                                                                ----   ---
Fiscal 1995
   First Quarter............................................  $13.33  $10.22
   Second Quarter...........................................   17.17   12.67
   Third Quarter............................................   19.92   13.33
   Fourth Quarter...........................................   21.09   15.42
Fiscal 1996
   First Quarter............................................   28.17   19.25
   Second Quarter...........................................   30.54   21.83
   Third Quarter............................................   26.08   18.67
   Fourth Quarter...........................................   23.75   16.63
Fiscal 1997
   First Quarter............................................   18.38    8.38
   Second Quarter...........................................   17.88   12.63
   Third Quarter (through September 10, 1997)...............   20.00   16.94

   As of September 10, 1997, Corporate Express Common Stock was held by approximately 807 holders of record.

   Data Documents Common Stock is traded on Nasdaq under the symbol "DDII." Data Documents Common Stock was not listed on Nasdaq for a full quarterly period during its fiscal year ended December 31, 1995. The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices for Data Documents Common Stock, as reported by Nasdaq:


                                                                High    Low
                                                                ----    ---
Fiscal 1996
   First Quarter............................................  $10.75   $7.88
   Second Quarter...........................................   14.00    8.88
   Third Quarter............................................   14.00   10.13
   Fourth Quarter...........................................   12.75    9.50
Fiscal 1997
   First Quarter............................................   13.00    9.13
   Second Quarter...........................................   13.00    9.00
   Third Quarter (through September 10, 1997)...............   14.88   11.50

   As of September 10, 1997, Data Documents Common Stock was held by approximately 74 holders of record.

     The following table sets forth the closing price per share of Corporate Express Common Stock and Data Documents Common Stock on Nasdaq and the equivalent per share price (as explained below) of Data Documents Common Stock on September 9, 1997, the business day preceding public announcement of the
Merger:

      Market Price   Corporate Express   Data Documents      Equivalent
     Per Share At:     Common Stock       Common Stock   Per Share Price(1)
     ------------      ------------       ------------   ------------------
   September 9, 1997      $19.00              $14.88           $20.00
____________________________
(1) The equivalent per share price of a share of Data Documents Common Stock represents the closing price of a share of Corporate Express Common Stock on such date multiplied by the Exchange Ratio of 1.1 shares of Corporate Express Common Stock for each share of Data Documents Common Stock. The Exchange Ratio is subject to adjustment under certain circumstances. See "The Merger - Merger Consideration" and " - Adjustments to Merger Consideration."

     Data Documents stockholders are advised to obtain current market quotations for Corporate Express Common Stock and Data Documents Common Stock. No assurance can be given as to the market price of Corporate Express Common Stock or Data Documents Common Stock at, or in the case of Corporate Express Common Stock, after the Effective Time.


                                Dividend Policy

     Corporate Express has not paid cash dividends since inception. It is anticipated that Corporate Express will retain all earnings for use in the expansion of the business and therefore does not anticipate paying any cash dividends in the foreseeable future. Corporate Express intends to retain its earnings to finance the expansion of its business and for general corporate purposes. Any future payment of dividends will be at the discretion of the Corporate Express Board of Directors and will depend upon, among other things, earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other relevant factors. Corporate Express' senior credit facility prohibits the distribution of dividends without the prior written consent of the lenders. Additionally, the indenture governing Corporate Express' 9 1/8% Senior Subordinated Notes (the "CEI Senior Notes") prohibits any dividend which would cause a default under such indenture or which would cause the failure to comply with certain financial covenants.

     Data Documents has not paid cash dividends on its Common Stock to date. Because Data Documents currently intends to retain any earnings to provide funds for the operation and expansion of its business and to repay any indebtedness, Data Documents does not intend to pay cash dividends on Data Documents Common Stock in the foreseeable future. Furthermore, as a holding company with no independent operations, the ability of Data Documents to pay cash dividends will be dependent upon the receipt of dividends or other payments from its wholly owned subsidiary, DDI. Under the terms of the Indenture governing DDI's 13 1/2% Senior Secured Notes (the "DDI Senior Notes"), DDI is not permitted to pay any dividends on DDI's common stock unless certain financial ratio tests are satisfied. In addition, DDI's current revolving credit facility contains similar restrictions on the payment of dividends by DDI. Any determination to pay cash dividends on Data Documents Common Stock in the future will be at the sole discretion of Data Documents' Board of Directors.

                                  RISK FACTORS

     In addition to other information in this Proxy Statement and Prospectus, the following factors should be considered carefully in evaluating the proposals to be voted on at the Special Meeting and in evaluating an investment in Corporate Express Common Stock.


Risks Relating to Corporate Express

     Rapid Expansion; Integration of Acquisitions; Dependence on Acquisitions for Future Growth. Through numerous acquisitions completed since 1991, Corporate Express significantly increased the scope of its operations from a regional operation in Colorado to operations throughout the United States, Canada, the United Kingdom, Australia, Germany, France, Italy and New Zealand. The majority of these acquisitions have occurred since 1994. For fiscal year 1996 and fiscal year 1997 to date, Corporate Express has completed 113 acquisitions. In fiscal 1995, Corporate Express completed 51 acquisitions. In fiscal 1994, Corporate Express completed 26 acquisitions. There can be no assurance that Corporate Express' management and financial controls, personnel, computer systems and other corporate support systems will be adequate to manage the increase in the size and scope of Corporate Express' operations and acquisition activity.

     An important part of Corporate Express' strategy is to integrate its acquisitions in North America into its operations and implement the Corporate Express business model. Corporate Express has not fully implemented the Corporate Express business model in many of its North American regions, which regions generally are not performing as favorably as the regions in which the Corporate Express business model has been implemented. There can be no assurance that Corporate Express will be able to implement key aspects of the Corporate Express business model in a timely manner without substantial costs, delays or other problems. Recent acquisitions may not achieve sales, profitability or asset productivity commensurate with Corporate Express' more mature regions. In addition, acquisitions involve a number of special risks, including adverse short-term effects on Corporate Express' reported operating results, the diversion of management's attention, the dependence on retention, hiring and training of key personnel, the amortization of acquired intangible assets and risks associated with unanticipated problems or legal liabilities, some or all of which could have a material adverse effect on Corporate Express' operations and financial performance.

     A major element of Corporate Express' business strategy is to continue to pursue acquisitions that either expand or complement its business in new or existing regions. Acquisitions have constituted, and Corporate Express expects that acquisitions will continue to constitute in the future, a principal component of growth in revenue and operating income. There can be no assurance that Corporate Express will be able to identify and acquire acceptable acquisition candidates on terms favorable to it and in a timely manner to the extent necessary to fulfill its expansion plans. A substantial portion of Corporate Express' capital resources could be used for these acquisitions. Consequently, Corporate Express may require additional debt or equity financing for future acquisitions, which additional financing may not be available on favorable terms, if at all. The failure to complete acquisitions and continue its expansion could have a material adverse effect on Corporate Express' financial performance. As Corporate Express proceeds with its acquisition strategy, it will continue to encounter the risks associated with the integration of acquisitions described above.

     International Expansion. Corporate Express acquired or made investments in companies in Canada and Australia in calendar 1995, the United Kingdom, Germany, France and New Zealand in calendar 1996 and Italy in calendar 1997. Over time, Corporate Express plans to implement appropriate aspects of the Corporate Express business model in its international operations, including creating in-stock catalogs, consolidating warehouses, upgrading information systems, acquiring companies offering complementary products and services and focusing on larger customers and national and international accounts. Expansion into international markets may involve additional risks relating to implementing key aspects of the Corporate Express business model, as well as risks relating to currency exchange rates, new and different legal, tax, accounting and regulatory requirements, difficulties in staffing and managing foreign operations, operating difficulties and other factors. Due to a review of competition in the Australian office products market by the Australian Competition and Consumer Commission, future acquisitions of office products suppliers by Corporate Express' majority-owned subsidiary, Corporate Express Australia, may be subject to heightened regulatory scrutiny.

     Expanded Product and Service Offering. Corporate Express has significantly expanded its product and service offering through the acquisition of Richard Young Journal, Inc. ("Young"), a computer products distributor, Delivery and UT, same-day local delivery companies, ASAP Software Express, Inc. ("ASAP"), a direct reseller of computer software and provider of related services, Hermann Marketing, Inc. ("Hermann"), an advertising specialties distributor and Sofco-Mead, Inc. ("Sofco"), a janitorial and cleaning supplies distributor. Certain complementary products now offered by Corporate Express, such as computer software, have lower gross profit margins than the products traditionally sold by Corporate Express. Corporate Express intends to continue to make additions to its product and service offering in the future. Moreover, the addition by Corporate Express to its product and service offering presents certain risks and uncertainties involving Corporate Express' relative unfamiliarity with these new products and services and the market for such new products and services. There can be no assurance that Corporate Express will be successful in developing or integrating these or other additions, or that its existing customers will accept such additions, to the products and services currently offered by Corporate Express.

     Dependence on Systems. During 1996, Corporate Express continued the development of its "ISIS" computer software and, on a limited basis, implemented it for its national accounts. ISIS is being developed to incorporate three-tier client/server architecture that is expected to permit customers and suppliers to better communicate with Corporate Express. ISIS is intended to give Corporate Express the ability to more readily customize its product offering, operating procedures and customer services. This is expected to give Corporate Express the ability to integrate various product and service offerings, enabling it to reduce procurement costs for its customers and add value as a service provider. There can be no assurance that Corporate Express' goals with respect to the systems will be attained. Pending full introduction of the ISIS upgrades, which could take longer than expected, various of Corporate Express' operations will be dependent upon different hardware or software operating systems which may be costly to maintain or integrate. Further, Corporate Express anticipates that ongoing modifications to its computer systems such as the introduction of the new release of ISIS will continue to be made in the future and such modifications may cause disruptions in operations, delay the integration of acquisitions, or cost more to design, implement or operate than currently budgeted. Any such disruptions, delays or costs could have a material adverse effect on Corporate Express' operations and financial performance.

     Although Corporate Express uses computers which have been reliable to date, it does not currently have redundant computer systems or redundant dedicated communication lines linking one of its computers to each regional warehouse. Corporate Express has taken precautions to protect itself from events that could interrupt its operations, including back-up power supplies that allow its computer system to function in the event of a power outage, off-site storage of back-up data, fire protection, physical security systems and an early warning detection and fire extinguishing system. Notwithstanding these precautions, there can be no assurance that a fire, flood or other natural disaster affecting Corporate Express' system or its dedicated communication line would not disable the system or prevent the system from communicating with the regional warehouses. The occurrence of any of these events could have a material adverse effect on Corporate Express' operations and financial performance.

     Substantial Competition. Corporate Express, in many of its product lines and services, operates in a highly competitive environment. Corporate Express' principal competitors in North America for office supplies and computer products are regional and national contract stationers, including the contract stationer operations of office products superstores, large direct resellers, privately-held companies that generally operate in only one location, and distributors of business software for personal computers. In the delivery services sector Corporate Express has numerous competitors, certain of which have service offerings which are similiar to Corporate Express' and others which provide different types or levels of service.

     Each of Corporate Express' major product and service categories are within fragmented industries which are currently experiencing a trend toward consolidation. Certain of Corporate Express' competitors have greater financial resources than Corporate Express. In addition, there may be increasing competition for acquisition candidates and there can be no assurance that acquisitions will continue to be available on favorable terms, if at all.

     Fluctuations in Quarterly Operating Results. Corporate Express' product distribution business is subject to seasonal influences. In particular, net sales and profits in the United States and Canada are typically lower in the three months ending in late August due to lower levels of business activity during the summer months. Because cost of sales includes delivery and occupancy expenses, gross profit as a percentage of net sales may be impacted by seasonal fluctuations in net sales and the acquisition of less efficient operations. Quarterly results may be materially affected by the timing of acquisitions and the timing and magnitude of acquisition assimilation costs. Therefore, the operating results for any three month period are not necessarily indicative of the results that may be achieved for any subsequent fiscal quarter or for a full fiscal year.

     Dependence on Key Management. Corporate Express' success will continue to depend to a significant extent on its executive officers and other key management. Corporate Express has entered into employment agreements with certain executive officers. There can be no assurance that Corporate Express will be able to retain its executive officers and key personnel or attract additional qualified members of management in the future. In addition, the success of certain of Corporate Express' acquisitions may depend, in part, on Corporate Express' ability to retain management personnel of the acquired companies. The loss of the services of any key managers could have a material adverse effect upon Corporate Express' business.

     Possible Volatility of Stock Price. The market price of Corporate Express Common Stock has been, and can be expected to continue to be, subject to significant fluctuations caused by variations in quarterly operating results, litigation involving Corporate Express, announcements by Corporate Express or its competitors, general conditions in the office products and services industry and other factors. Since the beginning of fiscal 1996 through September 10, 1997, Corporate Express Common Stock has traded in the range of $8.38 to $30.54. The stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of publicly traded companies. These broad fluctuations may adversely affect the market price of Corporate Express Common Stock.

Risks Relating to Data Documents

     Effect of Changes in the Business Forms Industry; Acceptance of New Products. Historically, the business forms industry has been affected by the price of paper, general economic conditions and changes in end-user requirements. Paper prices represent a substantial portion of the cost of producing business forms. During the period from May 1989 to January 1992, paper prices decreased 33% and Data Documents passed on these reductions to its customers, which resulted in a period of declining revenues. During the last half of 1994, paper prices increased rapidly and, in December 1994, reached May 1989 levels. Through 1995, prices paid by Data Documents for paper rose steadily. As in the past, these paper price increases were passed on to customers. There can be no assurance that Data Documents will be able to pass on all or a portion of any future increases to its customers. In addition, any cyclical downturns in the economy could have an adverse impact on both Data Documents and the industry. During 1996 and in the first two quarters of 1997, Data Documents has experienced declines in paper prices. Such declines, if passed on to Data Documents' customers, could negatively affect the Data Documents' revenues.

     Furthermore, over the last several years, the forms industry has undergone a transition as a result of end-users' conversion from impact to laser printing technology, which has led to decreased or shifting demand for many products, such as stock and certain custom continuous forms and multi-part forms, while other forms and forms-related products, such as pressure-sensitive labels and forms for laser printers, have experienced growth. During this period, there has also been a trend among large corporate users of Data Documents' products towards outsourcing non-core operations such as forms management. Data Documents has developed its Odyssey Integrated Services(R) programs partially in response to these trends. While Data Documents has signed agreements with 50 customers and is in various stages of installation, there can be no assurances that the introduction of the program will prove successful or that it will be adopted by existing or new customers.

     The foregoing factors have caused and may continue to cause Data Documents to experience period-to-period changes in net sales and operating income. Specifically, the convergence of falling paper prices and the reduction in paper content of business forms along with the recession of 1990-1992 adversely affected the business forms industry in a number of ways, including by increasing price competition. In 1992, this led to reduced operating income for Data Documents and a net loss. No assurance can be given as to the effect of a continuation of, or change in, these trends and business cycles on Data Documents' business or results of operations. In addition, any delay or inability by Data Documents to respond to changing market trends could adversely affect Data Documents' results of operations or financial condition.

     Competitive Industry. The business forms, pressure-sensitive label and direct mail industries are highly competitive. Data Documents competes with both national and regional manufacturers based on several factors, including price, quality of service, turnaround time and other factors. Many of Data Documents' competitors are larger than Data Documents and have greater financial and other resources.

     Acquisition of Moore Labels. In July 1997, Data Documents completed its acquisition of the capital stock of Moore Labels, a privately held pressure-sensitive label company. While Data Documents has moved quickly to accomplish a combination of the businesses, the consolidation of the Moore Labels operations into the operations of Data Documents will require management time and could result in diversion of management resources from other important matters. No assurances can be given regarding the ultimate success of the integration of the two companies.

     Significant Leverage and Debt Service. As a result of the acquisition in 1988 of the Company by management and an investor group, and the DDI Senior Notes, Data Documents is highly leveraged. At June 30, 1997, Data Documents had total consolidated debt of approximately $64.9 million. This leverage may significantly limit Data Documents' ability to withstand competitive pressure or adverse economic conditions, make acquisitions or take advantage of business opportunities.

     Data Documents' ability to meet its debt service obligations and to comply with the financial terms of its outstanding DDI Senior Notes and its working capital revolving credit facility will be dependent upon its future performance, which, in turn, will be subject to general economic conditions and to financial, business, competitive and other factors affecting the operations of Data Documents, many of which are beyond its control. If Data Documents is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required to refinance all or a portion of such debt or to obtain additional financing. However, there can be no assurance that any refinancing would be possible or that any additional financing could be obtained.

     Fluctuations in Quarterly Results. Data Documents' results of operations may fluctuate between quarterly periods due to the effect of possible future acquisitions, the number of shipping days in the quarter, the timing of significant contracts, changes in raw material prices and other factors, many of which may be beyond the control of Data Documents. Such variability in Data Documents' results of operations could cause Data Documents' stock price to fluctuate following the release of interim results of operations or other information and may have a material adverse effect on Data Documents and its stock price.

     Dependence on Key Personnel. Data Documents' continued success will depend upon its ability to retain a core group of key officers and employees. The loss of certain key employees or Data Documents' inability to attract and retain other qualified employees could have an adverse impact on Data Documents' business. Data Documents does not maintain key man life insurance on any of its key employees.

     Possible Volatility of Stock Price. The stock market has from time to time experienced extreme price and volume fluctuations which often have been unrelated to the operating performance of particular companies. Announcements of new products or accounts by Data Documents or its competitors, changes in earnings estimates by analysts and economic and other external factors, as well as period-to-period fluctuations in financial results of Data Documents, may have a significant impact on the market price and marketability of the Common Stock. Fluctuations or decreases in the trading price of the Common Stock may adversely affect the liquidity of the trading market for the Common Stock and Data Documents' ability to raise capital through future equity financing.


Risks Relating to the Merger

     No Assurance of Successful Integration of Certain Operations. Corporate Express and Data Documents have entered into the Merger Agreement with the expectation that the Merger will result in certain benefits for the combined company. See "The Merger - Reasons for the Merger." Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of the two companies' business is achieved in an efficient and effective manner, and there can be no assurance that this will occur. The combination of the two companies will require, among other things, coordination of the companies' sales and marketing and research and development efforts. There can be no assurance that integration will be accomplished on a timely basis, or at all. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. The integration of certain operations following the Merger will require the dedication of management resources which may distract attention from the day-to-day business of the combined company. Failure to effectively accomplish the integration of the two companies' operations could have a material adverse effect on Corporate Express' results of operations and financial condition.

     Exchange Ratio May Not Fully Reflect Changes in Stock Prices. The relative stock prices of Corporate Express Common Stock and Data Documents Common Stock at the Effective Time may vary significantly from the prices as of the date of execution of the Merger Agreement, the date hereof or the date on which stockholders vote on the Merger due to, among other factors, market perception of the synergies expected to be achieved by the Merger, changes in the business, operations or prospects of Corporate Express or Data Documents, market assessments of the likelihood that the Merger will be consummated and the timing thereof, and general market and economic conditions. The Exchange Ratio is fixed within certain ranges and may not reflect a change in the value of Corporate Express Common Stock. Additionally, the Exchange Ratio will not be adjusted to reflect changes in the value of Data Documents Common Stock. See "The Merger-Merger Consideration."

                              THE SPECIAL MEETING

Special Meeting of Data Documents Stockholders

     The Special Meeting will be held at the principal offices of Data Documents, 4205 South 96th Street, Omaha, Nebraska on _______ __, 1997, at 10:00 a.m., local time, and at any adjournment or postponement thereof.

     At the Special Meeting, the stockholders of Data Documents will be asked to consider and vote upon the adoption and approval of the Merger Agreement under which, among other things, Acquisition Sub would be merged with and into Data Documents with Data Documents surviving the Merger. Data Documents would become a wholly owned subsidiary of Corporate Express, and all of the issued and outstanding shares of Data Documents Common Stock would be converted into the right to receive, subject to and in accordance with the terms and conditions of the Merger Agreement, an aggregate of approximately _________ shares of Corporate Express Common Stock, and each unexpired and outstanding option or warrant to acquire Data Documents Common Stock would be converted into an equivalent option or warrant to acquire Corporate Express Common Stock, with quantity and exercise price adjusted to reflect the Exchange Ratio. The Exchange Ratio is subject to adjustment in certain circumstances described herein. A copy of the Merger Agreement is attached hereto as Appendix I. See "The Merger - Adjustments to the Merger Consideration."

     The Data Documents Board of Directors has unanimously approved the Merger Agreement and recommends a vote FOR approval of the Merger Agreement.

Quorum

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Data Documents Common Stock at the Special Meeting is necessary to constitute a quorum.

Vote Required

     The affirmative vote of the holders of a majority of the outstanding shares of Data Documents Common Stock is required to approve the Merger Agreement.

Record Date; Stock Entitled to Vote

     The Data Documents Board of Directors has established _________, 1997 as the date to determine those record holders of Data Documents Common Stock entitled to notice of and to vote at the Special Meeting. On that date, there were _________ shares of Data Documents Common Stock outstanding, with each share entitled to one vote with respect to the Merger Agreement.

Voting of Proxies

     Shares represented by all properly executed proxies received in time for the Special Meeting will be voted at such meetings in the manner specified by the holders thereof. Properly executed proxies that do not contain voting instructions will be voted FOR approval of the Merger Agreement at the Special Meeting. It is not expected that any matter other than that referred to herein will be brought before the Special Meeting.

     If a holder of Data Documents Common Stock does not return a signed proxy card, his or her shares will not be voted and thus will have the effect of a vote against the Merger Agreement at the Special Meeting. Abstentions and broker non-votes will have the effect of a vote against the Merger Agreement at the Special Meeting.

     Data Documents has agreed to use its best efforts to cause its executive officers and employee directors to execute and deliver to Corporate Express irrevocable proxies authorizing Corporate Express to vote all shares of Data Documents Common Stock held by such officer or employee director, in favor of the Merger. It is expected that such irrevocable proxies will contain provisions for termination upon the occurrence of certain events, including (i) the termination of the Merger Agreement in accordance with its terms and (ii) the withdrawal by Data Documents of its approval of the Merger Agreement.

Revocation of Proxies

     Any holder of Data Documents Common Stock has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the Special Meeting by (i) filing a written revocation with the Secretary of Data Documents prior to the voting of such proxy, (ii) giving a duly executed proxy bearing a later date, or (iii) attending the Special Meeting and voting in person. Attendance by a stockholder at the Special Meeting will not itself revoke his or her proxy.

Solicitation of Proxies

     Solicitation of proxies for use at the Special Meeting may be made in person or by mail, telephone, telecopy or telegram. Data Documents will bear the cost of the solicitation of proxies from its stockholders, and Corporate Express will pay the cost of printing and mailing this Proxy Statement and Prospectus in the event that the Merger is consummated. In addition to solicitation by mail, the directors, officers and employees of Data Documents and its subsidiaries may solicit proxies from stockholders of Data Documents by telephone, telecopy, telegram or in person. Data Documents has requested banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Data Documents Common Stock held of record by such entities, and Data Documents will, upon the request of such record holders, reimburse reasonable forwarding expenses. Data Documents' expects to retain ____________________ to assist in the solicitation process.

        DATA DOCUMENTS STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES
                            WITH THEIR PROXY CARDS.

                                  THE MERGER

Merger Consideration

     Pursuant to the Merger Agreement, at the Effective Time, Acquisition Sub will merge with and into Data Documents. Upon consummation of the Merger, each share of Data Documents Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Data Documents Common Stock owned by Data Documents as treasury stock and shares of Data Documents Common Stock owned by Corporate Express, Acquisition Sub or any wholly owned subsidiary of Corporate Express or Data Documents to be canceled in accordance with the Merger Agreement) shall be converted into 1.1 shares of Corporate Express Common Stock, subject to adjustment in certain circumstances and each unexpired Data Documents option and warrant to purchase Data Documents Common Stock which is outstanding at the Effective Time shall automatically be converted into an option or warrant to purchase a number of shares of Corporate Express Common Stock equal to the number of shares of Data Documents Common Stock entitled to be purchased under such option or warrant multiplied by the Exchange Ratio, at an exercise price which is adjusted to reflect the Exchange Ratio.

     Immediately after the Effective Time, the stockholders of Data Documents will hold approximately ____% of the outstanding Corporate Express Common Stock.

     The consideration to be issued to each Data Documents stockholder in the Merger will be that number of shares of Corporate Express Common Stock which is determined by multiplying the Exchange Ratio by the number of shares of Data Documents Common Stock held by such Data Documents stockholder on the Closing Date. The Exchange Ratio equals 1.1 shares of Corporate Express Common Stock for each share of Data Documents Common Stock immediately prior to the Effective Time, subject to adjustment under certain circumstances.

Adjustments to Merger Consideration

     If the average of the closing prices of Corporate Express Common Stock as reported on Nasdaq for the ten (10) trading days selected randomly from the twenty (20) consecutive trading days ending five (5) days prior to the Special Meeting (the "Corporate Express Stock Value") is less than $15.00, then Corporate Express has the right to increase the Exchange Ratio to the number (expressed as a decimal fraction) which, when multiplied by the Corporate Express Stock Value, will equal $16.50 and the Merger shall be consummated on the basis of such increased Exchange Ratio. In the event Corporate Express does not elect to increase the Exchange Ratio, then Data Documents may at its option either (i) terminate the Merger Agreement or (ii) consummate the Merger. If the Corporate Express Stock Value is greater than $18.20, then the Exchange Ratio will be decreased to the number (expressed as a decimal fraction) which, when multiplied by the Corporate Express Stock Value, will equal $20.00. In no event will the Exchange Ratio be less than one share of Corporate Express Stock for each share of Data Documents Common Stock.

Option Plans; Warrants

     At the Effective Time and subject to registration, each option and warrant granted by Data Documents to purchase shares of Data Documents' Stock (each, a "Data Documents Option" or a "Data Documents Warrant") which is outstanding and exercisable immediately prior thereto shall cease to represent a right to acquire shares of Data Documents Common Stock and shall be converted automatically into an option or warrant (the "Exchanged Option" or "Exchanged Warrant") to purchase shares of Corporate Express Common Stock exercisable until the current termination of the Data Documents Option or Data Documents Warrant, as the case may be, without accelerated termination by virtue of the Merger and in an amount and at an exercise price determined as provided below (and subject to the terms of the Data Documents' 1995 Stock Inventive Plan or the terms of the option issued to John Bailey in connection with Data Documents' acquisition of Cal Emblem, and the agreements evidencing such grants, including but not limited to the accelerated vesting of any such options or warrants which shall occur by virtue of the consummation of the Merger to the extent required by such plans and agreements):

     (a) The number of shares of Corporate Express Common Stock to be subject to the converted options and warrants shall be equal to the product of the number of shares of Data Documents Common Stock subject to the original options or warrants and the Exchange Ratio, provided that any fractional shares of Corporate Express Common Stock resulting from such multiplication shall be rounded down to the nearest share;

     (b) The exercise price per share of Corporate Express Common Stock under the converted option or warrant shall be equal to the exercise price per share of Data Documents Common Stock under the original option or warrant divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent; and

     (c) Corporate Express shall (i) reserve for issuance the number of shares of Corporate Express Common Stock that will become issuable upon the exercise of the Exchanged Options and the Exchanged Warrants and (ii) promptly after the Effective Time, issue to each holder of an Exchanged Option and Exchanged Warrant a document evidencing Corporate Express' assumption of Data Documents' obligations under the Data Documents Options and Data Documents Warrants. The Exchanged Options and the Exchanged Warrants shall have the same terms and conditions as the Data Documents Options and the Data Documents Warrants, respectively.

     In the case of any converted options which are intended to qualify as "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")), the exercise price, the number of shares purchasable pursuant to such options and the terms and conditions of exercise of such options shall be determined in order to comply with Section 424(a) of the Code. The duration and other terms of the converted option shall be the same as the original option except that all references to Data Documents shall be deemed to be references to Corporate Express.

Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares

     The conversion of Data Documents Common Stock into Corporate Express Common Stock will occur automatically at the Effective Time.

     Promptly after the special meeting of Data Documents' stockholders at which the Merger will be considered, ChaseMellon Shareholder Services, or another bank or trust company designated by Corporate Express and reasonably acceptable to Data Documents, in its capacity as Exchange Agent (the "Exchange Agent"), will mail a transmittal form to each Data Documents stockholder. The transmittal form will contain instructions with respect to the surrender of certificates representing Data Documents Common Stock to be exchanged for Corporate Express Common Stock.

     DATA DOCUMENTS' STOCKHOLDERS SHOULD NOT FORWARD DATA DOCUMENTS STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. DATA DOCUMENTS STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     No fractional shares of Corporate Express Common Stock will be issued to any Data Documents stockholder upon consummation of the Merger. For each fractional share that would otherwise be issued, the Exchange Agent will pay a cash payment equal to such fraction multiplied by the closing price of Corporate Express Common Stock as reported on Nasdaq on the last trading day immediately preceding the Effective Time.

Nasdaq Listing

     It is a condition to the Merger that the shares of Corporate Express Common Stock to be issued in the Merger be authorized for listing on Nasdaq, subject to official notice of issuance.

Background of the Merger

     In the ordinary course of Corporate Express' business, Corporate Express routinely analyzes potential combinations and acquisitions of companies which offer products or services complementary to those offered by Corporate Express and consistent with its Corporate Supplier business model. In this regard, Corporate Express has significantly expanded its product and service offering through the acquisition of Young, a computer products distributor; Delivery and UT, same-day local delivery companies; ASAP, a direct reseller of computer software and provider of related services; Hermann, an advertising specialties distributor; and Sofco, a janitorial and cleaning supplies distributor. Corporate Express has indicated to the investment community on several occasions its desire to expand its forms management business. Corporate Express' management believes that the Merger will strengthen its current forms management business nationwide.

     On February 24, 1997, certain senior officers of Jefferies & Company, Inc. ("Jefferies"), which also acts as financial advisor to Data Documents, met with senior management of Corporate Express in order to introduce Corporate Express to the Jefferies firm and its service offerings. Present at the meeting were Mr. Frank Baxter, Chief Executive Officer of Jefferies, Mr. David Eisner, Executive Vice President of Jefferies, Mr. John Chiles, Managing Director of Corporate Finance at Jefferies, Mr. Jirka Rysavy, Chairman and Chief Executive Officer of Corporate Express, Mr. Bob King, Chief Operating Officer of Corporate Express and Mr. Gary Jacobs, Executive Vice President of Corporate Development for Corporate Express. Mr. Eisner had previously performed investment banking services for Corporate Express. Mr. King is a director of Investment Technology Group, Inc. which is an affiliate of Jefferies Group, Inc., the parent corporation of Jefferies.

     During the February 24, 1997 meeting, Data Documents was discussed as a possible candidate for a business combination to expand its forms management business. Messrs. Rysavy, King and Jacobs wanted to discuss the matter further with Corporate Express management before pursuing a meeting with Data Documents' senior management.

     On February 26, 1997, Mr. Chiles called Mr. Walter Kearns, Chief Executive Officer of Data Documents, to inform him of the meeting with Corporate Express. Mr. Kearns indicated he would meet with Corporate Express to discuss a potential business relationship as a business partner in forms management with Data Documents.

     During the week of March 3, 1997, Mr. Chiles contacted Mr. King by telephone to determine if Corporate Express management was interested in meeting with Data Documents management. Mr. King indicated that Corporate Express remained interested but could not arrange a meeting at that time.

     On April 15, 1997, Mr. Chiles left a telephone message for Mr. King regarding arranging a meeting between Corporate Express and Data Documents and mentioned that another party had approached him regarding a business combination with Data Documents. On April 25, 1997, Mr. Chiles and Mr. King spoke by telephone during which Mr. King asked Mr. Chiles to arrange for a meeting with Mr. Kearns in Omaha.

     On May 9, 1997, Mr. Kearns, Mr. King and Mr. Chiles met in Omaha, Nebraska at Data Documents' principal offices. Mr. Kearns presented information and an overview of Data Documents, and Mr. King presented information and an overview of Corporate Express. The parties discussed the business and cultural fit between the two companies. The parties agreed that Mr. King would review a possible business combination with the Corporate Express senior management and contact Mr. Kearns for a future meeting.

     On June 2, 1997, Mr. Chiles, Mr. Kearns and Mr. Ray Killam, Vice President of Data Documents, met with Messrs. Rysavy, King, Jacobs, and Mr. Sam Leno, Executive Vice President and Chief Financial Officer of Corporate Express, at Corporate Express' principal offices in Broomfield, Colorado. The parties each provided an in-depth presentation on their respective company's business and strategy.

     On June 13, 1997 Data Documents signed an Engagement Letter with Jefferies related to a business combination between Data Documents and Corporate Express.

     On June 20, 1997, a due diligence meeting was held at the Omaha Airport, Omaha, Nebraska with Messrs. King and Jacobs, and certain other members of Corporate Express' management and Mr. Kearns, Mr. Killam and Mr. Robert Thomas, Executive Vice President of Data Documents. A presentation of the Odyssey Integrated Services(R) program was given by Mr. Killam and a discussion of Data Document's financial results and accounting was held.

     On June 30, 1997, Mr. Kearns received from Mr. Jacobs an initial outline of proposed terms for a merger.

     From June 30, 1997 to July 14, 1997, numerous telephone conversations were held between senior management of Data Documents, including Mr. Kearns and Mr. Thomas of Data Documents, and their legal counsel, Jefferies, and Mr. Jacobs of Corporate Express regarding the proposed terms. On July 14, 1997, Jefferies personnel and legal counsel to Data Documents held a due diligence meeting at the principal offices of Corporate Express with senior management of Corporate Express.

     At a regularly scheduled meeting of the Corporate Express Board of Directors held on July 17, 1997 (which was also attended by Mr. Jacobs), Mr. Rysavy advised the Directors of the discussions with Mr. Kearns and Jefferies about the possibility of a combination between the two companies. In addition, Mr. Jacobs distributed to the Directors certain publicly available information about Data Documents, including annual, quarterly and current reports filed with the Commission, reports prepared by securities analysts, and a draft proposal letter regarding the Merger. Following a brief discussion, the Corporate Express Board of Directors authorized management to proceed with discussions with management of Data Documents and to retain counsel and an investment banker to assist with the evaluation of a possible transaction.

     On July 23, 1997, Corporate Express and Data Documents entered into a letter of understanding regarding a proposed business combination which included an exchange ratio and certain collars.

     On July 30, 1997, Jefferies presented a business and valuation analysis of Corporate Express to the Board of Directors of Data Documents. Also on July 30, 1997, a telephone conference call was held between the Board of Directors of Data Documents and Mr. King, Mr. Jacobs, Ms. Farver and Ronald H. Hoffman, Director of Planning and Analysis of Corporate Express. The Data Documents Board granted management and Jefferies the authority to continue negotiations with Corporate Express.

     On August 5, 1997, the Board of Directors of Data Documents met in New York, New York to consider the proposed transaction and to receive Jefferies preliminary analysis concerning the fairness of the transaction. The Board of Directors of Data Documents authorized Jefferies and management to complete the negotiation of a definitive Merger Agreement on the basis considered at the meeting. In a telephone call on August 5, 1997, Mr. Jacobs informed Mr. Chiles that Corporate Express had substantially completed its due diligence and pending a few items was prepared to present the Merger to its Board.

     On September 3, 1997, the Corporate Express Board of Directors discussed the potential Merger at a regularly scheduled meeting (which was also attended by Mr. Jacobs). Prior to the meeting, the Directors had been provided with a detailed description of the proposed transaction, detailed financial and due diligence analyses, and drafts of the Merger Agreement and S-4 registration statement, Mr. Rysavy made a presentation to the Directors which reviewed Data Documents history, strategic vision, revenues, major accounts, and other issues. He also advised the Directors of the conclusions of the financial advisors engaged by Corporate Express that the consideration to be paid by Corporate Express pursuant to the proposed Merger Agreement was as of such date fair to the shareholders of Corporate Express from a financial point of view. Following a review of the transaction and the presentation of Mr. Rysavy, the Corporate Express Board of Directors unanimously voted to approve the Merger, and to authorize the execution and delivery of the Merger Agreement subject to Messrs. Rysavy and Jacobs successfully negotiating a reduction in the Exchange Ratio to levels acceptable to the Board of Directors. Mr. Rysavy was to report back to the Directors to confirm his success in such negotiations. The Corporate Express Board of Directors has unanimously: (i) determined that it is in the best interest of Corporate Express and its shareholders to proceed with the Merger;
(ii) determined that the terms of the Merger are fair to the Corporate Express shareholders; and (iii) approved the Merger.

     On September 4, 1997, a conference call with Messrs. Rysavy, Jacobs, Kearns, Thomas and Chiles was held in which Mr. Rysavy communicated the Corporate Express Board's determination that the maximum exchange ratio Corporate Express would pay was 1.1. The Data Documents Board members were conferred with informally during the day of September 4. Modifications to the transaction's structure were negotiated including a $3 million break-up fee.

     On September 5, 1997, the Data Documents Board held a special meeting to consider the proposed Merger Agreement. At this meeting, Jefferies discussed the financial aspects of the proposed business combination and the procedures it had undertaken to evaluate the proposal from a financial point of view and addressed questions from members of the Board. Gibson, Dunn & Crutcher made a presentation regarding the structure of the proposed transaction, the negotiations surrounding the Merger Agreement and then discussed the Merger Agreement and the exhibits and disclosure schedules thereto with the Board. Jefferies delivered its opinion that the consideration to be received by the Data Documents shareholders was fair to such shareholders from a financial point of view as of such date. Following discussion of the terms of the proposed transaction including the revised structure, the Board of Directors of Data Documents unanimously approved the Merger Agreement, subject to certain changes and the resolution of certain remaining issues.

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

Recommendation of the Data Documents Board of Directors

     For the reasons described below under "-- Reasons for the Merger," the Data Documents Board of Directors has unanimously approved the Merger and recommends that Data Documents stockholders vote FOR approval of the Merger Agreement.

Reasons for the Merger

     Corporate Express. The Corporate Express Board of Directors believes that the Merger with Data Documents will: (i) allow Corporate Express to offer various additional services which are complementary to its business; (ii) create economies of scale by allowing the combined entity to reduce duplicative administrative functions and combine regional and national marketing programs;
(iii) create a combined entity positioned to compete more effectively on both a strategic and financial basis; and (iv) create cross-selling opportunities.

     In reaching the conclusions discussed above, the Corporate Express Board of Directors considered, among other things: (i) the judgment, advice and analyses of its management; (ii) the financial condition, results of operations and cash flows of Corporate Express and Data Documents, both on a historical and a prospective basis; (iii) the synergies, cost reductions and operating efficiencies that should become available to the combined enterprise as a result of the Merger; (iv) the strategic benefits of the Merger; (v) the terms and conditions of the Merger Agreement, which were viewed as providing an equitable basis for the Merger from the standpoint of Corporate Express; (vi) the historical market prices and trading information with respect to Corporate Express Common Stock and Data Documents Common Stock; (vii) the tax effects of the Merger on Corporate Express; and (viii) the ability to consummate the Merger as a pooling-of-interests under generally accepted accounting principles.

     Data Documents. The Board of Directors of Data Documents has concluded that the Merger is fair to and in the best interests of the Data Documents stockholders after considering financial, business, securities market and other information available to the Board concerning Corporate Express and Data Documents, including the investigations of Corporate Express by Data Documents' management and consultation with Data Documents' legal, financial and business advisors.

     In reaching its conclusion to approve the Merger and to unanimously recommend that the stockholders of Data Documents vote in favor of the Merger, the Board of Directors considered a number of factors including in the following:

     1. The belief of management of Data Documents that the Merger will enhance Data Documents product offering, distribution capabilities and services to its customers.

     2. The terms and conditions of the Merger Agreement are fair and reasonable. The Corporate Express Common Stock to be exchanged for Data Documents Common Stock represents an ownership interest in a larger company with greater opportunities for growth in the same industry in which Data Documents occupies a smaller niche.

     3. The opportunity to achieve economics of scale by allowing the combined entity to consolidate operating facilities, reduce duplicative administrative functions and to create a combined entity able to compete more effectively on both a strategic and operating basis than Data Documents would be able to if it were to remain independent.

     4. The information presented by Jefferies at the August 5 and September 5 meetings of the Board of Directors and the written opinion of Jefferies dated September 5, 1997, to the effect that the Merger consideration is fair to the Data Documents stockholders.

     5. The likelihood of continued consolidation in the industry in which Data Documents and Corporate Express operate.

     6. The fact that the merger consideration represents a significant premium above the pre-announcement market price of Data Documents Common Stock.

Opinion of Data Documents' Financial Advisor

     Data Documents engaged Jefferies to render an opinion to the Data Documents' Board as to the fairness, from a financial point of view, to the stockholders of Data Documents of the consideration to be received by such stockholders pursuant to the transaction as originally contemplated by the Merger Agreement. The Data Documents' Board selected Jefferies to render such opinion because of Jefferies' reputation as an internationally recognized investment banking firm. As part of its investment banking business, Jefferies is regularly engaged in the evaluation of capital structures, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

     On September 5, 1997, Jefferies delivered its oral presentation to the Data Documents' Board and followed this presentation with a written opinion to the Data Documents' Board, dated September 5, 1997, (the "Opinion"), to the effect that, as of such date and based upon procedures and subject to the assumptions set forth in the Opinion, the consideration to be received by the stockholders of Data Documents pursuant to the Merger is fair to such stockholders from a financial point of view. Except as set forth below, no limitations were imposed by the Data Documents' Board on the scope of Jefferies' investigations or procedures to be followed by it in rendering its Opinion. Jefferies was not requested to opine as to, and the Opinion did not address, the underlying business decision of the Data Documents' Board to proceed with or to effect the Merger.

     THE FULL TEXT OF THE OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX II TO THIS PROXY STATEMENT AND PROSPECTUS. STOCKHOLDERS OF DATA DOCUMENTS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY FOR INFORMATION WITH RESPECT TO PROCEDURES FOLLOWED, ASSUMPTIONS MADE AND MATTERS CONSIDERED BY JEFFERIES IN ARRIVING AT THE CONCLUSIONS EXPRESSED THEREIN. THE SUMMARY OF THE OPINION SET FORTH IN THIS PROXY STATEMENT AND PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE OPINION IS ADDRESSED ONLY TO THE DATA DOCUMENTS' BOARD, IS DIRECTED ONLY TO THE CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS OF DATA DOCUMENTS IN THE MERGER AND DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO PROCEED WITH THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF DATA DOCUMENTS (OR ANY OTHER PERSON) AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING.

     The Opinion notes that: (i) the consummation of the Merger is conditioned upon the approval of the stockholders of Data Documents, and Jefferies is not recommending that Data Documents, the Data Documents' Board, any of its security holders or any other person should take any specific action in connection with the Merger; (ii) Jefferies was not requested to solicit, nor did Jefferies solicit, any third party indications of interest in acquiring all or any part of Data Documents, (iii) such opinion does not constitute a recommendation of the Merger over any alternative transactions which may be available to Data Documents, and does not address Data Documents' underlying business decision to effect the Merger; (iv) Jefferies did not opine as to the market value of the consideration to be received by the stockholders of Data Documents or the prices at which any of the securities of Corporate Express may trade upon following the consummation of the Merger; (v) Jefferies has no obligation to advise any person of any change in any fact or matter affecting the Opinion of which Jefferies becomes aware after the date of such Opinion; and (vi) such Opinion is for the sole use of the Data Documents' Board, as one element in the Data Documents' Board's consideration of the Merger, and may not be used for any other purpose, or otherwise referred to, relied upon or circulated, without Jefferies' prior written consent.

     In connection with the provision of the Opinion, Jefferies, among other things, (i) reviewed a draft of the Merger Agreement (including the schedules and exhibits thereto) and certain financial and other information that was publicly available or furnished to Jefferies by Data Documents and Corporate Express, including certain internal financial analyses, budgets, reports and other information prepared by the respective managements of the companies; (ii) held discussions with various members of senior management of Data Documents and Corporate Express concerning each company's historical and current operations, financial conditions and prospects, as well as the strategic and operating benefits anticipated from the business combination; and (iii) conducted such other reviews, analyses and inquiries relating to Data Documents and Corporate Express as it considered appropriate.

     In Jefferies' review and analysis in rendering the Opinion, Jefferies relied upon, without independent investigation or verification, the accuracy, completeness and fair presentation of all financial and other information that was provided to Jefferies by Data Documents and Corporate Express, or that was publicly available (including, without limitation, the information described above and the financial projections prepared by Data Documents and Corporate Express regarding the estimated future performance of the respective companies before and after giving effect to the Merger). The Opinion is expressly conditioned upon all such information (whether written or oral) being complete, accurate and fair in all respects.

     With respect to the financial projections provided by Data Documents and Corporate Express to, and examined by, Jefferies, Jefferies noted that projecting future results of any company is inherently subject to vast uncertainty. However, the Data Documents' Board informed Jefferies, and Jefferies assumed, that such projections were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of the companies as to the future performance of each company. In addition, although Jefferies performed sensitivity analyses thereon in rendering the Opinion, Jefferies assumed, with the permission of the Data Documents' Board, that each company will perform in accordance with such projections for all periods specified therein. Although such projections did not form the principal basis for the Opinion, but rather constituted one of many items that Jefferies employed, changes to such projections could affect the Opinion. In addition, Jefferies assumed, with the permission of the Data Documents' Board, that the Merger will be a tax-free reorganization and will be accounted for under the "pooling of interests" method of merger accounting. Jefferies has disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion of which it becomes aware after the date of the Opinion.

     Jefferies was not requested to, and did not make any independent evaluation or appraisal of the assets or liabilities of, nor conducted a comprehensive physical inspection of any of the assets of, Data Documents or Corporate Express, nor was Jefferies furnished with any such appraisals.

     The Opinion is based on economic, monetary, political, market and other conditions existing and which could be evaluated as of the date of the Opinion (including, without limitation, then current market prices of shares of Data Documents Common Stock and shares of Corporate Express Common Stock and the terms of the Merger Agreement as of such date). The Opinion expressly noted that such conditions, however, are subject to rapid and unpredictable change and such changes could affect the conclusions expressed in the Opinion. Jefferies did not make an independent investigation of any legal matters affecting Data Documents or Corporate Express, and assumed the correctness of all legal and accounting advice given to such parties and their respective boards of directors, including (without limitation) advice as to the accounting and tax consequences of the Merger to Data Documents, Corporate Express and the stockholders of Data Documents.

     In rendering the Opinion, Jefferies also assumed that: (i) the terms and provisions contained in the definitive Merger Agreement (including the schedules and exhibits thereto) will not differ from those contained in the draft of those documents Jefferies reviewed; (ii) the conditions to the consummation of the Merger set forth in the Merger Agreement will be satisfied without material expense; and (iii) there is not now, and there will not as a result of the consummation of the transactions contemplated by the Merger Agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which Data Documents, Corporate Express or any of their respective subsidiaries or affiliates is a party.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at the Opinion, Jefferies did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance of each analysis and factor. Accordingly, Jefferies' analyses must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Opinion. In its analyses, Jefferies made many assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the merging companies. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein and herein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     The following summarizes the material financial and comparative analyses Jefferies performed in arriving at the conclusions expressed in the Opinion. The information presented below is based on the financial condition of Data Documents and Corporate Express as of June 30, 1997 and May 31, 1997, respectively and share price information of Data Documents Common Stock and Corporate Express Common Stock through the close of the market on September 4, 1997. The following does not purport to be a complete description of the analyses performed or the matters considered by Jefferies in arriving at the Opinion.

     Jefferies noted that the aggregate implied purchase price for Data Documents was approximately $265.7 million, which is comprised of (i) the assumption of approximately $76.3 million (market value assuming Senior Secured Notes price of 115.2%) in Data Documents debt and (ii) the issuance of shares of Corporate Express Common Stock valued at approximately $189.4 million.

Analysis of Data Documents

     Current Market Valuation. Jefferies examined the range of implied total enterprise values ("Total Enterprise Value" or "TEV") of Data Documents using its trading range over the last 52 weeks. Based on a September 4, 1997 closing bid price of $13.625, a 52-week high price of $14.750 and a 52-week low price of $9.000, the implied Total Enterprise Values ranged from $165.7 million to $222.8 million. Jefferies also noted that Data Documents' average trading price per share over the last 30 days was $13.101, over the last 90 days was $12.518 and the average over the last 180 days was $11.513.

     Comparable Publicly-Traded Company Analysis. Using public information, as part of its analysis, Jefferies calculated the implied TEV of Data Documents based on (i) Data Documents' latest twelve months ("LTM") historical information (the "Base Case") and (ii) "Data Documents with $5 Million in Synergies", which assumes that as a result of the Merger, cost redundancies between Data Documents and Corporate Express will be eliminated and that the pro forma combined company realizes the benefits of its respective operational strengths. Jefferies calculated these values using the multiples of TEV/LTM revenue, TEV/LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"), price/LTM earnings per share ("EPS"), price/1997 EPS and price/1998 EPS at which five publicly traded business forms and services companies were trading on September 4, 1997. The five comparable companies examined were: Moore Corporation, Ltd., The Reynolds and Reynolds Company, Standard Register Corporation, Wallace Computer Services, Inc. and American Business Products, Inc. Jefferies applied the mean multiples of these five comparable companies to the analogous LTM June 30, 1997 statistics for Data Documents. This analysis indicated an implied Total Enterprise Value of Data Documents of between approximately $239.0 million and $273.0 million based on the Base Case and of between approximately $242.7 million and $314.8 million based on Data Documents with $5 Million in Synergies. In comparison, the Total Enterprise Value consideration to be received by Data Documents in the Merger, based on a Exchange Ratio of 1.1 shares of Corporate Express Common Stock for each share of Data Documents Common Stock and a Corporate Express Common Stock closing bid share price of $17.00 on September 4, 1997, equals approximately $265.7 million.

     None of the companies used in the above analysis is identical to Data Documents. Because of the inherent differences between the operations of Data Documents and the comparable companies, a purely quantitative comparable company analysis is not particularly meaningful. An appropriate use of a comparable company analysis in this instance necessarily involves qualitative judgments concerning, among other things, differences between the financial and operating characteristics of Data Documents and the selected comparable companies that could affect the public trading values of Data Documents and such companies.

     Discounted Cash Flow Analysis. Jefferies applied a discounted cash flow analysis to Data Documents' financial forecasts for fiscal years 1997 through 1999. In conducting its discounted cash flow analysis, Jefferies first calculated the estimated future streams of cash flows that Data Documents would produce through the year 1999. In addition, Jefferies applied various terminal EBITDA multiples to Data Documents' 1999 projected EBITDA for terminal valuation purposes. Finally, Jefferies discounted such cash flow streams to present values using discount rates ranging from 8.3% to 12.3%, calculated using a weighted average cost of capital methodology for Data Documents. Based on this discounted cash flow analysis and the projections provided, the range of equity values for Data Documents were $125.1 million to $216.4 million, or $12.35 to $21.36 per share. These values imply a range of Total Enterprise Values of Data Documents of between $201.4 million to $292.7 million.

     Comparable Merger and Acquisition Transaction Analysis. Jefferies reviewed the consideration paid in the following four transactions that Jefferies believed were the only reasonable comparable transactions completed on or after August 1, 1995 for which sufficient public data was available as screened by Securities Data Company (target/acquirer): DIMAC Corporation/Heritage Media Corporation (October 1995), Duplex Products, Inc./Reynolds & Reynolds Company (April 1996), SFI Net, Inc./U.S. Office Products Company (January 1997) and Shade-Allied, Inc./American Pad & Paper Company (January 1997). Jefferies analyzed the consideration paid in such transactions as a multiple of the target companies' sales, EBITDA and earnings for the LTM period prior to the acquisition of the target. Such analysis yielded mean multiplies of 0.9x LTM sales, 10.5x LTM EBITDA and 13.7x LTM earnings. Jefferies compared these multiples with the respective multiples calculated using the Total Enterprise Value of Data Documents based on an offer price of $18.700 per share of Data Documents Common Stock (the Exchange Ratio multiplied by the closing share price of Corporate Express Common Stock on September 4, 1997 of $17.000 (the "Offer Price")). These multiplies were 1.1x LTM sales, 8.2x LTM EBITDA and 9.6x LTM earnings. Jefferies noted that each of the above targets differed from Data Documents in certain operational respects as follows: DIMAC Corporation was solely a direct mail company; Duplex Products, Inc. was a company with severely poor operating performance for a number of years; SFI Net, Inc. was primarily a distributor of business forms, as opposed to a manufacturer; and Shade-Allied, Inc. was a manufacturer of only machine paper and certain types of printed forms.

     Because the reasons for and circumstances surrounding each of the transactions analyzed were diverse and because of the inherent differences between the operations of Data Documents and the companies engaged in the selected transactions, Jefferies believes that a purely quantitative comparable transaction analysis is not particularly meaningful. An appropriate use of a comparable transaction analysis in this instance necessarily involves complex considerations and qualitative judgments concerning, among other things, differences between the characteristics of these transactions and the Merger that could affect the public trading value of the companies to which Data Documents is being compared.

     Leveraged Buyout/Change of Control Analysis. Jefferies examined an implied range of Total Enterprise Values for Data Documents based on a potential leveraged buyout of Data Documents. The analysis performed assumes that a purchaser could leverage Data Documents by 5.0x its LTM EBITDA and then determines the amount of cash equity that such a purchaser would be required to infuse in order to earn a range of equity rates of return upon a sale of Data Documents in three years. Based on a range of terminal EBITDA multiples for Data Documents' projected 1999 EBITDA from 5.0x to 7.0x and a purchaser's required return on equity range of 25% to 35%, the resulting implied Total Enterprise Values of Data Documents ranged from $206.0 million to $260.2 million. Jefferies noted that this range was less than the implied purchase price of Data Documents of $265.7 million in the Merger.

     Premiums Paid Analysis. Jefferies examined the premiums paid in all completed acquisition transactions announced on or after July 14, 1995 with transaction values between $100 and $500 million as screened by Securities Data Company. The premiums paid in these completed transactions based on the target's stock price one day, one week and one month prior to the announcement were 40.6%, 43.5% and 53.3%, respectively. In the proposed Merger, the assumed Offer Price of $18.700 per original share of Data Documents Common Stock represents, based on the closing bid prices of $13.625 per share of Data Documents Common Stock on September 4, 1997, $13.750 per share on August 28, 1997, and $12.500 per share on August 7, 1997, an approximate premium of 37.2%, 36.0% and 49.6%, respectively.

     Summary of Analyses. Jefferies noted that the average implied Total Enterprise Values based on the valuation methodologies performed resulted in a range of approximately $203.0 million to $272.6 million for Data Documents. In addition, Jefferies noted that the implied purchase price of Data Documents of $265.7 million was at the upper end of the average valuation range.

Analysis of Corporate Express

     Current Market Valuation. Jefferies examined the range of implied Total Enterprise Values of Corporate Express using its trading range over the last 52 weeks. Based on a September 4, 1997 closing bid price of $17.000, a 52-week high price of $26.172 and a 52-week low price of $8.250, the implied Total Enterprise Values ranged from $1,727.3 million to $4,116.9 million.

     Comparable Publicly-Traded Company Analysis. Using public information, as part of its analysis, Jefferies calculated the implied Total Enterprise Value of Corporate Express based on (i) Corporate Express' LTM historical information (the "Base Case") and (ii) "Corporate Express with $5 Million in Synergies", which assumes that as a result of the Merger, cost redundancies between Data Documents and Corporate Express will be eliminated and that the pro forma combined company realizes the benefits of its respective operational strengths. Jefferies calculated these values using the multiples of TEV/LTM revenue, TEV/LTM EBITDA, price/LTM EPS and price/1997 EPS at which four publicly traded office products and contract stationer companies were trading on September 4, 1997. The four comparable companies examined were: Boise Cascade Office Products, Inc., BT Office Products International, Inc., Viking Office Products, Inc. and U.S. Office Products Company. Jefferies applied the mean multiples of these four comparable companies to the analogous LTM May 31, 1997 statistics for Corporate Express. This analysis indicated an implied Total Enterprise Value of Corporate Express of between approximately $2,051.8 million and $3,112.7 million based on the Base Case and of between approximately $2,134.3 million and $3,112.7 million based on Corporate Express with $5 Million in Synergies. The average of these parameters based on the Base Case and Corporate Express with $5 Million in Synergies implies a net equity value of Corporate Express of between approximately $1,859.3 million and $1,898.5 million, or between $13.94 and $14.24 per share.

     None of the companies used in the above analysis is identical to Corporate Express. Because of the inherent differences between the operations of Corporate Express and the comparable companies, a purely quantitative comparable company analysis is not particularly meaningful. An appropriate use of a comparable company analysis in this instance necessarily involves qualitative judgments concerning, among other things, differences between the financial and operating characteristics of Corporate Express and the selected comparable companies that could affect the public trading values of Corporate Express and such companies.

     Discounted Cash Flow Analysis. Jefferies applied a discounted cash flow analysis to Corporate Express' financial forecasts for 1997 through 1999. Jefferies noted that it only received one year of projections from Corporate Express (fiscal 1997) and extrapolated out its projections for EBITDA and free cash flow for two additional years using Corporate Express' projected five-year average annual growth rate of 45%. In conducting its discounted cash flow analysis, Jefferies first calculated the estimated future streams of cash flows that Corporate Express would produce through the year 1999. In addition, Jefferies applied various terminal EBITDA multiples to Corporate Express' 1999 projected EBITDA for terminal valuation purposes. Finally, Jefferies discounted such cash flow streams to present values using discount rates ranging from 8.8% to 12.8%, calculated using a weighted average cost of capital methodology for Corporate Express. Based on this discounted cash flow analysis and the projections provided, the range of equity values for Corporate Express were $2,676.2 million to $3,917.1 million, or $20.07 to $29.38 per share. These values imply a range of Total Enterprise Values of Corporate Express of between $3,303.5 million to $4,544.3 million.

     Summary of Analyses. Jefferies noted that the average implied Total Enterprise Values based on the valuation methodologies performed resulted in a range of approximately $2,360.9 million to $3,924.6 million for Corporate Express. In addition, Jefferies noted that the implied net equity value range for Corporate Express was between $1,733.6 million and $3,297.3 million, or between $13.00 and $24.73 per share.

Analysis of Combined Company

     Earnings Per Share Analysis. Jefferies analyzed the effects of the Merger on the earnings per share of the combined company by comparing Corporate Express' LTM May 31, 1997 and fiscal year 1997 projected earnings per share on a stand-alone basis to (i) the LTM May 31, 1997 and fiscal year 1997 projected earnings per share pro forma for the Merger with "$5 Million in Synergies" assumed to be realized, and (ii) the LTM May 31, 1997 and fiscal year 1997 projected earnings per share pro forma for the Merger with no synergies ("No Synergies"). For the purpose of calculating earnings per share, Jefferies assumed that on a pro forma basis, there were approximately 134.5 million shares of Corporate Express outstanding in fiscal year 1997. Based on these analyses, Jefferies observed that in the Merger, the LTM May 31, 1997 and fiscal year 1997 projected earnings per share of Corporate Express Common Stock with $5 Million in Synergies were accretive to Corporate Express' stockholders by 16.7% and 9.8%, respectively. In addition, Jefferies observed that even with No Synergies, the Merger resulted in LTM May 31, 1997 and fiscal year 1997 projected earnings per share of Corporate Express Common Stock that were accretive to Corporate Express' stockholders by 11.9% and 4.9%, respectively.

     Contribution Analysis. Jefferies analyzed the relative contribution of each of Data Documents and Corporate Express to the pro forma combined company based on the projections provided to Jefferies by Data Documents and Corporate Express. Based on pro forma fiscal year 1997 data, Data Documents would contribute approximately 5.9% of revenues, 6.5% of gross margin and 12.2% of EBITDA of the combined company before taking into account any synergies that may be achieved if the Merger were consummated. Based on data as of September 4,

1997, Data Documents would contribute 5.6% of the market capitalization of the combined companies. Based on the Exchange Ratio, Data Documents would receive approximately 7.7% of the equity of Corporate Express following consummation of the Merger. Jefferies compared the above projected contribution percentages with the approximately 7.7% ownership that current Data Documents stockholders would have in the combined company. Jefferies considered this analysis relevant to the fairness to Data Documents' public stockholders from a financial point of view of the consideration to be paid by Corporate Express in the Merger because, to the extent that the percentage ownership of the Corporate Express shareholders in the combined company exceeds the projected contribution by Corporate Express to the combined operating results, the proportionate return to the Data Documents stockholders would adversely affect the fairness of the consideration to be paid. Conversely, to the extent that the proportionate ownership of the Corporate Express shareholders following the Merger is lower than the anticipated contribution of Corporate Express to the combined operating results, the Merger could be expected to improve per share results of operations from the perspective of current Data Documents stockholders. This would generally support a conclusion that the transaction is fair. In addition, Jefferies noted that although Data Documents' contribution to combined EBITDA in fiscal 1997 was greater than its initial ownership position in the combined entity, its relative contribution would decrease in each successive year of the projection period, and that the growth prospects that Corporate Express brings to the combined company mitigate any initial excess contribution by Data Documents on an EBITDA basis. As a result, Jefferies considered the relative contribution analysis to support its Opinion.

     Based on the foregoing analyses and factors Jefferies arrived at the Opinion; however, the summary set forth above does not propose to be a complete description of the analysis performed and factors considered by Jefferies in arriving at the Opinion.

     Pursuant to an engagement letter dated June 13, 1997 between Data Documents and Jefferies, as compensation for Jefferies' services in connection with its delivery of an opinion to Data Documents with respect to the Merger, Data Documents has paid Jefferies a fee of $250,000 (without regard to whether Jefferies' Opinion ultimately would be favorable or unfavorable), of which such fee is to be credited against the Advisory Fee described below, if earned. In addition, in connection with Jefferies' role as exclusive financial advisor to Data Documents, Data Documents will pay to Jefferies an advisory fee of 1.5% of the Total Enterprise Value of Data Documents on the closing date, or approximately $4.0 million, (the "Advisory Fee") upon closing of the Merger. Data Documents has also agreed to indemnify Jefferies against certain liabilities, including liabilities arising under the federal securities laws, and to reimburse Jefferies promptly for all out-of-pocket expenses (including the reasonable fees and expenses of counsel). In the ordinary course of its business, Jefferies may actively trade the securities of Data Documents and Corporate Express for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities.

Effective Time of the Merger

     Upon the terms and conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Acquisition Sub will be merged with and into Data Documents at the Effective Time. The Merger will become effective immediately when the Certificate of Merger, prepared and executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger. The filing of the Certificate of Merger will be made as soon as practicable on or after the Closing.

     The Closing shall take place at a location mutually agreeable to Corporate Express and Data Documents on the third business day after satisfaction of (or waiver in accordance with the Merger Agreement) the latest to occur of the conditions set forth in Article VIII of the Merger Agreement, or at such other time and place as Corporate

Express and Data Documents shall reasonably agree (the "Closing Date"). See "The Merger Agreement -- Conditions to the Merger."

Interests of Certain Persons in the Merger

     In considering the recommendation of the Data Documents Board of Directors with respect to the Merger, Data Documents's stockholders should be aware that certain members of the Data Documents Board of Directors and management have certain interests separate from their interests as holders of Data Documents Common Stock, including those referred to below.

     Upon consummation of the Merger, Corporate Express shall grant options to purchase 400,000 shares of Corporate Express Common Stock to certain employees of Data Documents, as recommended to Corporate Express in writing by senior management of Data Documents and as agreed to by the compensation committee of the Corporate Express Board of Directors. See "The Merger Agreement -- Additional Agreements." While the exact amounts are not yet determined or agreed upon, it is anticipated that certain members of the Data Documents Board of Directors and other senior management will receive a substantial percentage of such options.

     The Merger Agreement provides for indemnification for a period of six years of the officers and directors of Data Documents for any claims against such directors and officers, in such capacities, occurring prior to the Effective Time or arising out of transactions contemplated by the Merger Agreement. See "The Merger Agreement -- Additional Agreements."

Certain Federal Income Tax Consequences

     Data Documents expects to receive an opinion effective as of the Closing Date, based on factual representations by Data Documents and Corporate Express, from Gibson Dunn & Crutcher LLP, tax counsel to Data Documents, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), that Corporate Express, Acquisition Sub and Data Documents will each be a party to that reorganization within the meaning of
Section 368(b) of the Code and that no gain or loss will be recognized by a stockholder of Data Documents as a result of the Merger with respect to the shares of Data Documents Common Stock converted into Corporate Express Common Stock, except to the extent such stockholders receive cash in lieu of fractional shares.

     An opinion of counsel is not binding on the Internal Revenue Service or on the courts. Therefore, there can be no assurance that the Merger will constitute a tax-free reorganization or that any of the favorable tax treatments pursuant to a tax-free reorganization will be available to Data Documents stockholders. Because of the complexity of the tax laws and because the tax consequences to any particular stockholder may be affected by matters not discussed herein, each Data Documents stockholder is advised to consult its own tax advisor concerning the applicable federal, state and local income tax consequences of the Merger.

     Assuming qualification as a tax-free reorganization under the Code, (i) no gain or loss will be recognized by Corporate Express or its shareholders as a result of the Merger, (ii) no gain or loss will be recognized by Data Documents or its stockholders who receive Corporate Express Common Stock in the Merger in exchange for their shares of Data Documents Common Stock (except to the extent such stockholders receive cash in lieu of fractional shares), (iii) the basis of the shares of Corporate Express Common Stock to be received by the Data Documents stockholders in the Merger will be the same as the basis of the shares of Data Documents Common Stock surrendered in exchange therefor and (iv) the holding period of the shares of Corporate Express Common Stock to be received by the Data Documents stockholders in the Merger will include the holding period of the respective shares of Data Documents Common Stock exchanged therefor, provided that all shares are held as capital assets of Data Documents stockholders at the Effective Time.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH CORPORATE EXPRESS AND DATA DOCUMENTS STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

Anticipated Accounting Treatment

     The Merger will be accounted for using the "pooling-of-interests" method of accounting pursuant to APB 16 and published interpretations thereof. The "pooling-of-interests" method of accounting assumes that the combining companies have been merged from inception, and the historical financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from inception. The restated financial statements are adjusted to conform the accounting policies of the separate companies. See "The Merger Agreement -- Conditions to the Merger" and "Pro Forma Financial Information."

     Corporate Express, Acquisition Sub and Data Documents each represent that to its knowledge and based upon consultation with its independent accountants, neither it nor any of its affiliates has taken or agreed to take any action that would affect the ability of Corporate Express to account for the business combination to be affected by the Merger as a pooling of interests. Additionally, pooling-of-interests treatment is a condition to Closing. See "The Merger Agreement - Conditions to the Merger."

Resale of Corporate Express Common Stock by Affiliates

     Corporate Express Common Stock to be issued to stockholders of Data Documents in connection with the Merger will be registered under the Securities Act and, as such, will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "Affiliate" (as defined below) of Data Documents or Corporate Express within the meaning of Rule 145 under the Securities Act ("Rule 145"). "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with Data Documents or Corporate Express at the time of the Special Meeting (generally, directors, executive officers and major stockholders). Affiliates of Data Documents or Corporate Express may not sell their shares of Corporate Express Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the Effective Time, an Affiliate (together with certain related persons) would be entitled to sell shares of Corporate Express Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an Affiliate (together with certain related persons and certain persons acting in concert) during such one-year period within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of Corporate Express Common Stock or the average weekly trading volume of such Corporate Express Common Stock during the four calendar weeks preceding such sale. Rule 145 would remain available to Affiliates only if Corporate Express remained current with its information filings with the Commission under the Exchange Act. One year after the Effective Time, an Affiliate would be able to sell such Corporate Express Common Stock without such manner of sale or volume limitations, provided that Corporate Express was current with its Exchange Act information filings and such Affiliate was not then an Affiliate of Corporate Express. Two years after the Effective Time, an Affiliate would be able to sell such shares of Corporate Express Common Stock without any restrictions provided such Affiliate has not been an Affiliate of Corporate Express for at least three months prior thereto.

     With certain non-material exceptions, shares of Corporate Express Common Stock received by Affiliates of Data Documents or held by Affiliates of Corporate Express may not be sold until Corporate Express publishes at least thirty (30) days of the combined results of operations of Corporate Express and Data Documents.

Certain Regulatory Matters

     The HSR Act and the rules and regulations thereunder provide that certain transactions may not be consummated until required information and materials have been furnished to the U.S. Department of Justice ("DOJ") and the Federal Trade Commission ("FTC") and certain waiting periods have expired or been terminated. Corporate Express and Data Documents have made the requisite filings in order to cause the waiting periods to commence. There can be no assurance that the DOJ or FTC will permit the waiting periods to expire without taking further action to examine the implications of the Merger under applicable federal antitrust laws.

     Based on information available to it, Data Documents believes that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Corporate Express and Data Documents would prevail or would not be required to accept certain conditions, possibly including certain divestitures in order to consummate the Merger.

Rights of Dissenting Stockholders

     Data Documents stockholders will not be entitled to any appraisal or dissenters' rights under applicable state law in connection with the Merger.

Comparison of Stockholder Rights

     Prior to the Effective Time, the rights of Data Documents stockholders are governed by the DGCL, the Data Documents Certificate of Incorporation (the "Data Documents Certificate") and the Data Documents By-Laws (the "Data Documents By-Laws"). At the Effective Time, the stockholders of Data Documents will become shareholders of Corporate Express, a corporation governed by Colorado law, the Corporate Express Articles of Amendment and Restatement (the "Corporate Express Articles") and the Corporate Express By-Laws (the "Corporate Express By-Laws"). The following discussion summarizes the material differences between the rights of holders of the Data Documents Common Stock and holders of the Corporate Express Common Stock. This summary does not purport to be complete and is qualified in its entirety by reference to the DGCL, the Colorado Business Corporation Act (the "CBCA"), the Corporate Express Articles and the Corporate Express By-Laws, the Data Documents Certificate and the Data Documents By-Laws.

     General. The DGCL and the interpretations of those laws by Delaware courts is generally more comprehensive and more developed than the CBCA and the interpretation of those laws by Colorado courts. The DGCL is more frequently updated and revised to meet changes in the business environment. The CBCA replaced the Colorado

Corporation Code effective July 1, 1994 and is a modern, updated corporation statute. Corporate Express does not believe that it has been impeded in operating its business under the CBCA.

     Voting Groups. Under the CBCA, Corporate Express shareholders are entitled to vote in voting groups in certain circumstances. A voting group consists of all the shares of one or more classes or series that, under the Corporate Express Articles or under the CBCA, are entitled to vote and be counted together collectively on a matter at a meeting of shareholders. If multiple voting groups are entitled to vote on a matter, favorable action on the matter is taken only when it is duly approved by each such voting group. Although the Corporate Express Common Stock is the only issued and outstanding voting stock of Corporate Express and the Corporate Express Articles do not provide for voting by voting groups, any other class or series of capital stock that may be issued by Corporate Express in the future is entitled to vote separately as a voting group under the CBCA in connection with certain amendments to the Corporate Express Articles and certain plans of merger and share exchange. See "- Amendments to Corporate Express Articles and Data Documents Certificate."

The DGCL has no equivalent provisions for voting groups.

     Amendments to Corporate Express Articles and Data Documents Certificate. Under the CBCA, an amendment to the Corporate Express Articles (with certain exceptions for routine amendments) must be proposed by the Corporate Express Board of Directors or the holders of shares representing at least ten percent (10%) of all of the votes entitled to be cast on the amendment, and must then be approved by the holders of a majority of the votes cast within the voting groups entitled to vote on the amendment.

     Under the CBCA, all of the holders of Corporate Express Common Stock, and each holder of shares of an affected class or series of stock, if any, voting in separate voting groups, are entitled to vote on any amendment of the Corporate Express Articles that would (i) increase or decrease the aggregate number of authorized shares of the class or series; (ii) effect an exchange or reclassification of all or part of the shares of the class or series into shares of another class or series; (iii) effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class or series into shares of the class or series; (iv) change the designation, preferences, limitations, or relative rights of all or part of the shares of the class or series; (v) change the shares of all or part of the class or series into a different number of shares of the same class or series; (vi) create a new class of shares having rights or preferences with respect to distributions or dissolution that are prior, superior or substantially equal to the shares of the class or series; (vii) increase the rights, preferences, or number of authorized shares of any class or series that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of the class or series;
(viii) limit or deny an existing preemptive right of all or part of the shares of the class or series; or (ix) cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the class or series.

     Under the DGCL and the Data Documents Certificate, amendments to the Data Documents Certificate must be adopted by the Data Documents Board of Directors and must then be approved by the holders of a majority of the voting power of the outstanding shares of stock entitled to vote thereon. The DGCL requires the approval of a majority of the outstanding shares of a class of stock, voting as a separate class, for any amendment that changes the number of authorized shares of that class, changes the par value of that class or adversely affects the powers, preferences or special rights of that class.

     Amendments to By-Laws. As permitted under the CBCA, the Corporate Express By-Laws provide that the

Corporate Express By-Laws may be amended, supplemented or repealed by the Corporate Express Board of Directors.

     As permitted under the DGCL, the Data Documents Certificate provides that the Data Documents By-Laws may be adopted, amended, or repealed by the Data Documents Board of Directors.

     Vote Required for Merger and Certain Other Transactions. Under the CBCA, except for certain specific situations, whole shareholder approval is not required, a plan of merger or share exchange or a transaction involving the sale, lease, exchange or other disposition of all or substantially all of Corporate Express' property, other than in the usual and regular course of business, must be adopted by the Corporate Express Board of Directors and then approved by each voting group entitled to vote separately on such plan, share exchange or transaction by the holders of a majority of all the votes entitled to be cast on such plan, share exchange or transaction by that voting group; provided, however, that unless the articles of incorporation of a corporation that was in existence on June 30, 1994 provide otherwise, a plan of merger or share exchange which requires shareholder approval must be approved by two-thirds of all votes entitled to be cast on the plan by that voting group. The CBCA requires separate voting by voting groups (i) on a plan of merger if the plan contains a provision that, if contained in an amendment to the Corporate Express Articles, would require action by separate voting groups, and (ii) on a plan of share exchange by each class or series of shares included in the share exchange, with each class or series constituting a separate voting group.

     Under the DGCL, an agreement of merger or a sale, lease or exchange of all or substantially all of Data Documents' assets must be approved by the Data Documents Board of Directors and then adopted by the holders of a majority of the voting power of the outstanding shares of stock entitled to vote thereon.

     Directors. The Corporate Express Articles provide that the number of directors shall be fixed by the Corporate Express By-Laws. The Corporate Express By-Laws provide that the Corporate Express Board of Directors shall consist of five members.

     The Data Documents Certificate provides that the number of directors shall be fixed from time to time solely by resolution of the Data Documents Board of Directors. The Data Documents By-Laws provide that the Data Documents Board of Directors shall consist of not less than two nor more than seven members.

     Removal of Directors. Under the Corporate Express By-Laws, a member of the Corporate Express Board of Directors may be removed, with or without cause, by the holders of a majority of the shares of stock entitled to vote on the election of directors. In addition, a director may be removed by the district court of the county in Colorado in which Corporate Express' principal or registered office is located, in a proceeding commenced either by Corporate Express or by shareholders holding at least ten percent of the outstanding shares of any class, if the court finds that the director engaged in fraudulent or dishonest conduct or gross abuse of authority or discretion with respect to Corporate Express and that removal is in Corporate Express' best interests.

     Under the DGCL and the Data Documents By-Laws, directors of Data Documents may be removed, with or without cause, by the holders of a majority of the voting power of the outstanding shares of stock entitled to vote thereon.

     Newly Created Directorships and Vacancies. Under the CBCA and the Corporate Express By-Laws, vacancies in the Corporate Express Board of Directors may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, and newly created directorships resulting from an increase in the number of directors, including an increase effected by the Corporate Express Board of Directors, may be filled by the affirmative vote of a majority of the directors then in office or by an election at an annual meeting or special meeting of shareholders called for that purpose.

     Under the DGCL and the Data Documents By-Laws, newly created directorships resulting from any increase in the number of directors, including an increase effected by the Data Documents Board of Directors, may be filled by a majority of the directors then in office, provided that a quorum is present. Any other vacancy on the Board may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Whenever the holders of any one or more classes or series of Preferred Stock issued by Data Documents shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of the stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Preferred Stock Designation applicable thereto. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

     Cumulative Voting. As permitted under the CBCA, the Corporate Express Articles expressly provide that there shall be no cumulative voting in the election of directors.

     The Data Documents Certificate does not provide for cumulative voting in the election of directors.

     Limitation of Director's Liability. As permitted by both the CBCA and the DGCL, both the Corporate Express Articles and the Data Documents Certificate eliminate or limit the personal liability of a director to Corporate Express or its shareholders and Data Documents or its stockholders, respectively, for monetary damages based on such director's breach of fiduciary duty, provided that a director's liability is not eliminated or limited for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for certain excess or prohibited distributions, or for any transaction from which the director derived an improper personal benefit.

     Indemnification of Directors and Officers. The CBCA and the DGCL contain generally similar provisions for the indemnification of directors, officers, employees and agents. The CBCA permits indemnification of a director only if the director conducted himself or herself in good faith and reasonably believed, in connection with conduct in an official capacity, that his or her conduct was in the best interests of the corporation and, in all other cases, that his or her conduct was at least not opposed to the corporation's best interests. The DGCL permits such indemnification if the director acted in good faith and reasonably believed that such conduct was in or not opposed to the best interests of the corporation. The CBCA generally precludes indemnification if there is an adjudication of liability that the director obtained an improper personal benefit. The DGCL does not specifically deal with cases of improper personal benefit. Neither the CBCA nor the DGCL permits a corporation to indemnify directors against judgments in actions brought by or in the right of the corporation in which such director was adjudged liable to the corporation, and the DGCL extends such limitation to indemnification of officers. However, both the CBCA and the DGCL permit indemnification for reasonable expenses in such situations if the indemnification is ordered by a court. Both the CBCA and the DGCL permit the corporation to advance expenses upon a written undertaking for their repayment if the person receiving the advance is not ultimately entitled to indemnification. In addition, the CBCA requires (i) written affirmation of a good faith belief of having met his or her standard of conduct and (ii) determination that facts known would not preclude indemnification. The CBCA prohibits provisions in articles of incorporation, bylaws, or contracts that are inconsistent with the statutory provisions, while the DGCL specifies that the statutory provisions are not exclusive of other rights to indemnification or advancement of expenses that may be provided by bylaws, agreements, votes of stockholders or disinterested directors, or otherwise.

     Special Meeting of Shareholders; Action by Consent. Under the CBCA and the Corporate Express By-Laws, a special meeting of the shareholders of Corporate Express may be called for any purpose by the Chairman of the Corporate Express Board of Directors, by the Corporate Express Board of Directors, by the Chief Executive Officer or by the President of Corporate Express and must be called by the Chairman of the Corporate Express Board of Directors at the request of the holders of not less than ten percent (10%) of all votes entitled to be cast on any issue proposed to be considered at such meeting. Under the CBCA, unless the Corporate Express Articles require that action be taken at a shareholders' meeting, any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if all of the shareholders entitled to vote thereon consent to such action in writing.

     As permitted under the DGCL, the Data Documents By-Laws provide that special meetings of stockholders of Data Documents may be called by the Data Documents Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the holders of ten percent or more of the combined voting power of all classes of Data Documents' capital stock. Under the DGCL, any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if all the shareholders entitled to vote thereon consent to such action in writing.

     Business Combinations Involving a Change of Control. Neither the CBCA, the Corporate Express Articles nor the Corporate Express By-Laws contain any special provisions regarding business combinations involving a change of control.

     The DGCL prohibits certain transactions between a Delaware corporation, the shares of which are listed on a national securities exchange, and an "interested stockholder," unless the certificate of incorporation of the corporation contains a provision expressly electing not to be governed by this prohibition. The Data Documents Certificate does not contain such an election. An "interested stockholder" includes a person that is directly or indirectly a beneficial owner of fifteen percent (15%) or more of the voting power of the outstanding voting stock of the corporation and such person's affiliates and associates. The provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder became an interested stockholder, unless (i) the business combination is approved by the corporation's board of directors prior to the date such stockholder became an interested stockholder, (ii) the interested stockholder acquired at least eighty-five percent (85%) of the voting stock of the corporation in the transaction in which such stockholder became an interested stockholder or (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding stock that is not owned by the interested stockholder.

     Dissenters' Rights. Under the CBCA, a shareholder who complies with prescribed statutory procedures, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of (i) consummation of a plan of merger to which Corporate Express is a party, if approval by Corporate Express shareholders is required for the merger or if Corporate Express were a subsidiary that was merged with its parent corporation, (ii) consummation of a plan of share exchange to which Corporate Express is a party as the corporation whose shares will be acquired, (iii) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of Corporate Express' property, if a shareholder vote is required for such disposition under the CBCA, (iv) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by Corporate Express if Corporate Express shareholders are entitled to vote on whether Corporate Express will consent to the disposition; unless the shareholder's shares are listed on a national securities exchange or on the National Market System of the National Association of Securities

Dealers Automated Quotation System or are held of record by more than 2,000 shareholders, provided, however, that this limitation shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporation action, anything except (a) shares of the corporation surviving the consummation of the plan of merger or share exchange, (b) shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange or on the National Market System of the National Association of Securities Dealers Automated Quotation System or will be held of record by more than 2,000 shareholders, (c) cash in lieu of fractional shares, or (d) any combination of the shares described in (a) and (b) or cash in lieu of fractional shares.

     A shareholder is also entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of (i) a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if such fractional share or scrip is to be acquired for cash or the scrip is to be voided under the CBCA, or (ii) any corporate action, to the extent provided by the Corporate Express By-Laws or a resolution of the Corporate Express Board of Directors.

     Generally, stockholders of a Delaware corporation who object to certain mergers or consolidations of the corporation are entitled to appraisal rights, requiring the surviving corporation to pay the fair value of the dissenting shares. There are, however, no statutory rights of appraisal with respect to stockholders of a Delaware corporation whose shares of stock are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 stockholders. In addition, no appraisal rights shall be available for any shares of stock of a surviving corporation in a merger if the merger did not require the approval of the stockholders of such corporation. Further, the DGCL does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of the corporation's assets unless the certificate of incorporation provides otherwise. The Data Documents Certificate does not provide for appraisal rights upon the sale of all or substantially all of the assets of Data Documents.

     Dividends. Under the CBCA, a dividend may be paid on the Corporate Express Common Stock unless, after payment of the dividend, (i) Corporate Express would not be able to pay its debts as they become due in the usual course of business or (ii) Corporate Express' total assets would be less than the sum of its total liabilities plus the amount that would be needed, if Corporate Express were dissolved at the time of the distribution, to satisfy the preferential rights of shareholders whose preferential rights are superior to those holders receiving the dividend.

     Under the DGCL, a dividend may be paid on the Data Documents Common Stock out of either surplus (defined as the excess of net assets over capital) or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be paid on such stock out of surplus if the capital of Data Documents is less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

     Stock Repurchases. Under the CBCA, Corporate Express may purchase, redeem or otherwise acquire its own shares, unless after giving effect thereto, (i) Corporate Express would not be able to pay its debts as they become due in the usual course of business or (ii) Corporate Express' total assets would be less than the sum of its total liabilities plus the amount that would be needed, if Corporate Express were dissolved at the time of the redemption, to satisfy the preferential rights of shareholders whose preferential rights are superior to those holders whose shares are to be acquired.

     Under the DGCL, Data Documents may purchase, redeem or otherwise acquire its own shares. However, Data Documents may not, (i) purchase or redeem its own shares of capital stock for cash or other property when the capital of the corporation is impaired or when such purchase or redemption would cause any impairment of the capital of the corporation, except that a corporation may purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets, whether by dividend or in liquidation, to a preference over another class or series of its stock, if such shares will be retired upon their acquisition and the capital of the corporation reduced; or (ii) purchase, for more than the price at which they may then be redeemed, any of its shares which are redeemable at the option of the corporation.

     Related Party Transactions. Under the CBCA, no contract or transaction between Corporate Express and one or more of its directors or between Corporate Express and any other corporation, partnership, association, or other organization in which one or more of Corporate Express' directors are directors or officers, or have a financial interest, unless the contract or transaction is between Corporate Express and an entity that owns, directly or indirectly, all of the outstanding shares of Corporate Express or all of the outstanding shares or other equity interests of which are owned, directly or indirectly, by Corporate Express, is void or voidable solely for that reason, or solely because the director is present at or participates in the meeting of the Corporate Express Board of Directors or committee thereof which authorizes the contract or transaction, or solely because such director's votes are counted for that purpose, if: (i) the material facts as to such director's relationship or interest and as to the contract or transaction are disclosed or are known to the Corporate Express Board of Directors or the committee, and the Corporate Express Board of Directors or committee in good faith authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; (ii) the material facts as to such director's relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically authorized, approved or ratified in good faith by a vote of the shareholders; or (iii) the contract or transaction is fair to Corporate Express.

     In addition, under the CBCA, the Corporate Express Board of Directors or a committee thereof may not authorize a loan by Corporate Express to a Corporate Express director or to an entity in which a Corporate Express director is a director or officer or has a financial interest or a guaranty by Corporate Express of an obligation of a Corporate Express director or of an obligation of an entity in which a Corporate Express director is a director or officer or has a financial interest, unless such entity (where an entity is involved) is one that owns, directly or indirectly, all of the outstanding shares of Corporate Express or all of the outstanding shares or other equity interests of which are owned, directly or indirectly, by Corporate Express, until at least ten days after written notice of the proposed authorization of the loan or guaranty has been given to the holders of the Corporate Express Common Stock who would be entitled to vote on such a transaction.

     The DGCL contains provisions regarding transactions with directors and officers that are substantially similar to those of the CBCA. In addition, the DGCL provides that Data Documents may loan money to, or guaranty any obligation incurred by, its officers (including those who are also directors) if, in the judgment of the Data Documents Board of Directors, such loan or guarantee may reasonably be expected to benefit Data Documents.

     Corporate Records; Shareholder Inspection. Under the CBCA, a shareholder or a shareholder's agent or attorney is entitled to inspect and copy, upon at least five business days' written notice and during regular business hours at Corporate Express' principal office, the Corporate Express Articles, the Corporate Express By-Laws, minutes of all shareholders meetings and records of all action taken by shareholders without a meeting for the past three years, all written communications within the past three years to shareholders as a group or to the holders of any class or series of shares as a group, a list of the names and business addresses of current directors and officers, the most recent corporate report delivered to the Colorado Secretary of State, and certain financial statements of Corporate Express prepared for periods ending during the last three years. In addition, a shareholder who (i) has been a Corporate Express shareholder for at least three months or who is a holder of at least five percent of all of the outstanding shares of any class of Corporate Express capital stock, (ii) makes a demand in good faith and for a purpose reasonably related to the shareholder's interest as a shareholder, (iii) describes with reasonable particularity the purpose and the records the shareholder desires to inspect, and (iv) requests records that are directly connected with the described purpose, or such shareholder's agent or attorney, is entitled to inspect and copy, upon at least five business days' written notice and during regular business hours at a reasonable location specified by Corporate Express: excerpts from minutes or records of any Corporate Express Board of Directors meeting or action, minutes or records of any shareholders' meeting or action, excerpts of records of any action of a Corporate Express Board of Directors committee, waivers of notices of any shareholder, Corporate Express Board of Directors or Corporate Express Board of Directors committee meeting, accounting records of Corporate Express, and records of the names and addresses of shareholders.

     Under the DGCL, any stockholder of Data Documents, in person or by attorney or other agent, may, upon written demand under oath stating the purpose thereof, during the usual hours for business, inspect for any proper purpose, the corporation's stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom.

     Preemptive Rights. As permitted by the CBCA, the Corporate Express Articles provide that, unless otherwise approved by Corporate Express' Board of Directors, Corporate Express shareholders shall have no preemptive right to acquire additional unissued shares or securities convertible into shares or carrying a right to acquire or subscribe to shares.

     Under the DGCL, the stockholders of Data Documents do not have preemptive rights unless specifically granted in the certificate of incorporation. The Data Documents Certificate does not grant Data Documents stockholders preemptive rights.

                              THE MERGER AGREEMENT

     The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix I to this Proxy Statement and Prospectus and is incorporated by this reference herein.

Conditions to the Merger

     The respective obligations of each party to effect the Merger are subject to the following conditions:

     Stockholder Approval. The Merger Agreement and the transactions contemplated therein shall have been approved and adopted by the requisite vote of the stockholders of Data Documents under applicable law and applicable listing requirements.

     Nasdaq Listing. The shares of Corporate Express Common Stock issuable in the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance.

     Other Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all other governmental waivers, consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated thereby shall have been obtained and be in effect at the Effective Time.

     The Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the Commission or any state regulatory authorities.

     No Injunctions or Restraints. No preliminary or permanent injunction or other order or decree by any federal or state court which would prevent the consummation of the Merger shall have been issued and remain in effect.

     No Actions. No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the consummation of the Merger illegal.

     Other Consents. All required governmental consents, orders and approvals shall have been obtained and be in effect at the Effective Time. All required consents and approvals of lenders who have advanced $5,000,000 or more to Corporate Express or Data Documents and lessors of material leases shall have been obtained and be in effect at the Effective Time.

     Pooling of Interests. Coopers & Lybrand L.L.P., certified public accountants for Corporate Express and Acquisition Sub, shall have delivered a letter addressed to Corporate Express, dated as of the Closing Date, in form and substance reasonably satisfactory to Corporate Express, stating that the Merger will qualify as a pooling-of-interests transaction under APB 16 and published interpretations thereof. Deloitte & Touche LLP, certified public accountants for Data Documents, shall have delivered a letter, dated as of the Closing Date, addressed to Data Documents, in form and substance reasonably satisfactory to Data Documents, stating that Data Documents has not taken any action that would affect the ability to account for the Merger as a pooling-of-interests transaction under APB 16 and published interpretations thereof.

     The obligation of Corporate Express and Acquisition Sub to effect the Merger is subject to the fulfillment or waiver at or prior to the Closing of the following additional conditions:

     Performance of Obligations and Representations and Warranties of Data Documents. Data Documents shall have performed in all material respects its agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Data Documents contained in the Merger Agreement shall be true and correct in all respects on and as of the date made and on and as of the Closing Date as if made at and as of such date, and Corporate Express shall have received a Certificate of the President and Chief Executive Officer or of a Vice President of Data Documents, in form and substance reasonably satisfactory to Corporate Express, to that effect.

     Legal Opinion. Corporate Express shall have received an opinion from Gibson Dunn & Crutcher LLP, special counsel to Data Documents, effective as of the Closing Date, addressing various legal matters related to the Merger.

     Comfort Letters. Corporate Express shall have received "comfort" letters in customary form and substance reasonably satisfactory to Corporate Express from Deloitte & Touche LLP, certified public accountants for Data Documents, dated the date of the Proxy Statement and Prospectus, the effective date of the Registration Statement and the Closing Date (or such other date reasonably acceptable to Corporate Express) with respect to certain financial statements and other financial information included in the Registration Statement and any subsequent changes in specified balance sheet and income statement items, including total assets, working capital, total stockholders' equity, total revenues and the total and per share amounts of net income related to Data Documents.

     No Material Changes. Since the date of the Merger Agreement, there shall have been no changes that have, and no event or events shall have occurred which have resulted in or have, a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Data Documents and its subsidiaries, taken as a whole.

     Governmental Waivers and Consents. All governmental waivers, consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated by the Merger Agreement shall have been obtained and be in effect at the Closing Date, and no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to Corporate Express of the Merger.

     Other Agreements and Assurances. Corporate Express has received the Affiliate Agreements and waivers and/or amendments to certain employment agreements.

     Audited Financial Statements. Corporate Express has received Data Documents' audited consolidated financial statements for the year ended
December 31, 1996, together with an unqualified opinion from Deloitte & Touche LLP regarding such financial statements, which financial statements shall reflect earnings which are not materially less than the average of the published projections of the securities analysts' which regularly follow Data Documents and which financial statements shall reflect all normal, recurring adjustments necessary to present fairly Data Documents' results from operations or financial conditions.

     Fairness Opinion. Corporate Express shall have received from Merrill Lynch, Pierce, Fenner & Smith, Inc. (or other nationally recognized investment banking firm reasonably acceptable to Corporate Express) an opinion reasonably acceptable to Corporate Express, dated as of the date on which the Proxy Statement and Prospectus is first distributed, to the effect that the Exchange Ratio is fair, from a financial point of view, to Corporate Express' shareholders, and such opinion shall not have been withdrawn.

     The obligation of Data Documents to effect the Merger is subject to the following additional conditions:

     Performance of Obligations and Representations and Warranties of Corporate Express and Acquisition Sub. Corporate Express and Acquisition Sub shall have performed in all material respects their agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Corporate Express and Acquisition Sub contained in the Merger Agreement shall be true and correct in all respects on and as of the date made and on and as of the Closing Date as if made at and as of such date, and Data Documents shall have received a certificate of the Chairman of the Board and Chief Executive Officer, the President or a Vice President of Corporate Express and of the President and Chief Executive Officer or a Vice President of Acquisition Sub to that effect.

     Legal Opinions. Data Documents shall have received an opinion of Gibson Dunn & Crutcher LLP, special counsel to Data Documents, in form and substance reasonably satisfactory to Data Documents, effective as of the Closing Date and based on representations of Corporate Express and Acquisition Sub, to the effect that (i) the Merger of Acquisition Sub with and into Data Documents pursuant to the Merger Agreement and applicable State law will be treated for United States federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code; (ii) Corporate Express, Acquisition Sub and Data Documents will each be a party to the reorganization within the meaning of
Section 368(b) of the Code; and (iii) stockholders of Data Documents will not recognize gain or loss as a result of the Merger, except to the extent such stockholders receive cash in lieu of fractional shares and such opinion shall not have been withdrawn or modified in any material respect. In addition, Data Documents shall have received an opinion or opinions from Ballard Spahr Andrews & Ingersoll, special counsel to Corporate Express and Acquisition Sub, dated the Closing Date, reasonably satisfactory to Data Documents and addressing various legal matters related to the Merger.

     Comfort Letters. Data Documents shall have received "comfort" letters in customary form from Coopers & Lybrand L.L.P., certified public accountants for Corporate Express and Acquisition Sub, dated the date of this Proxy Statement and Prospectus, the effective date of the Registration Statement and the Closing Date (or such other date reasonably acceptable to Data Documents) with respect to certain financial statements and other financial information included in the Registration Statement and any subsequent changes in specified balance sheet and income statement items, including total assets, working capital, total stockholders' equity, total revenues and the total and per share amounts of net income related to Corporate Express.

     No Material Changes. Since the date of the Merger Agreement, there shall have been no changes that have, and no event or events shall have occurred which have resulted in or have, a material adverse change in the business, operations, properties, assets, condition (financial or other) or results of operations of Corporate Express and its subsidiaries, taken as a whole.

     Governmental Waivers and Consents. All governmental waivers, consents, orders, and approvals legally required for the consummation of the Merger and the transactions contemplated thereby shall have been obtained and be in effect at the Closing Date, and no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to Corporate Express of the Merger.

     Fairness Opinion. Data Documents shall have received from Jefferies & Company, Inc. (or other nationally recognized investment banking firm reasonably acceptable to Corporate Express) an opinion, dated as of the date on which this Proxy Statement and Prospectus is first distributed to the stockholders of Data Documents, to the effect that the consideration to be received by the stockholders of Data Documents is fair, from a financial point of view, to the holders of Data Documents Common Stock, and such opinion shall not have been withdrawn.

     Other Agreements. Corporate Express shall have entered into an employment agreement with Walter J. Kearns.

Representations and Warranties

     The Merger Agreement contains various representations and warranties by each of Corporate Express, Acquisition Sub and Data Documents relating to, among other things, (i) organization and qualification to do business,
(ii) capitalization, (iii) subsidiaries, (iv) authority to enter into the Merger; non-contravention of laws or governing documents and regulatory approvals, (v) reports and financial statements, (vi) absence of undisclosed liabilities, (vii) absence of certain changes or events, (viii) litigation,
(ix) the Registration Statement and this Proxy Statement and Prospectus, (x) no violations of law, (xi) compliance with agreements, (xii) taxes, (xiii) employee benefit plans and ERISA matters, (xiv) labor controversies, (xv) environmental matters, (xvi) title to assets, (xvii) material agreements, (xviii) pooling-of-interests matters and (xix) brokers, finders or investment bankers in connection with the Merger. Data Documents makes additional representations and warranties with respect to (i) stockholder approval, (ii) excess parachute payments,
(iii) trademarks and intellectual property, (iv) transactions with related parties, (v) insurance and (vi) year 2000 compliance. Corporate Express and Acquisition Sub further represent and warrant that Acquisition Sub has had no prior activities, obligations or liabilities.

Certain Covenants

     During the period from the date of the Merger Agreement and continuing until the Closing Date, Data Documents shall, and shall cause its subsidiaries to:

     Ordinary Course. Conduct their respective businesses in the ordinary and usual course of business and consistent with past practice.

     Changes in Stock. Not (i) amend or propose to amend their respective charters or by-laws, (ii) split, combine or reclassify their outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions by a wholly owned subsidiary of Data Documents.

     Issuance of Securities. Not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, or otherwise cause to become outstanding, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that Data Documents may issue shares (i) upon conversion of convertible securities and exercise of options outstanding on the date of the Merger Agreement; and (ii) in connection with the certain acquisitions described in the Merger Agreement.

     Other Conduct. Not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (X) borrowings in the ordinary course of business or (Y) borrowings to refinance existing indebtedness, the terms of which shall be satisfactory to Corporate Express, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) take any action which would jeopardize the treatment of the Merger as a pooling of interests under APB 16 and published interpretations thereof, (iv) take or fail to take any action which action or failure would cause Data Documents or its stockholders (except to the extent that any stockholders receive cash in lieu of fractional shares) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger, (v) make any acquisition of any assets or businesses other than acquisitions of assets in the ordinary course of business, (vi) sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business, or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

     Preservation of Goodwill. Use all commercially reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by the Merger Agreement.

     Communication with Corporate Express. Confer on a regular and frequent basis with one or more representatives of Corporate Express to report operational matters of materiality and the general status of ongoing operations.

     No Changes in Employment Agreements. Not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except in the ordinary course and consistent with past practice.

     No Changes in Compensation Arrangements. Not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law.

     Maintain Insurance. Maintain with financially responsible and adequately capitalized insurance companies insurance coverage on its assets and its businesses in such amounts and against such risks and losses as are consistent with past practice.

     During the period from the date of the Merger Agreement and continuing until the Closing Date, Corporate Express shall, and shall cause Acquisition Sub to:

     Ordinary Course. Conduct their respective businesses in the ordinary and usual course of business and consistent with past practice.

     Changes in Stock. Not (i) except as necessary to consummate the transactions contemplated by the Merger Agreement, amend or propose to amend their respective charters or by-laws, (ii) split, combine or reclassify (whether by stock dividend or otherwise) their outstanding capital stock, or
(iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions by a wholly owned subsidiary of Corporate Express.

     Communication with Data Documents. Confer on a regular and frequent basis with one or more representatives of Data Documents to report operational matters of materiality and the general status of ongoing operations.

No Solicitation

     After the date of the Merger Agreement and prior to the Effective Time or earlier termination of the Merger Agreement, Data Documents shall not, and shall not permit any of its subsidiaries (including officers, directors, representatives and agents of Data Documents and its subsidiaries) to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide information to any corporation, partnership, person or other entity or group except Corporate Express, concerning any merger, sale of assets, sale of or tender offer for its common stock or similar actions (any such transactions, an "Acquisition Transaction"). However, the Board of Directors of Data Documents is not prevented from taking and disclosing to Data Documents' stockholders a position contemplated by Rules 14d-9 and 14e-2 under the Exchange Act with regard to any tender offer.

     Notwithstanding the provisions in the Merger Agreement, in response to an unsolicited written proposal with respect to an Acquisition Transaction, Data Documents may furnish information to a financially capable corporation, partnership, person or other entity or group (a "Potential Acquirer") pursuant to appropriate confidentiality agreements and may participate in discussions and negotiate with such Potential Acquirer concerning any inquiry or proposal to acquire Data Documents in an Acquisition Transaction or negotiate with such Potential Acquirer if (i) Data Documents shall have given not less than two (2) business days' advance written notice to Corporate Express of Data Documents' intention to do so, (ii) the board of directors of Data Documents is advised by one or more of its independent financial advisors that providing information to the Potential Acquirer is likely to lead to an Acquisition Transaction on terms that would yield a higher value to Data Documents' stockholders than the Merger and is in furtherance of the best interests of Data Documents' stockholders and
(iii) based upon advice of its legal counsel, its board of directors determines in good faith, that such action is in furtherance of the best interests of Data Documents' stockholders and that the failure to provide such information to such Potential Acquirer would constitute a breach of its fiduciary duty to its stockholders.

     In the event Data Documents shall determine to provide any information or negotiate as described above, or shall receive any offer of the type referred to above, it shall (i) immediately provide Corporate Express a copy of all information provided to the third party, (ii) promptly inform Corporate Express that information is to be provided, that negotiations are to take place or that an offer has been received and (iii) if a request, inquiry, proposal or offer has been received, furnish to Corporate Express a description of the material terms thereof and, unless the board of directors of Data Documents concluded that such disclosure is inconsistent with its fiduciary duties under applicable law, furnish to Corporate Express the identity of the person receiving such information or the proponent of such offer, if applicable.

     Data Documents may terminate the Merger Agreement and enter into a definitive agreement for an Acquisition Transaction which meets the requirements set forth above with a Potential Acquirer with which it is permitted to negotiate, but only if (i) the independent financial advisors of the Company shall have determined in good faith that such Acquisition Transaction would be more favorable to Data Documents' stockholders from a financial point of view than the Merger and is in furtherance of the best interests of Data Documents' stockholders, (ii) Data Documents shall have furnished Corporate Express with a copy of the definitive agreement at least five (5) business days prior to its execution and (iii) Corporate Express shall have failed within such five (5) business day period to offer to amend the terms of the Merger Agreement so that the Merger would be, in the good faith determination of the Board of Directors of Data Documents, at least as favorable to Data Documents' stockholders from a financial point of view as the Acquisition Transaction.

Additional Agreements

     Pursuant to the Merger Agreement, Corporate Express and Data Documents have made the following additional agreements:

     Access. Corporate Express and Data Documents and their respective subsidiaries shall each afford to the other and their respective accountants, counsel, financial advisors and other representatives, full access to all of their respective properties, books, contracts, commitments, records and documents filed or received pursuant to federal or state securities laws or filed with the Commission or which may have a material effect on their respective businesses, properties or personnel and such other information as the other party may reasonably request. Corporate Express and its subsidiaries, and Data Documents and its subsidiaries, shall hold and shall use their reasonable best efforts to cause their representatives to hold, in strict confidence all non-public documents and information furnished to Corporate Express and Acquisition Sub or to Data Documents, as the case may be, in connection with the transactions contemplated by the Merger Agreement, except that such information as may be necessary may be disclosed in connection with statutory approvals, Data Documents stockholders' approval and as required by law or judicial or administrative order.

     Registration Statement and Proxy Statement. Corporate Express and Data Documents will file with the Commission as soon as is reasonably practicable, this Proxy Statement and Prospectus and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable. Corporate Express shall also take any reasonable action required under applicable state blue sky or securities law in connection with the issuance of Corporate Express Common Stock pursuant to the Merger.

     Stockholder Meeting. Data Documents will submit the Merger Agreement for the approval of its stockholders at a meeting of stockholders and, subject to the fiduciary duties of the Boards of Directors under applicable law, shall use its reasonable best efforts to obtain stockholder approval and adoption of the Merger Agreement and the transactions contemplated thereby.

     Affiliates of the Company. Within 30 days after the Merger Agreement is entered into, Data Documents shall identify in a letter to Corporate Express all persons who may be deemed affiliates of Data Documents under Rule 145 of the Securities Act ("Rule 145") and shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws. Data Documents shall use its reasonable best efforts to obtain as soon as practicable from any person who may be deemed to have become an affiliate of Data Documents after Data Documents' delivery of the letter referred to above a written agreement regarding Affiliate status.

     Nasdaq Listing. Corporate Express shall use its reasonable best efforts to effect, at or before the Effective Time, authorization for listing on Nasdaq, upon official notice of issuance, of the shares of Corporate Express Common Stock to be issued pursuant to the Merger and the shares of Corporate Express Common Stock to be reserved for issuance upon exercise of Exchanged Options and Exchanged Warrants.

     Expenses and Fees. Data Documents and Corporate Express shall bear their own expenses, including reasonable and customary fees and expenses payable to attorneys, accountants and investment bankers, incurred in connection with the Merger. In addition, Corporate Express will pay the fees and expenses incurred in connection with the printing, filing and mailing of this Proxy Statement and Prospectus and the HSR Act filing, provided, however, that in the event the Merger is not consummated, the parties will share equally in such fees and expenses. If the Merger is not consummated because either party breaches a material representation or warranty or fails to perform a material covenant contained in the Merger Agreement, and such breach has not been cured within twenty (20) business days after notice by the other party thereof, and the other party has not breached and such non-breaching party chooses to terminate the Merger Agreement as a direct result of such breach or failure, the breaching party shall pay the non-breaching party the sum of $1,000,000. Additionally, if the Merger is not consummated because Data Documents enters into an Acquisition Transaction at any time within twelve months of the date of the Merger Agreement, Data Documents shall pay to Corporate Express the sum of $3,000,000, which sum shall be in lieu of the $1,000,000 listed above. In the event that the Merger is not consummated because Corporate Express does not exercise its right to increase the Exchange Ratio (because of a drop in its stock price), unless Corporate Express Stock Value is less than $13.20 per share, then Corporate Express shall pay to Data Documents the sum of $3,000,000, which sum shall be in lieu of the $1,000,000 listed above.

     Agreement to Cooperate. Corporate Express and Data Documents will use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate and make effective the transactions contemplated by the Merger Agreement. Each of Corporate Express and Data Documents undertakes and agrees to make all filings and comply with all requests related to the HSR Act.

     Public Statements. Unless required by law or by obligations pursuant to any listing agreement with the Nasdaq National Market, Corporate Express and Data Documents (i) shall consult with each other prior to issuing any press release or any written public statement with respect to the Merger Agreement or the transaction contemplated thereby, and (ii) shall not issue any such press release or written public statement prior to such consultation.

     Option Plans and Warrants. Corporate Express will cause a Form S-8 to be filed with the Commission as soon as practicable following the Effective Time, but not later than thirty days after the Effective Time, to register the shares of Corporate Express Common Stock underlying the Corporate Express Options granted in replacement of Data Documents Options, or will cause such shares to be subject to an existing Form S-8.

     Pursuant to Data Documents' existing Warrant Agreement dated as of November 28, 1994 between Data Documents and The Bank of New York (as successor-in-interest to NationsBank of Texas, N.A.), concurrently with the consummation of the Merger, Corporate Express shall enter into a Supplemental Warrant Agreement and shall mail a notice describing such Supplemental Warrant Agreement to the holders of Data Documents' warrants.

     Notification. Each of Data Documents, Corporate Express and Acquisition Sub agrees to give prompt notice to each other of, and to use its reasonable best efforts to prevent or promptly remedy, (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in the Merger Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.

     Indemnification. For a period of six years after the Effective Time, Corporate Express shall, and Corporate Express shall cause the Surviving Corporation, to the extent permitted under Section 145 of the DGCL and to the extent of Data Documents' indemnification prior to the Effective Time, indemnify and hold harmless (and advance expenses to) each present and former officer, director, previously indemnified employee and previously indemnified agent of Data Documents and any of its subsidiaries (collectively, the "Indemnified Parties") against any costs, expenses, judgments, fines, losses, claims, damages, liabilities or amounts that are paid in settlement in connection with any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was a director or officer of Data Documents and arising out of acts or omissions occurring at or prior to the Effective Time, or arising out of the transactions contemplated by the Merger Agreement.

     For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Data Documents (or may substitute therefore policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events that occurred before the Effective Time.

     In the event the Surviving Corporation or Corporate Express or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Corporate Express shall assume the obligations set forth above.

     Corrections. Prior to the date of approval of the Merger by Data Documents' stockholders, each of Data Documents and Corporate Express shall promptly correct any information provided by it to be used specifically in this Proxy Statement and Prospectus and the Registration Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the Commission and have declared effective or cleared by the Commission any amendment or supplement to this Proxy Statement and Prospectus or the Registration Statement so as to correct the same and to cause this Proxy Statement and Prospectus as so corrected to be disseminated to the stockholders of Data Documents, to the extent required by applicable law.

     Employment Agreements. Following the execution of the Merger Agreement, Data Documents will use its best efforts to cause any and all employees of Data Documents who are parties to agreements that may provide to them cash compensation upon a change of control (as defined therein) of Data Documents and certain other events to execute amendments and/or waivers of the cash compensation provisions applicable upon such a change of control in exchange for which Corporate Express will enter into employment agreements with each such employee of Data Documents in form and substance reasonably satisfactory to the parties thereto.

     Irrevocable Proxies. Data Documents will use its best efforts to cause its executives officers and directors to execute and deliver to Corporate Express irrevocable proxies authorizing Corporate Express to vote all shares of Data Documents Common Stock which such executive officers and directors are entitled to vote in favor of the Merger.

     Grant of Options to Data Documents Employees. Upon consummation of the Merger, Corporate Express shall grant options to purchase 400,000 shares of Corporate Express Common Stock to certain employees of Data Documents as recommended to Corporate Express in writing by senior management of Data Documents and as agreed to by the compensation committee of the Corporate Express Board of Directors. Options granted to an employee for the aggregate purchase of 5,000 shares or less of Corporate Express Common Stock shall be qualified as incentive stock options. Options granted to an employee for the aggregate purchase of more than 5,000 shares of Corporate Express Common Stock shall be non-qualified options. Corporate Express will register the shares issuable pursuant to such options on a Form S-8 and shall use reasonable efforts to effect authorization for listing of such shares on Nasdaq.

     Tax-Free Treatment of Merger. Corporate Express, Acquisition Sub and Data Documents shall each use its best efforts to cause the Merger to be treated as a tax-free reorganization for federal income tax purposes.

     Corporate Express' Periodic Reports Following the Merger. As soon as practicable following the Effective Time, Corporate Express shall file with the Commission a periodic report under the Exchange Act which contains at least thirty (30) days of combined results of operations of Data Documents and Corporate Express as required by ASR 135 within the time prescribed for the filing of such report.

     Employee Benefits. Corporate Express will provide employee benefits to the employees of Data Documents and its subsidiaries in an amount and nature materially consistent with benefits provided to existing employees of Corporate Express and its subsidiaries, which benefits will, to the extent practicable and feasible, be generally comparable to existing benefits provided to Data Documents' employees. Notwithstanding the foregoing, nothing contained in the Merger Agreement shall be construed as requiring Corporate Express or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person. Corporate Express will also use its reasonable best efforts cause each employee medical benefit plan in which the employees of Data Documents and its subsidiaries participate from and after the Effective Time to waive (i) any preexisting condition restriction that was waived under the terms of any analogous plan immediately prior to the Effective Time or (ii) any waiting period limitation that would otherwise be applicable to an employee of Data Documents or its subsidiaries on or after the Effective Time to the extent such employee had satisfied any similar waiting period limitation under any analogous plan prior to the Effective Time.

Termination, Amendment and Waiver

     The Merger Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the stockholders of Data Documents,
(i) by either Data Documents or Corporate Express, (A) if the Merger is not consummated by December 31, 1997, other than on account of delay or default on the part of the terminating party; (B) if the Merger is enjoined by a final unappealable court order not entered at the request or with the support of the terminating party or any of its respective five percent (5%) stockholders, affiliates or associates; (C) if the nonterminating party fails to perform in any material respect any of its covenants in the Merger Agreement and does not cure such default in all material respects within 30 days after written notice of such default is given to the nonterminating party by the terminating party; or (D) if the Data Documents stockholders' vote is not sufficient to approve the Merger; and (ii) by Data Documents if (X) it determines to enter into a qualifying Acquisition Transaction; (Y) Corporate Express does not elect to increase the Exchange Ratio because the Corporate Express Stock Value is less than $15.00; or (Z) the Corporate Express Stock Value is less than $10.00, even if Corporate Express does elect to increase the Exchange Ratio.

     The Merger Agreement may not be amended except by action taken by the parties' respective Boards of Directors or duly authorized committees thereof and then only by an instrument in writing signed on behalf of each of the parties to the Merger Agreement and in compliance with applicable law.

     At any time prior to the Effective Time, the parties to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (b) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained therein. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (In thousands, except per share data)

                               Corporate Express

     The following selected consolidated financial data for fiscal 1996 (ending March 1, 1997), 1995 (ending March 2, 1996), and 1994 (ending February 25, 1995)
have been derived from Corporate Express' consolidated financial statements which have been audited by independent accountants. The selected consolidated financial data for the three months ended May 31, 1997 and June 1, 1996 and fiscal 1992 is derived from unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. The information set forth below should be read in conjunction with the consolidated financial statements of Corporate Express incorporated herein by reference.

                                                                          Fiscal Year                         Three Months Ended
                                                      -------------------------------------------------   -------------------------
                                                      1996        1995        1994       1993      1992   May 31, 1997 June 1, 1996
                                                      ----        ----        ----       ----      ----   ------------ ------------
                                                            (In thousands, except per share data)

Statement of Operations Data:(1)
   Net sales....................................   $3,196,056  $1,890,639  $1,145,151  $520,956  $420,030    $913,342     $650,861
   Cost of sales(2).............................    2,417,746   1,417,366     855,361   402,142   323,922     699,114      486,532
   Merger related inventory provisions(3).......           --       5,952          --     1,146        --          --           --
                                                   ----------  ----------  ----------  --------  --------  ----------   ----------
     Gross profit...............................      778,310     467,321     289,790   117,668    96,108     214,228      164,329
Warehouse operating and selling expenses........      562,879     342,581     219,213    97,054    76,056     159,043      117,440
Corporate general and administrative expenses...       95,101      49,742      29,624    13,063    12,408      29,483       21,238
Merger and other nonrecurring charges(4)........       19,840      36,838          --     1,928     2,592          --           --
                                                   ----------  ----------  ----------  --------  --------  ----------   ----------
   Operating profit.............................      100,490      38,160      40,953     5,623     5,052      25,702       25,651
Interest expense, net...........................       26,949      17,968      16,915     5,014     4,972       9,851        4,651
Other income (expense)..........................          244       1,786         562      (104)     (993)        (64)         (53)
                                                   ----------  ----------  ----------  --------  --------  ----------   ----------
Income (loss) before income taxes...............       73,785      21,978      24,600       505      (913)     15,787       20,947
Income tax expense..............................       33,649      13,766       8,294     2,316     1,567       6,710        8,635
                                                   ----------  ----------  ----------  --------  --------  ----------   ----------
Income (loss) before minority interest..........       40,136       8,212      16,306    (1,811)   (2,480)      9,077       12,312
Minority interest (income)/expense..............       (1,860)      1,436          69       152        --        (945)         230
                                                   ----------  ----------  ----------  --------  --------  ----------   ----------
Income (loss) from continuing operations........       41,996       6,776      16,237    (1,963)   (2,480)     10,022       12,082
Loss from discontinued operations(5)............           --       1,225         327       712     4,571          --           --
                                                   ----------  ----------  ----------  --------  --------  ----------   ----------
Income (loss) before extraordinary item.........       41,996       5,551      15,910    (2,675)   (7,051)     10,022       12,082
Extraordinary item(6)...........................           --          --         586    (1,169)       --          --           --
                                                   ----------  ----------  ----------  --------  --------  ----------   ----------
   Net income (loss)............................   $   41,996  $    5,551  $   16,496  $ (3,844) $ (7,051) $   10,022   $   12,082
                                                   ==========  ==========  ==========  ========  ========  ==========   ==========
Pro forma net income (loss)(7)..................   $   40,281  $    5,140  $   15,769  $ (5,124) $ (7,390) $   10,022   $   11,752
                                                   ==========  ==========  ==========  ========  ========  ==========   ==========
Weighted average common shares outstanding......      130,029     110,408      80,993    55,598               130,246      127,362

Pro forma net income (loss) per common share:(8)
   Continuing operations........................   $     0.31  $     0.06  $     0.19  $  (0.09)           $     0.08   $     0.09
   Discontinued operations......................           --       (0.01)      (0.01)    (0.01)                   --           --
   Extraordinary item...........................           --          --        0.01     (0.02)                   --           --
                                                   ----------  ----------  ----------  --------            ----------   ----------
   Net income (loss)............................   $     0.31  $     0.05  $     0.19  $  (0.12)           $     0.08   $     0.09
Balance Sheet Data:(1)
   Working capital..............................   $  393,653  $  253,693  $  166,421  $ 96,880  $ 50,771  $  385,945   $  240,286
   Total assets.................................    1,843,977   1,023,365     645,309   446,189   160,510   1,840,090    1,309,804
   Long-term debt and capital lease obligations.      633,250     163,399     188,340   177,523    52,375     628,662      306,361
   Shareholders' equity and redeemable
     preferred(9)...............................      693,607     521,776     259,325   116,363    39,584     703,116      563,992

--------------------
(1)    The Hermann Marketing, Inc. ("HMI") acquisition (effective January 30,
       1997), the Sofco-Mead, Inc. ("Sofco") acquisition (effective January 24,
       1997), the United TransNet ("UT") acquisition (effective November 8,
       1996), the Nimsa S.A. ("Nimsa") acquisition (effective October 31, 1996), the U.S. Delivery Systems, Inc. ("Delivery") acquisition (effective
       March 1, 1996), the Richard Young Journal, Inc. ("Young") acquisition (effective February 27, 1996) and the acquisition of Lucas Bros., Inc. ("Lucas") (effective November 30, 1993) were accounted for as poolings of interests and, accordingly, the HMI, Sofco, UT, Nimsa, Delivery, Young and Lucas accounts and results are included for all applicable periods.
(2)    Cost of sales includes occupancy and delivery expenses.
(3) Reflects the write-down to fair market value of certain inventory which Corporate Express decided to eliminate from its product line.
(4) Merger and other nonrecurring charges relate primarily to the mergers with Sofco, HMI, Nimsa and UT in fiscal 1996, Delivery and Young in fiscal 1995 and Lucas in fiscal 1993 and include, among other things, costs to complete the acquisitions, merging and closing redundant facilities, personnel reductions and centralizing certain administrative functions.
(5) In fiscal 1995, Sofco adopted a plan to discontinue Sofco-Eastern, Inc., and in February 1993, Lucas adopted a plan to discontinue its retail operations.
(6) Reflects extraordinary loss related to a write-off of an unamortized discount on debt in fiscal 1993 and extraordinary gain related to the repurchase by Corporate Express of $10 million principal amount of Corporate Express' 9 1/8% Senior Subordinated Notes (the "CEI Senior Notes") in fiscal 1994.
(7) Pro forma net income reflects the additional taxes that would be incurred to treat a subchapter S acquisition as if the acquired company was a C corporation.
(8) Pro forma net income (loss) per common share is calculated by dividing pro forma net income (loss), after preferred stock dividend requirements of Young of $432,000 and $1,500,000 for fiscal 1994 and fiscal 1993, respectively.
(9)    Redeemable preferred was converted to common stock in fiscal 1994.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                     (In thousands, except per share data)

                                Data Documents

       The following table sets forth selected consolidated financial data of Data Documents as of and for each of the years in the five-year period ended December 31, 1996. The consolidated financial data as of and for each of the five years in the period ended December 31, 1996, have been derived from Data Documents' audited Consolidated Financial Statements. Data Documents' Consolidated Financial Statements as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994 and Deloitte & Touche LLP's audit report with respect thereto have been incorporated herein by reference. The consolidated financial data as of and for the six month periods ended June 30, 1997 and 1996 are derived from unaudited consolidated financial statements of Data Documents and, in the opinion of Data Documents' management, reflect all adjustments, consisting only of adjustments of a normal recurring nature, necessary for a fair presentation of such data. The statement of operations data for interim periods is not necessarily indicative of results for the full years.


                                                      Years Ended December 31,                               Six Months Ended
                               ----------------------------------------------------------------------        ----------------
(Amounts in Thousands, Except
Share and Per Share Data)         1996          1995          1994           1993           1992        June 30, 1997  June 30, 1996
                               -----------  ------------   -----------    -----------    ------------   -------------  -------------

Statement of Operations Data:
   Net Sales..................  $  246,496    $  242,238    $   193,626    $   193,588    $   184,400    $  126,394     $  124,678
   Cost of Goods Sold.........     181,058       186,011        148,797        152,036        144,630        93,338         92,242
                                ----------    ----------    -----------    -----------    -----------    ----------     ----------
   Gross Profit...............      65,438        56,227         44,829         41,552         39,770        33,056         32,436
   Selling, General and
    Administrative Expenses...      38,177        35,334         32,729         32,306         32,398        19,009         18,802
   Stock Compensation
    Charge (1)................          --           156             --             --             --            --             --
   Nonrecurring Charge(2).....          --            --             --             --          4,208            --             --
                                ----------    ----------    -----------    -----------    -----------    ----------     ----------
   Operating Income...........      27,261        20,737         12,100          9,246          3,164        14,047         13,634
   Debt Expense...............       9,751        13,335          8,735          8,063          8,160         4,607          4,960
                                ----------    ----------    -----------    -----------    -----------    ----------     ----------
   Income (Loss) Before
    Income Taxes..............      17,510         7,402          3,365          1,183         (4,996)        9,440          8,674
   Income Tax Expense (Benefit)      7,086         3,127          1,533            212         (1,785)        3,818          3,520
                                ----------    ----------    -----------    -----------    -----------    ----------     ----------
   Income (Loss) Before
    Extraordinary Item........  $   10,424    $    4,275    $     1,832    $       971    $    (3,211)   $    5,622     $    5,154
                                ==========    ==========    ===========    ===========    ===========    ==========     ==========
   Net Income (Loss)
    (3),(4),(5)...............  $   10,370    $    1,354    $      (963)   $       971    $    (3,211)   $    5,622     $    5,100
                                ==========    ==========    ===========    ===========    ===========    ==========     ==========
   Net Income (Loss) Available
    for Common Stock..........  $   10,370    $    1,354    $    (1,583)   $       288    $    (3,898)   $    5,622     $    5,100
                                ==========    ==========    ===========    ===========    ===========    ==========     ==========
   Earnings (Loss) Per Common
    Share:
     Primary:
      Income (Loss) Before
       Extraordinary Item.....  $     1.05    $     0.61          $0.13    $      0.03        $ (0.71)   $     0.56     $     0.52
      Extraordinary Item......       (0.01)        (0.40)         (0.30)            --             --            --          (0.01)
                                ----------    ----------    -----------    -----------    -----------    ----------     ----------
      Net Income (Loss).......  $     1.04    $     0.21    $     (0.17)   $      0.03    $     (0.71)   $     0.56     $     0.51
                                ==========    ==========    ===========    ===========    ===========    ==========     ==========
   Fully Diluted:
     Income (Loss) Before
      Extraordinary Item......  $     1.05    $     0.61    $      0.11    $      0.05    $     (0.24)   $     0.56     $     0.52
     Extraordinary Item.......       (0.01)        (0.40)         (0.17)            --             --            --          (0.01)
                                ----------    ----------    -----------    -----------    -----------    ----------     ----------
      Net Income (Loss).......  $     1.04    $     0.21    $     (0.06)   $      0.05    $     (0.24)   $     0.56     $     0.51
                                ==========    ==========    ===========    ===========    ===========    ==========     ==========
   Weighted Average Common and
     Common Share
      Equivalents Outstanding:
     Primary..................   9,939,454     7,333,864      9,453,494     10,025,704      5,505,652     9,954,979      9,932,331
     Fully Diluted............   9,943,754     7,333,864     16,911,580     18,161,798     13,641,746     9,954,979      9,932,331


                                                    At December 31,                                 At
                                  ---------------------------------------------------         -------------
                                    1996      1995      1994       1993       1992     June 30, 1997  June 30, 1996
                                  --------  --------  ---------  ---------  ---------  -------------  -------------

Balance Sheet Data:
   Working Capital..............  $ 53,445  $ 43,016  $ 37,231   $ 29,179   $ 28,691        $ 59,111       $ 49,352
   Total Assets.................   133,977   125,725   116,221    104,534    105,289         140,153        127,123
   Long-Term Obligations, Less
     Current Maturities.........    63,965    65,212    86,719     68,569     71,298          63,952         64,689
   Redeemable Preferred Stock...        --        --        --      6,829      6,829              --             --
   Exchangeable Warrants(6).....        --        --     2,771         --         --              --             --
   Common Stockholders' Equity
     (Deficit)..................    37,676    27,424    (5,143)    (2,979)    (3,267)         43,329         32,397

     ------------------
     (1) Reflects the difference between the fair value and the price paid for Data Documents Common Stock issued to an employee and a director in the second quarter of 1995.
     (2) Relates to $1,863,000 of plant consolidation costs in connection with the cessation of operations at two of Data Documents' manufacturing facilities and the $2,345,000 writedown of the carrying values of certain real estate property in connection with the sale and leaseback of five other manufacturing facilities.
     (3) In November 1994, Data Documents incurred an extraordinary charge of $2,795,000 net of income tax benefit of $1,787,000 for the write-off of unamortized deferred financing costs and unamortized original issue discount and certain termination fees and costs associated with the early termination of debt in connection with the issuance of the DDI 13 1/2% Senior Secured Notes (the "DDI Senior Notes").
     (4) In November 1995, Data Documents incurred an extraordinary charge of $2,921,000 net of income tax benefit of $1,790,000 for the write-off of unamortized deferred financing costs, unamortized original issue discount and prepayment fees associated with the prepayment of $24,000,000 of DDI Senior Notes.
     (5) In June 1996, Data Documents incurred an extraordinary charge of $54,000 net of income tax benefit of $34,000 for the write-off of unamortized deferred financing costs, unamortized original issue discount, and certain premium on reacquisition associated with the repurchase of $500,000 of DDI Senior Notes.
     (6) Exchangeable warrants include the present value of Data Documents outstanding warrants, which were exchangeable, under certain circumstances, for an aggregate of $4 million principal amounts of DDI Senior Notes or $4 million cash. This exchangeability feature was terminated upon completion of the Data Documents' initial public offering.

                     CORPORATE EXPRESS AND DATA DOCUMENTS
             UNAUDITED COMBINED AND PRO FORMA FINANCIAL STATEMENTS


          The unaudited Historical Combined Statements of Operations are based upon the historical financial statements of Corporate Express and Data Documents which are included or incorporated by reference in this Proxy Statement and Prospectus and should be read in conjunction with those consolidated financial statements and related notes. The unaudited Historical Combined Statements of Operations give effect to the proposed Merger by combining the results of operations of Corporate Express for the three months ended May 31, 1997 and June 1, 1996 and for the years ended March 1, 1997, March 2, 1996 and February 25, 1995 with the results of operations of Data Documents for the three months ended May 31, 1997 and March 31, 1996 and for the years ended December 31, 1996, December 31, 1995 and December 31, 1994. The 1997 interim period for Data Documents for fiscal 1997 has been aligned to be consistent with the Corporate Express May 31, 1997 interim period. For purposes of the combined presentation, certain conforming accounting adjustments and reclassifications have been made to the Data Documents financial information to be consistent with the Corporate Express presentation.

          The unaudited Pro Forma Combined Balance Sheet presents the combined financial position of Corporate Express and Data Documents as of May 31, 1997 assuming the Merger was consummated on May 31, 1997.

          The unaudited Pro Forma Combined Statements of Operations for the year ended March 1, 1997 and the three months ended May 31, 1997 assume the Merger was consummated on March 3, 1996.

          The unaudited Pro Forma Combined Balance Sheet and the unaudited Pro Forma Combined Statements of Operations exclude transaction costs and certain estimated consolidation costs and do not reflect the planned retirement of Data Documents' senior subordinated notes and related write-off of capitalized debt costs and original issue discount.

          In order to conform the Data Documents fiscal year end to Corporate Express' fiscal year end, Data Documents net income for the January 1997 to February 1997 period will be excluded from fiscal 1997. Accordingly, an adjustment will be made in fiscal 1997 to credit retained earnings directly for January 1997 to February 1997 Data Documents net income of approximately $1,830,000.

                     CORPORATE EXPRESS AND DATA DOCUMENTS
                       PRO FORMA COMBINED BALANCE SHEET
                                 MAY 31, 1997
                                  (Unaudited)
                                (in thousands)


                                                                                                                  Corporate
                                                                                  Corporate                        Express
                                                                                   Express                           and
                                                                                     and                       Data Documents
                                                       Corporate      Data     Data Documents     Pro Forma       Pro Forma
                                                        Express    Documents      Combined       Adjustments      Combined
                                                      -----------  ----------  ---------------  -------------  ---------------
     ASSETS

     Current assets:
      Cash and cash equivalents                       $   28,748    $ 12,758       $   41,506                          41,506
      Receivables, net                                   542,199      33,702          575,901                         575,901
      Inventories                                        191,939      37,881          229,820        (5,491) (1)      224,329

      Other current assets                                58,236       1,506           59,742         2,142            61,884
                                                      ----------    --------       ----------   -----------        ----------
        Total current assets                             821,122      85,847          906,969        (3,349)          903,620
      Property and equipment, net                        278,112      37,635          315,747                         315,747
      Goodwill, net                                      676,064       9,573          685,637                         685,637
      Other assets, net                                   64,792       5,430           70,222                          70,222
                                                      ----------    --------       ----------   -----------        ----------
        Total assets                                  $1,840,090    $138,485       $1,978,575   $    (3,349)       $1,975,226
                                                      ==========    ========       ==========   ===========        ==========

     LIABILITIES AND SHAREHOLDERS' EQUITY

     Current liabilities:
      Accounts payable                                $  287,412    $ 15,506       $  302,918                      $  302,918
      Accrued liabilities                                 94,903      11,176          106,079                         106,079
      Accrued purchase costs                              10,538                       10,538                          10,538
      Accrued merger and related costs                    14,968                       14,968                          14,968
      Current portion of long-term
       debt and capital leases                            27,356         945           28,301                          28,301
                                                      ----------    --------       ----------   -----------        ----------
        Total current liabilities                        435,177      27,627          462,804            --           462,804
     Capital lease obligations                            11,397                       11,397                          11,397
     Long-term debt                                      617,265      63,955          681,220                         681,220

     Deferred income taxes                                35,110       2,503           37,613                          37,613
     Minority interest in subsidiaries                    26,375                       26,375                          26,375
     Other non-current liabilities                        11,650       1,894           13,544                          13,544
                                                      ----------    --------       ----------   -----------        ----------
      Total liabilities                                1,136,974      95,979        1,232,953                       1,232,953

     Shareholders' equity:
      Common stock                                            25          10               35            (8) (3)           27
      Additional paid-in capital                         646,793      32,022          678,815             8  (3)      678,823
      Retained earnings                                   58,244      10,680           68,924        (3,349) (4)       65,575
      Stockholder notes receivable                                      (206)            (206)                           (206)
      Foreign currency translation adjustments            (1,946)                      (1,946)                         (1,946)
                                                      ----------    --------       ----------   -----------        ----------
        Total shareholders' equity                       703,116      42,506          745,622        (3,349)          742,273
                                                      ----------    --------       ----------   -----------        ----------

        Total liabilities and shareholders' equity    $1,840,090    $138,485       $1,978,575   $    (3,349)       $1,975,226
                                                      ==========    ========       ==========   ===========        ==========

     ------------------
     (1) Conform Data Documents from LIFO basis inventory valuation to a FIFO basis inventory valuation consistent with Corporate Express accounting policies.
     (2) Income tax effect of the above pro forma adjustments at the statutory rate.
     (3) To adjust for the difference between the Data Documents common stock and Corporate Express common stock par values.
     (4) Retained earnings impact of the above pro forma adjustments and related income tax effects.

                     CORPORATE EXPRESS AND DATA DOCUMENTS
                  PRO FORMA COMBINED STATEMENT OF OPERATIONS
                           YEAR ENDED MARCH 1, 1997
                                  (Unaudited)
                     (in thousands, except per share data)


                                                                                                                  Corporate
                                                                                 Corporate                         Express
                                                                                  Express                            and
                                                                                    and                         Data Documents
                                                    Corporate       Data      Data Documents     Pro Forma        Pro Forma
                                                     Express     Documents       Combined       Adjustments        Combined
                                                   -----------  ------------  ---------------   -----------     --------------
     Net sales                                     $3,196,056    $246,496         $3,442,552                        $3,442,552
     Cost of sales                                  2,417,746     181,058          2,598,804        $ 2,719 (2)      2,601,523
                                                   ----------    --------         ----------        -------         ----------
       Gross profit                                   778,310      65,438            843,748         (2,719)           841,029

     Warehouse operating and selling expenses         562,879      31,138            594,017                           594,017
     Corporate general and administrative expenses     95,101       7,039            102,140                           102,140
     Merger and other nonrecurring charges             19,840          --             19,840                            19,840
                                                   ----------    --------         ----------        -------         ----------
       Operating profit                               100,490      27,261            127,751         (2,719)           125,032
     Interest expense, net                             26,949       9,751             36,700                            36,700

     Other income                                        (244)         --               (244)                             (244)
                                                   ----------    --------         ----------        -------         ----------
       Income before income taxes                      73,785      17,510             91,295         (2,719)            88,576

     Income tax expense                                33,649       7,086             40,735         (1,060) (3)        39,675
                                                   ----------    --------         ----------        -------         ----------
       Income before minority interest                 40,136      10,424             50,560         (1,659)            48,901

     Minority interest                                 (1,860)         --             (1,860)                           (1,860)
                                                   ----------    --------         ----------        -------         ----------
       Income from continuing operations           $   41,996    $ 10,424         $   52,420        $(1,659)        $   50,761
                                                   ==========    ========         ==========        =======         ==========

     Pro forma income from continuing
       operations (4)                                                                                               $   49,046
                                                                                                                    ==========
     Weighted average common and common
       equivalent shares outstanding: (1)                                                                              140,962

     Pro forma income from continuing operations
       per common share                                                                                      (5)    $     0.35

     _______________
     (1) Weighted average common shares outstanding reflects the conversion of Data Documents common stock into 1.1 shares of Corporate Express common stock.
     (2) Conform Data Documents from LIFO basis inventory valuation to a FIFO basis inventory valuation consistent with Corporate Express accounting policies.
     (3) Tax effects of the pro forma adjustments.
     (4) Pro forma net income reflects the additional taxes that would be incurred to treat a subchapter S acquisition as if this acquired company was a C corporation.
     (5) Excludes transaction costs and certain consolidation costs of the merger.

                     CORPORATE EXPRESS AND DATA DOCUMENTS
                  PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        THREE MONTHS ENDED MAY 31, 1997
                                  (Unaudited)
                     (in thousands, except per share data)


                                                                                                                 Corporate
                                                                                   Corporate                      Express
                                                                                    Express                         and
                                                                                      and                      Data Documents
                                                      Corporate       Data      Data Documents    Pro Forma      Pro Forma
                                                       Express     Documents       Combined      Adjustments      Combined
                                                      ----------  ------------  ---------------  -----------   --------------
     Net sales                                         $913,342     $63,654        $976,996                         $976,996
     Cost of sales                                      699,114      47,198         746,312           $  93 (2)      746,405
                                                       --------     -------        --------           -----         --------
       Gross profit                                     214,228      16,456         230,684             (93)         230,591

     Warehouse operating and selling expenses           159,043       7,512         166,555                          166,555
     Corporate general and administrative expenses       29,483       1,878          31,361                           31,361
                                                       --------     -------        --------           -----         --------
       Operating profit                                  25,702       7,066          32,768             (93)          32,675
     Interest expense, net                                9,915       2,293          12,208                           12,208
                                                       --------     -------        --------           -----         --------
       Income before income taxes                        15,787       4,773          20,560             (93)          20,467

     Income tax expense                                   6,710       1,914           8,624             (35) (3)       8,589
                                                       --------     -------        --------           -----         --------
       Income before minority interest                    9,077       2,859          11,936             (58)          11,878

     Minority interest                                     (945)         --            (945)                            (945)
                                                       --------     -------        --------           -----         --------

     Income from continuing operations                 $ 10,022     $ 2,859        $ 12,881            $(58)        $ 12,823
                                                       ========     =======        ========           =====         ========

     Weighted average common and common
       equivalent shares outstanding:(1)                                                                             141,200

     Income from continuing operations per common share                                                      (4)    $   0.09
                                                                                                                    ========

     _______________
     (1) Weighted average common shares outstanding reflects the conversion of Data Documents common stock into 1.1 shares of Corporate Express common stock.
     (2) Conform Data Documents from LIFO basis inventory valuation to a FIFO basis inventory valuation consistent with Corporate Express accounting policies.
     (3) Tax effects of the pro forma adjustments.
     (4) Excludes transaction costs and certain consolidation costs of the merger.

                      CORPORATE EXPRESS AND DATA DOCUMENTS
                  HISTORICAL COMBINED STATEMENTS OF OPERATIONS
                                  (Unaudited)
                     (in thousands, except per share data)

                                                                             Years Ended                    Three Months Ended
                                                                ---------------------------------------  -----------------------
                                                                 March 1,     March 2,    February 25,     May 31,     June 1,
                                                                   1997         1996          1995          1997         1996
                                                                -----------  -----------  -------------  -----------  ----------
     Net sales                                                  $3,442,552   $2,132,877     $1,338,777   $  976,996   $  715,901
     Cost of sales                                               2,601,523    1,601,505      1,003,768      746,405      536,376
     Merger related inventory provisions                                --        5,952             --           --           --

                                                                ----------   ----------     ----------   ----------   ----------
        Gross profit                                               841,029      525,420        325,009      230,591      179,525

     Warehouse operating and selling expenses                      594,017      370,846        244,980      166,555      125,229
     Corporate general and admin. expense                          102,140       56,967         36,586       31,361       22,948
     Merger and other nonrecurring charges                          19,840       36,838             --           --           --

                                                                ----------   ----------     ----------   ----------   ----------
        Operating profit                                           125,032       60,769         53,443       32,675       31,348
     Interest expense, net                                          36,700       31,303         25,650       12,208        7,224
     Other income                                                     (244)      (1,786)          (562)          --           --
                                                                ----------   ----------     ----------   ----------   ----------
        Income before income taxes                                  88,576       31,252         28,355       20,467       24,124

     Income tax expense                                             39,675       17,623          9,979        8,589        9,942
                                                                ----------   ----------     ----------   ----------   ----------
        Income before minority interest                             48,901       13,629         18,376       11,878       14,182

     Minority interest                                              (1,860)       1,436             69         (945)         230
                                                                ----------   ----------     ----------   ----------   ----------
        Income from continuing operations                           50,761       12,193         18,307       12,823       13,952

     Discontinued operations
        Loss from discontinued operations                               --       (1,225)          (327)          --           --
                                                                ----------   ----------     ----------   ----------   ----------

     Income before extraordinary item                               50,761       10,968         17,980       12,823       13,952

     Extraordinary item:
        Extraordinary item                                             (54)      (2,921)        (2,209)          --           --
                                                                ----------   ----------     ----------   ----------   ----------

     Net income (1) (3)                                         $   50,707   $    8,047     $   15,771   $   12,823   $   13,952
                                                                ==========   ==========     ==========   ==========   ==========

     Pro forma net income (2)                                   $   48,992   $    7,636     $   15,044   $   12,823   $   13,622
                                                                ==========   ==========     ==========   ==========   ==========

     Weighted average common and common
      equivalent shares outstanding:
       Primary                                                     140,962      118,475         91,392      141,200      138,256
       Fully diluted                                               140,967      118,475         99,596      141,200      138,256

     Pro forma per common share:
       Primary:
         Pro forma continuing operations                        $     0.35        $0.10     $     0.18   $     0.09   $     0.10
         Discontinued operations                                        --        (0.01)         (0.01)          --           --
         Extraordinary item                                             --        (0.02)         (0.02)          --           --
                                                                ----------   ----------     ----------   ----------   ----------
         Pro forma net income (2) (3)                           $     0.35        $0.07     $     0.15   $     0.09   $     0.10
                                                                ==========   ==========     ==========   ==========   ==========

       Fully diluted:
         Pro forma continuing operations                        $     0.35        $0.10     $     0.17   $     0.09   $     0.10
         Discontinued operations                                        --        (0.01)         (0.01)          --           --
         Extraordinary item                                             --        (0.02)         (0.02)          --           --
                                                                ----------   ----------     ----------   ----------   ----------
         Pro forma net income (2) (3)                           $     0.35        $0.07     $     0.14   $     0.09   $     0.10
                                                                ==========   ==========     ==========   ==========   ==========

     Balance Sheet data:
         Working capital                                        $  441,837   $  295,053     $  199,870   $  440,816   $  283,746
         Total assets                                            1,972,693    1,147,434        757,748    1,975,226    1,433,650
         Long-term debt and capital
          lease obligations                                        697,215      228,611        275,059      692,617      371,561
         Shareholders' equity and redeemable preferred             728,074      548,190        251,875      742,273      592,167

-------------
(1) Reflects impact of adjustments to conform Data Documents from LIFO basis inventory to a FIFO basis inventory valuation, net of tax, to increase (decrease) net income by ($1,659,000), $1,142,000, $238,000, ($58,000), and
     ($685,000) for the years ended March 1, 1997, March 2, 1996, February 25, 1995 and the three months ended May 31, 1997 and June 1, 1996, respectively.
(2) Pro forma net income reflects the additional taxes that would be incurred to treat a subchapter S acquisition as if the acquired company was a C corporation.
(3)  Excludes transaction costs and certain consolidation costs of the merger.

                                 LEGAL MATTERS

          The validity of the Corporate Express Common Stock offered hereby will be passed upon for Corporate Express by Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania. Certain other matters will be passed upon for Data Documents by Gibson Dunn & Crutcher LLP, Los Angeles, California.


                                    EXPERTS


          The consolidated financial statements and financial statement schedule of Corporate Express as of March 1, 1997 and March 2, 1996 and for the years ended March 1, 1997, March 2, 1996 and February 25, 1995, incorporated by reference from Corporate Express' annual report on Form 10-K into this Proxy Statement and Prospectus, have been audited by Coopers & Lybrand L.L.P., independent accountants, have been incorporated by reference in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

          The consolidated financial statements and the related financial statement schedules incorporated in this Proxy Statement and Prospectus by reference from Data Documents' Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated therein by reference, and have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                                                      APPENDIX I

--------------------------------------------------------------------------------



                         AGREEMENT AND PLAN OF MERGER

                        Dated as of September 10, 1997

                                 by and among

                           Corporate Express, Inc.,

                             IDD Acquisition Corp.

                                      and

                          Data Documents Incorporated



--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE

                                   ARTICLE I

                                  THE MERGER

SECTION 1.1  The Merger....................................................    1
SECTION 1.2  Effective Time of the Merger..................................    1

                                   ARTICLE II

                     THE SURVIVING AND PARENT CORPORATIONS

SECTION 2.1  Certificate of Incorporation..................................    2
SECTION 2.2  By-laws.......................................................    2
SECTION 2.3  Officers......................................................    2

                                  ARTICLE III

                              CONVERSION OF SHARES

SECTION 3.1  Conversion of Company Shares in the Merger....................    2
SECTION 3.2  Conversion of Subsidiary Shares...............................    3
SECTION 3.3  Exchange of Certificates......................................    3
SECTION 3.4  No Fractional Securities......................................    5
SECTION 3.5  Options and Warrants..........................................    5
SECTION 3.6  Closing.......................................................    6
SECTION 3.7  Closing of the Company's Transfer Books.......................    6

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND SUBSIDIARY

SECTION 4.1  Organization and Qualification................................    6
SECTION 4.2  Capitalization................................................    7
SECTION 4.3  Subsidiaries..................................................    7
SECTION 4.4  Authority; Non-Contravention; Approvals.......................    8
SECTION 4.5  Reports and Financial Statements..............................    9
SECTION 4.6  Absence of Undisclosed Liabilities............................    9
SECTION 4.7  Absence of Certain Changes or Events..........................   10
SECTION 4.8  Litigation....................................................   10
SECTION 4.9  Registration Statement and Proxy Statement....................   10
SECTION 4.10  No Violation of Law..........................................   10

SECTION 4.11    Compliance with Agreements.................................   11
SECTION 4.12    Taxes......................................................   11
SECTION 4.13    Employee Benefit Plans; ERISA..............................   12
SECTION 4.14    Labor Controversies........................................   13
SECTION 4.15    Environmental Matters......................................   13
SECTION 4.16    Title to Assets............................................   15
SECTION 4.17    Material Agreements........................................   15
SECTION 4.18    Pooling Matters............................................   15

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 5.1     Organization and Qualification.............................   16
SECTION 5.2     Capitalization.............................................   16
SECTION 5.3     Subsidiaries...............................................   17
SECTION 5.4     Authority; Non-Contravention; Approvals....................   17
SECTION 5.5     Reports and Financial Statements...........................   18
SECTION 5.6     Absence of Undisclosed Liabilities.........................   19
SECTION 5.7     Absence of Certain Changes or Events.......................   19
SECTION 5.8     Litigation.................................................   19
SECTION 5.9     Registration Statement and Proxy Statement.................   19
SECTION 5.10    No Violation of Law........................................   20
SECTION 5.11    Compliance with Agreements.................................   20
SECTION 5.12    Taxes......................................................   20
SECTION 5.13    Employee Benefit Plans; ERISA..............................   21
SECTION 5.14    Labor Controversies........................................   22
SECTION 5.15    Environmental Matters......................................   22
SECTION 5.16    Title to Assets............................................   23
SECTION 5.17    Company Stockholders' Approval.............................   24
SECTION 5.18    No Excess Parachute Payments...............................   24
SECTION 5.19    Trademarks and Intellectual Property Compliance............   24
SECTION 5.20    Material Agreements........................................   24
SECTION 5.21    Pooling Matters............................................   24
SECTION 5.22    Transactions with Related Parties..........................   24
SECTION 5.23    Insurance..................................................   25
SECTION 5.24    Year 2000 Compliance.......................................   25
SECTION 5.25    Brokers....................................................   25

                                 ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.1     Conduct of Business by the Company Pending the Merger......   25
SECTION 6.2     Conduct of Business by Parent and Subsidiary Pending
                  the Merger...............................................   27
SECTION 6.3     Control of the Company's Operations........................   27
SECTION 6.4     Control of Parent's or Subsidiary's Operations.............   27
SECTION 6.5     Acquisition Transactions...................................   28

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

SECTION 7.1     Access to Information......................................   29
SECTION 7.2     Registration Statement and Proxy Statement.................   30
SECTION 7.3     Company Stockholders' Approval.............................   30
SECTION 7.4     Affiliates of the Company..................................   30
SECTION 7.5     Nasdaq Listing.............................................   31
SECTION 7.6     Expenses and Fees..........................................   31
SECTION 7.7     Agreement to Cooperate.....................................   32
SECTION 7.8     Public Statements..........................................   32
SECTION 7.9     Option Plans and Warrants..................................   32
SECTION 7.10    Notification of Certain Matters............................   33
SECTION 7.11    Directors' and Officers' Indemnification...................   33
SECTION 7.12    Corrections to the Proxy Statement and Prospectus
                  and Registration Statement...............................   34
SECTION 7.13    Employment Agreements......................................   35
SECTION 7.14    Irrevocable Proxies........................................   35
SECTION 7.15    Grant of Options to Company Employees......................   35
SECTION 7.16    Tax-Free Treatment of Merger...............................   35
SECTION 7.17    Parent's Periodic Reports Following the Merger.............   35
SECTION 7.18    Employee Benefits..........................................   36

                                  ARTICLE VIII

                                   CONDITIONS

SECTION 8.1     Conditions to Each Party's Obligation to Effect the Merger.   36
SECTION 8.2     Conditions to Obligation of the Company to Effect the
                  Merger...................................................   37
SECTION 8.3     Conditions to Obligations of Parent and Subsidiary to
                  Effect the Merger.........................................  38

                                 ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

SECTION 9.1    Termination..................................................  39
SECTION 9.2    Effect of Termination........................................  40
SECTION 9.3    Amendment....................................................  40
SECTION 9.4    Waiver.......................................................  40

                                   ARTICLE X

                               GENERAL PROVISIONS

SECTION 10.1   Non-Survival of Representations and Warranties...............  41
SECTION 10.2   Validity.....................................................  41
SECTION 10.3   Notices......................................................  41
SECTION 10.4   Interpretation...............................................  42
SECTION 10.5   Miscellaneous................................................  42
SECTION 10.6   Counterparts.................................................  42
SECTION 10.7   Parties In Interest..........................................  42
SECTION 10.8   Exhibits and Schedules.......................................  42
SECTION 10.9   Personal Liability...........................................  43
SECTION 10.10  Definition of "Knowledge" and "Belief".......................  43

EXHIBITS

Exhibit 7.4      Form of Letter Agreement with Company Affiliates
Exhibit 7.16(a)  Form of Representation relating to tax matters of the Company
Exhibit 7.16(b)  Form of Representation relating to tax matters of Parent and
                   Subsidiary
Exhibit 8.2(b)   Matters to be covered by Opinion of Tax Counsel to the Company
Exhibit 8.2(c)   Matters to be covered by Opinion of Legal Counsel to the
                   Company
Exhibit 8.2(i)   Form of Kearns Employment Agreement
Exhibit 8.3(b)   Matters to be covered by Legal Counsel to the Parent and
                   Subsidiary

SCHEDULES

Schedule 2.3     List of Officers of the Surviving Corporation
Schedule 4.2     Parent Capitalization
Schedule 4.3     Subsidiaries
Schedule 4.6     Absence of Undisclosed Liabilities
Schedule 4.8     Litigation of Parent
Schedule 4.11    Compliance with Agreements
Schedule 4.13    Employee Benefit Plans of Parent
Schedule 4.15    Environmental Matters
Schedule 5.2     Company Capitalization
Schedule 5.3     Subsidiaries

Schedule 5.4     Non-contravention of Agreements
Schedule 5.5     Company SEC Compliance Exceptions
Schedule 5.8     Litigation of the Company
Schedule 5.10    Violations of Laws by Company
Schedule 5.13    Employee Benefit Plans of the Company
Schedule 5.15    Environmental Matters
Schedule 5.16    Title to Assets
Schedule 5.18    Parachute Payments
Schedule 6.1     Securities to be Issued in Acquisitions by the Company

                         AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER, dated as of September 10, 1997 (the "Agreement"), by and among Corporate Express, Inc., a Colorado corporation ("Parent"), IDD Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Subsidiary"), and Data Documents Incorporated, a Delaware corporation (the "Company");

                             W I T N E S S E T H:

     WHEREAS, the Boards of Directors of Parent and the Company have determined that the merger of Subsidiary with and into the Company (the "Merger") is consistent with and in furtherance of the long-term business strategy of Parent and the Company, and is fair to and in the best interests of Parent and the Company and their respective stockholders; and

     WHEREAS, Parent, Subsidiary and the Company intend the Merger to qualify as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to be treated as a "pooling of interests" under Accounting Principles Board Opinion No. 16 ("APB 16").

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:


                                   ARTICLE I

                                  THE MERGER

     SECTION 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2) in accordance with the Delaware General Corporation Law (the "DGCL"), Subsidiary shall be merged with and into the Company and the separate existence of Subsidiary shall thereupon cease. The Company shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation."

     SECTION 1.2 Effective Time of the Merger. The Merger shall become effective at such time (the "Effective Time") as shall be stated in a Certificate of Merger, in a form mutually acceptable to Parent and the Company, to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL (the "Merger Filing"). The Merger Filing shall be made simultaneously with or as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 3.5.

                                  ARTICLE II

                     THE SURVIVING AND PARENT CORPORATIONS

     SECTION 2.1 Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Certificate of Incorporation of the Subsidiary immediately prior to the Effective Time (except that the name of the Surviving Corporation shall remain unchanged).

     SECTION 2.2 By-laws. The By-laws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the By-laws of the Subsidiary immediately prior to the Effective Time (except that the name of the Surviving Corporation shall remain unchanged).

     SECTION 2.3 Officers. The officers of the Surviving Corporation following the Merger shall be as designated in Schedule 2.3, and such officers shall serve
                                     ------------
in accordance with the By-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.


                                  ARTICLE III

                             CONVERSION OF SHARES

     SECTION 3.1 Conversion of Company Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company:

     (a) each share of the Company's Common Stock, par value $.001 per share (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time, except any Non-Converting Shares (as defined in Section 3.1(c)), shall, subject to Section 3.1(b), be converted into the right to receive consideration (the "Merger Consideration") equal to that number of shares of common stock, par value $.0002 per share, of Parent ("Parent Common Stock"), which is determined by multiplying the Exchange Ratio (as defined below) by the number of shares of Company Common Stock held by such Company stockholder on the Closing Date (as defined in Section 3.5). The "Exchange Ratio" shall equal 1.1 shares of Parent Common Stock for each share of Company Common Stock outstanding at the time of the Merger, subject to adjustment upward or downward pursuant to this Section 3.1. There shall be no adjustment to the Exchange Ratio, and the Exchange Ratio shall remain 1.1 shares of Parent Common Stock for each share of Company Common Stock, if the average of the closing prices of Parent Common Stock as reported on the Nasdaq National Market ("Nasdaq") for ten (10) trading days selected randomly from the twenty (20) consecutive trading days ending five
(5) trading days prior to the special meeting of the Company's stockholders to approve the Merger (the "Parent Stock Value"), is greater than or equal to $15.00 but less than or equal to $18.20.

     (b) (i) If the Parent Stock Value is less than $15.00, then the Parent shall have the right to increase the Exchange Ratio to the number (expressed as a decimal fraction) which, when multiplied by the Parent Stock Value, will equal $16.50 and the Merger shall be consummated on the basis of such increased Exchange Ratio. In the event that the Parent does not elect to increase the Exchange Ratio to the amount set forth in the immediately preceding sentence, then the Company may at its option, either (i) terminate the Agreement or (ii) consummate the Merger. Notwithstanding the foregoing, even if Parent does elect to increase the Exchange Ratio, the Company may at its option terminate the Agreement if the Parent Stock Value is less than $10.00.

          (ii) If the Parent Stock Value is greater than $18.20, then the Exchange Ratio shall be decreased to the number (expressed as a decimal fraction) which, when multiplied by the Parent Stock Value, will equal $20.00. Notwithstanding the foregoing, the Exchange Ratio will not be less than one share of Parent Common Stock for each share of Company Stock.

     (c) each share of Company Common Stock, if any, owned by Parent or any subsidiary of Parent or held in treasury by the Company or any subsidiary of the Company (each a "Non-Converting Share") immediately prior to the Effective Time shall be cancelled and shall cease to exist from and after the Effective Time.

     (d) No share of Company Common Stock shall be deemed to be outstanding or to have any rights other than those set forth in this Section 3.1 after the Effective Time.

     (e) The holders of shares of Company Common Stock shall not be entitled to appraisal rights.

     SECTION 3.2 Conversion of Subsidiary Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent as the sole stockholder of Subsidiary, each issued and outstanding share of common stock, par value $.001 per share, of Subsidiary ("Subsidiary Common Stock") shall be converted into one share of common stock, par value $.001 per share, of the Surviving Corporation.

     SECTION 3.3 Exchange of Certificates. (a) From and after the Effective Time, all Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive in exchange therefor, upon surrender thereof to ChaseMellon Shareholder Services (the "Exchange Agent"), a certificate or certificates representing the number of whole shares of Parent Common Stock to which such holder is entitled pursuant to
Section 3.1 and cash payment for any fractional shares referred to in Section
3.4. Notwithstanding any other provision of this Agreement, (i) until holders or transferees of certificates theretofore representing shares of Company Common Stock have surrendered them for exchange as provided herein, no dividends shall be paid with respect to any Parent Common Stock shares represented by such certificates and no payment for fractional shares shall be made and (ii) without regard to when such certificates representing shares of Company Common Stock are surrendered for exchange as provided herein, no interest shall be paid on any Parent Common Stock dividends or any payment for fractional shares. Upon surrender of a certificate which immediately prior to the Effective Time represented shares of Company Common Stock, there shall be paid to the holder of such certificate the amount of any dividends which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Parent Common Stock represented by the certificate or certificates issued upon such surrender.

          (b) If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate for shares of Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall have paid to Parent or its transfer agent any applicable transfer or other taxes required by reason of such issuance.

          (c) Promptly after the Effective Time, Parent shall make available to the Exchange Agent the certificates representing shares of Parent Common Stock required to effect the exchanges referred to in paragraph (a) above and cash for payment of any fractional shares referred to in Section 3.4.

          (d) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Company Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of Company Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Company Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock into which the shares of Company Common Stock theretofore represented by the Company Certificates so surrendered shall have been converted pursuant to the provisions of Section 3.1, and the Company Certificates so surrendered shall be cancelled. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any shares of Parent Common Stock or dividends or distributions thereon delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (e) Promptly following the date which is nine (9) months after the Effective Time, the Exchange Agent shall deliver to Parent all certificates (including certificates representing shares of any Parent Common Stock), property and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Company Certificate may surrender such Company Certificate to Parent and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the number of shares of Parent Common Stock to which such person is entitled, without any interest thereon. Notwithstanding the foregoing, none of the Exchange Agent, Parent, Subsidiary or the Surviving Corporation shall be liable to a holder of Company Common Stock for any Parent Common Stock delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

          (f) In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Company Certificate the Parent Common Stock deliverable in respect thereof determined in accordance with this Section 3.3. When authorizing such payment in exchange therefor, the Board of Directors of Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to give Parent such indemnity as it may reasonably direct as protection against any claim that may be made against Parent or the Surviving Corporation with respect to the Company Certificate alleged to have been lost, stolen or destroyed.

          SECTION 3.4 No Fractional Securities. Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional shares of Parent Common Stock shall be issued in the Merger and no Parent Common Stock dividend, stock split or interest shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock upon surrender of Company Certificates for exchange pursuant to this Article III shall be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the closing price of the Parent Common Stock as reported on Nasdaq on the last trading day immediately preceding the Effective Time.

          SECTION 3.5 Options and Warrants. At the Effective Time and subject to Section 7.9, each option and warrant granted by the Company to purchase shares of the Company's Stock (each, a "Company Option" or a "Company Warrant") which is outstanding and exercisable immediately prior thereto shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option or warrant (the "Exchanged Option" or "Exchange Warrant") to purchase shares of Parent Common Stock exercisable until the current termination of the Company Option or Company Warrant, as the case may be, without accelerated termination by virtue of the Merger and in an amount and at an exercise price determined as provided below (and subject to the terms of the Company's 1995 Stock Inventive Plan or the terms of the option issued to John Bailey in connection with the Company's acquisition of Cal Emblem, and the agreements evidencing such grants, including but not limited to the accelerated vesting of any such options or warrants which shall occur by virtue of the consummation of the Merger to the extent required by such plans and agreements):

               (a) The number of shares of Parent Common Stock to be subject to the converted options and warrants shall be equal to the product of the number of shares of Company Common Stock subject to the original options or warrants and the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

               (b) The exercise price per share of Parent Common Stock under the converted option or warrant shall be equal to the exercise price per share of Company Common Stock under the original option or warrant divided by the Exchange Ratio, provided that such exercise price shall be rounded out to the nearest cent.

               (c) Parent shall (i) reserve for issuance the number of shares of Parent Common Stock that will become issuable upon the exercise of the Exchanged Options and the Exchanged Warrants and (ii) promptly after the Effective Time, issue to each holder of an Exchanged Option and Exchanged Warrant a document evidencing Parent's assumption of the Company's obligations under the Company Options and Company Warrants. The Exchanged Options and the Exchanged Warrants shall have the same terms and conditions as the Company Options and the Company Warrants, respectively.

               In the case of any converted options which are intended to qualify as "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")), the exercise price, the number of shares purchasable pursuant to such options and the terms and conditions of exercise of such options shall be determined in order to comply with Section 424(a) of the Code. The duration and other terms of the converted option shall be the same as the original option except that all references to Company shall be deemed to be references to Parent.

          SECTION 3.6 Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at a location mutually agreeable to Parent and the Company on the third (3rd) business day immediately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived, or at such other time and place as Parent and the Company shall reasonably agree (the date on which the Closing occurs is referred to in this Agreement as the "Closing Date").

          SECTION 3.7 Closing of the Company's Transfer Books. At and after the Effective Time, holders of Company Common Stock shall cease to have any rights as stockholders of the Company, except for the right to receive shares of Parent Common Stock pursuant to Section 3.1 and the right to receive cash for the payment of fractional shares pursuant to Section 3.4. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock which were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of this Agreement, Company Certificates formerly representing Company Common Stock are presented to Parent or the Surviving Corporation, they shall be cancelled and exchanged for Parent Common Stock in accordance with this Article III.


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                           OF PARENT AND SUBSIDIARY

          Parent and Subsidiary each represent and warrant to the Company as of the date hereof as follows:

          SECTION 4.1 Organization and Qualification. Each of Parent and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Subsidiary is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or other), or results of operations of Parent and its subsidiaries, taken as a whole (a "Parent Material Adverse Effect"). True, accurate and complete copies of each of Parent's Articles of Incorporation and Subsidiary's Certificates of Incorporation and respective By-laws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been or in the case of Subsidiary, will promptly be delivered to the Company.

          SECTION 4.2  Capitalization.

          (a) The authorized capital stock of Parent consists of (i) 300,000,000 shares of Parent Common Stock, of which 129,713,444 shares were issued and outstanding as of July 31, 1997, (ii) 3,000,000 shares of non-voting common stock, par value $.0002 per share, no shares of which are outstanding as of September 9, 1997 and (iii) 25,000,000 shares of preferred stock, par value $.0001 per share, no shares of which are outstanding as of September 9, 1997. All of the issued and outstanding shares of Parent Common Stock are validly issued and are fully paid, nonassessable and free of preemptive rights. The Parent Common Stock constitutes the only class of equity securities of Parent or its subsidiaries registered or required to be registered under the Exchange Act (as defined in Section 4.4(c) hereof).

          (b) The authorized capital stock of Subsidiary consists of 1,000 shares of Subsidiary Common Stock, of which 1,000 shares are issued and outstanding, which shares are owned beneficially and of record by Parent.

          (c)  Except as disclosed in the Parent SEC Reports (as defined in
Section 4.5) or as set forth on Schedule 4.2 attached hereto, as of the date
                                ------------
hereof, there are (i) no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Parent or any subsidiary of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Parent or obligating Parent or any subsidiary of Parent to grant, extend or enter into any such agreement or commitment and (ii) no voting trusts, proxies or other agreements or understandings to which Parent or any subsidiary of Parent is a party or is bound with respect to the voting of any shares of capital stock of Parent. The shares of Parent Common Stock to be issued to stockholders of the Company in the Merger will be at the Effective Time duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

          SECTION 4.3 Subsidiaries. Each direct and indirect corporate subsidiary of Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted except where any failure would not have a Parent Material Adverse Effect. Each subsidiary of Parent is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Parent Material Adverse Effect. All of the outstanding shares of capital stock of each corporate subsidiary of Parent that are owned by Parent are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by Parent, free and clear of any liens, claims or encumbrances except that such shares are pledged to secure Parent's credit facilities, and except as set forth on Schedule 4.3 with respect to the pledge of certain subsidiaries'
             ------------
stock to secure promissory notes issued in connection with certain acquisitions. Except as set forth on Schedule 4.3, there are no outstanding subscriptions,
                       ------------
options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any corporate subsidiary of Parent, including any right of conversion or exchange under any outstanding security, instrument or agreement. As used in this Agreement, the term "subsidiary" shall mean, when used with reference to any person or entity, any corporation, partnership, joint venture or other entity which such person or entity, directly or indirectly, controls or of which such person or entity (either acting alone or together with its other subsidiaries) owns, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, joint venture or other entity.

          SECTION 4.4 Authority; Non-Contravention; Approvals.

          (a) Parent and Subsidiary each have all necessary corporate power and authority to enter into this Agreement and, subject to the Parent Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby. This Agreement has been approved by the Boards of Directors of Parent and Subsidiary, and no other corporate proceedings on the part of Parent or Subsidiary are necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Subsidiary of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Subsidiary, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Subsidiary enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles. Without limitation of the foregoing, each of the covenants and obligations of Parent set forth in Sections 6.2, 6.5, 7.6, 7.7, 7.8, 7.10, 7.14 and 7.15 is valid, legally binding and enforceable.

          (b) The execution and delivery of this Agreement by each of Parent and Subsidiary do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or by-laws of Parent or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries is now a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound. The consummation by Parent and Subsidiary of the transactions contemplated hereby will not result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (x) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Parent Required Statutory Approvals (as defined in
Section 4.4(c)) and (y) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) consents required from lenders, lessors or other third parties. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Parent Material Adverse Effect.

          (c) Except for (i) the filings by Parent and the Company required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Proxy Statement and Prospectus (as defined in
Section 4.9) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act of 1933, as amended (the "Securities Act"), and the declaration of the effectiveness thereof by the SEC and filings with various state blue sky authorities or (iii) the making of the Merger Filing with the Secretary of State of the State of Delaware in connection with the Merger (the filings and approvals referred to in clauses (i) through (iii) above are collectively referred to as the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Subsidiary or the consummation by Parent or Subsidiary of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Parent Material Adverse Effect.

          SECTION 4.5 Reports and Financial Statements. Since February 28, 1995, Parent has filed with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. Parent has previously delivered to the Company copies of its (a) Annual Report on Form 10-K for the fiscal year ended March 1, 1997, as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its stockholders (whether annual or special) and (ii) actions by written consent in lieu of a stockholders' meeting from March 1, 1997, until the date hereof and (c) all other reports, including quarterly reports, or registration statements filed by Parent with the SEC since March 1, 1997 (other than Registration Statements filed on Form S-8) (collectively, the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements of Parent included in such reports (collectively, the "Parent Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Parent and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

          SECTION 4.6 Absence of Undisclosed Liabilities. Except as disclosed in the Parent SEC Reports or with respect to acquisitions or potential transactions set forth on Schedule 4.6 attached hereto, neither Parent nor any
                          ------------
of its subsidiaries had at May 31, 1997, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except: (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Parent Financial Statements or reflected in the notes thereto or (ii) which were incurred after May 31, 1997 and were incurred in the ordinary course of business and consistent with past practices; (b) liabilities, obligations or contingencies which (i) would not, in the aggregate, have a Parent Material Adverse Effect or (ii) have been discharged or paid in full prior to the date hereof; and (c) liabilities and obligations which are of a nature not required to be reflected in the consolidated financial statements of Parent and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied and which were incurred in the ordinary course of business.

          SECTION 4.7 Absence of Certain Changes or Events. Since May 31, 1997, there has not been any material adverse change in the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole.

          SECTION 4.8 Litigation. Except as disclosed in the Parent SEC Reports or in Schedule 4.8 attached hereto, there are no claims, suits, actions
              ------------
or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seek to restrain or enjoin the consummation of the Merger or which could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to cause a Parent Material Adverse Effect. Except as set forth in the Parent SEC Reports or in Schedule 4.8 attached
                                                    ------------
hereto, neither Parent nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality, authority or arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would reasonably be expected, either alone or in the aggregate, to have a Parent Material Adverse Effect.

          SECTION 4.9 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by Parent or its subsidiaries for inclusion in (a) the Registration Statement on Form S-4 to be filed under the Securities Act with the SEC by Parent and the Company in connection with the Merger for the purpose of registering the shares of Parent Common Stock to be issued in connection with the Merger (the "Registration Statement") or (b) the proxy statement to be distributed in connection with the Company's meeting of its stockholders to vote upon this Agreement and the transactions contemplated hereby (the "Proxy Statement" and, together with the prospectus included in the Registration Statement, the "Proxy Statement and Prospectus") will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments thereof or supplements thereto, and at the time of the meeting of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement, or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meeting of the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and Prospectus will, as of its effective date, comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent or Subsidiary with respect to information supplied by the Company for inclusion therein.

          SECTION 4.10 No Violation of Law. Except as disclosed in the Parent SEC Reports, neither Parent nor any of its subsidiaries is in violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance, or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect. Except as disclosed in the Parent SEC Reports, as of the date of this Agreement, to the knowledge of Parent, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated to Parent an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a Parent Material Adverse Effect. Parent and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Parent Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a Parent Material Adverse Effect. Parent and its subsidiaries are not in violation of the terms of any Parent Permit, except for delays in filing reports or violations which, alone or in the aggregate, would not have a Parent Material Adverse Effect.

          SECTION 4.11 Compliance with Agreements. Except as disclosed in the Parent SEC Reports or in Schedule 4.11 attached hereto, Parent and each of its
                         -------------
subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or action by a third party, could result in a default under (a) the respective charters, by-laws or other similar organizational instruments of Parent or any of its subsidiaries or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which Parent or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, which breaches, violations and defaults, in the case of clause (b) of this Section 4.11, would have, in the aggregate, a Parent Material Adverse Effect.

          SECTION 4.12  Taxes.

          (a) Parent and its subsidiaries have (i) duly filed with the appropriate governmental authorities all Tax Returns (as defined in Section 4.12(c)) required to be filed by them for all periods ending on or prior to the Effective Time, other than those Tax Returns the failure of which to file would not have a Parent Material Adverse Effect, and such Tax Returns are true, correct and complete in all material respects and (ii) duly paid in full or made adequate provision in the Parent Financial Statements for the payment of all Taxes (as defined in Section 4.12(b)) for all periods ending at or prior to the Effective Time, except where the failure to pay such Taxes would not have a Parent Material Adverse Effect. The liabilities and reserves for Taxes reflected in the Parent balance sheet included in the latest Parent SEC Report are expected to be adequate to cover all Taxes for all periods ending at or prior to the Effective Time and there are no material liens for Taxes upon any property or assets of Parent or any subsidiary thereof, except for liens for Taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the "IRS") or any other governmental taxing authority with respect to Taxes of the Parent or any of its subsidiaries which, if decided adversely, singly or in the aggregate, would have a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly owned subsidiary of Parent other than agreements the consequences of which are fully and adequately reserved for in the Parent Financial Statements. Neither Parent nor any of its subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code.

          (b) For purposes of this Agreement, the term "Taxes" shall mean all taxes, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest, fines, penalties or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments.

          (c) For purposes of this Agreement, the term "Tax Return" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

          SECTION 4.13 Employee Benefit Plans; ERISA. (a) Except as set forth in the Parent SEC Reports, at the date hereof, Parent and its subsidiaries do not maintain or contribute to any material employee benefit plans, programs, arrangements or practices (such plans, programs, arrangements or practices of Parent and its subsidiaries being referred to as the "Parent Plans"), including employee benefit plans within the meaning set forth in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other similar material arrangements for the provision of benefits (excluding any "Multi-employer Plan" within the meaning of Section 3(37) of ERISA or a "Multiple Employer Plan" within the meaning of Section 413(c) of the Code).

Schedule 4.13 attached hereto lists all Multi-employer Plans and Multiple
-------------
Employer Plans which any of Parent or its subsidiaries maintains or to which any of them makes material contributions or which cover a material number of employees. Neither Parent nor its subsidiaries has any obligation to create any additional such plan or to amend any such plan so as to increase benefits thereunder, except as required under the terms of the Parent Plans, under existing collective bargaining agreements or to comply with applicable law.

          (b) Except as disclosed in the Parent SEC Reports, (i) there have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the Parent Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, could have a Parent Material Adverse Effect, (ii) except for premiums due, there is no outstanding material liability, whether measured alone or in the aggregate, under Title IV of ERISA with respect to any of the Parent Plans,
(iii) neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of the Parent Plans subject to Title IV of ERISA other than in a "standard termination" described in
Section 4041(b) of ERISA, (iv) none of the Parent Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Parent Plans ended prior to the date of this Agreement, (v) the current present value of all projected benefit obligations under each of the Parent Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such benefit liabilities by more than the amount, if any, disclosed in the Parent SEC Reports as of May 31, 1997, based upon reasonable actuarial assumptions currently utilized for such Parent Plan, (vi) each of the Parent Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations, (vii) each of the Parent Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Parent Plans, and the period for making any such necessary retroactive amendments has not expired, (viii) with respect to Multi-employer Plans, neither Parent nor any of its subsidiaries has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are defined in Sections 4203, 4204 and 4205 of ERISA, respectively, and, to the knowledge of Parent and its subsidiaries, no event has occurred or is expected to occur which presents a material risk of a complete withdrawal or partial withdrawal under said Sections 4203, 4204 and 4205, (ix) to the knowledge of Parent and its subsidiaries, there are no material pending, threatened or anticipated claims involving any of the Parent Plans other than claims for benefits in the ordinary course and (x) Parent and its subsidiaries have no current material liability for plan termination or complete withdrawal or partial withdrawal under Title IV of ERISA based on any plan to which any entity that would be deemed one employer with Parent and its subsidiaries under Section 4001 of ERISA or Section 414 of the Code contributed during the period of time covered by the applicable statute of limitations (a "Parent Controlled Group Plan"), and Parent and its subsidiaries do not reasonably anticipate that any such liability will be asserted against Parent or any of its subsidiaries. None of the Parent Controlled Group Plans has an "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code).

          (c) The Parent SEC Reports contain a true and complete summary or list of or otherwise describe all material employment contracts and other employee benefit arrangements with "change of control" or similar provisions and all severance agreements with executive officers.

          SECTION 4.14 Labor Controversies. Except as set forth in the Parent SEC Reports, (a) there are no material controversies pending or, to the knowledge of Parent, threatened between Parent or its subsidiaries and any representatives of any of their employees, (b) to the knowledge of Parent, there are no material organizational efforts presently being made involving any of the presently unorganized employees of Parent and its subsidiaries, (c) Parent and its subsidiaries have, to the knowledge of Parent, complied in all material respects with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes and (d) no person has, to the knowledge of Parent, asserted that Parent or any of its subsidiaries is liable in any material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing, except for such controversies, organizational efforts, non-compliance and liabilities which, singly or in the aggregate, could not reasonably be expected to cause a Parent Material Adverse Effect.

          SECTION 4.15 Environmental Matters. (a) To Parent's knowledge and except as set forth in the Parent SEC Reports, (i) Parent and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws (as defined in Section 4.15(b)), including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties owned by Parent or any of its subsidiaries contain any Hazardous Substance (as defined in Section 4.15(c)) as a result of any activity of Parent or any of its subsidiaries in amounts exceeding the levels permitted by applicable

Environmental Laws, (iii) neither Parent nor any of its subsidiaries has received any notices, demand letters or requests for information from any Federal, state, local or foreign governmental entity or third party indicating that Parent or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened against Parent or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no reports have been filed, or are required to be filed, by Parent or any of its subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law, (vi) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by Parent or any of its subsidiaries as a result of any activity of Parent or any of its subsidiaries during the time such properties were owned, leased or operated by Parent or any of its subsidiaries, (vii) there have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any applicable Environmental Law conducted by or which are in the possession of Parent or its subsidiaries relating to the activities of Parent or its subsidiaries, (viii) except as set forth on Schedule 4.15 attached hereto, there are no underground storage tanks
         -------------
on, in or under any properties owned by Parent and any of its subsidiaries and no underground storage tanks have been closed or removed from any of such properties during the time such properties were owned, leased or operated by Parent or any of its subsidiaries, (ix) there is no asbestos or asbestos containing material present in any of the properties owned by Parent and its subsidiaries, and no asbestos has been removed from any of such properties during the time such properties were owned, leased or operated by Parent or any of its subsidiaries and (x) neither Parent, its subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for violations of the foregoing clauses (i) through (x) that, singly or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

          (b) As used herein, "Environmental Law" means any Federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect on the Closing Date. The term Environmental Law includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect on the Closing Date, or any state counterpart thereof, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries, damages or penalties due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

          (c) As used herein, "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

          SECTION 4.16 Title to Assets. Parent and each of its subsidiaries has good and marketable title in fee simple to all its real property and good title to all its leasehold interests and other properties as reflected in the most recent balance sheet included in the Parent Financial Statements, except for such properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current Taxes, payments of which are not yet delinquent,
(ii) such imperfections in title and easements and encumbrances, if any, as are not material in character, amount or extent and do not materially and adversely affect the value or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Parent's business operations (in the manner presently carried on by the Parent), (iii) as disclosed in the Parent SEC Reports or (iv) mortgages incurred in the ordinary course of business, and except for such matters which, singly or in the aggregate, could not reasonably be expected to cause a Parent Material Adverse Effect. All leases under which Parent leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than defaults under such leases which in the aggregate will not cause a Parent Material Adverse Effect.

          SECTION 4.17 Material Agreements. Parent and Subsidiary have no material agreements other than those filed as exhibits to Parent SEC Reports or which will be filed with the Form S-4.

          SECTION 4.18 Pooling Matters. To the Parent's knowledge and based upon consultation with its independent advisors, neither the Parent nor any of its affiliates has taken or agreed to take any action that would prevent the Merger (a) from constituting a reorganization qualifying under the provisions of
Section 368(a) of the Code or (b) from being treated for financial accounting purposes as a pooling of interests in accordance with generally accepted accounting principles and the rules, regulations and interpretations of the SEC.

          SECTION 4.19 No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Subsidiary has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

          SECTION 4.20 Brokers. Parent and Subsidiary represent and warrant that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee (except for the fee payable to the investment banking firm described in Section 8.3(g)) or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Subsidiary.


                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Parent and Subsidiary as of the date hereof as follows:

          SECTION 5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Company and its subsidiaries, taken as a whole (a "Company Material Adverse Effect"). True, accurate and complete copies of the Company's Certificate of Incorporation and By-laws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent.

          SECTION 5.2  Capitalization.

          (a) The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock. As of July 31, 1997, 9,687,582 shares of Company Common Stock and no shares of preferred stock were issued and outstanding. All of such issued and outstanding shares are validly issued and are fully paid, nonassessable and free of preemptive rights. No subsidiary of the Company holds any shares of the capital stock of the Company. The Company Common Stock constitutes the only class of equity securities of the Company or its subsidiaries registered or required to be registered under the Exchange Act.

          (b)  Except as set forth on Schedule 5.2 attached hereto, as of the
                                      ------------
date hereof (i) there were no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold or otherwise to become outstanding, additional shares of the capital stock of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment and (ii) except as contemplated hereby, there are no voting trusts, proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company and there are no such trusts, proxies, agreements or understandings by, between or among any of the Company's stockholders with respect to Company Common Stock. There are no outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights with respect to the Company.

          SECTION 5.3  Subsidiaries.  Except as set forth in Schedule 5.3, each
                                                             ------------
direct and indirect subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each subsidiary of the Company is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all such other failures, have a Company Material Adverse Effect. All of the outstanding shares of capital stock of each subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever except as set forth in Schedule 5.3 attached hereto. There are no
                       ------------
subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.

          SECTION 5.4 Authority; Non-Contravention; Approvals.

          (a) The Company has full corporate power and authority to enter into this Agreement and, subject to the Company Stockholders' Approval (as defined in Section 7.3) and the Company Required Statutory Approvals (as defined in Section 5.4(c)), to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Stockholders' Approval, the consummation by the Company of the transactions contemplated hereby. The Board of Directors of the Company has recommended that the Merger be approved by the stockholders of the Company and has authorized the solicitation of proxies therefor. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Subsidiary, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles. Without limitation of the foregoing, each of the covenants and obligations of the Company set forth in Sections 6.1, 6.5, 7.1, 7.3, 7.6, 7.7, 7.8, 7.10, 7.13 and 7.14 is valid, legally binding and enforceable notwithstanding the absence of the Company Stockholders' Approval.

          (b)  Except as set forth in Schedule 5.4, the execution and delivery
                                      ------------
of this Agreement by the Company do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a requirement to redeem, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or by-laws of the Company or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by the Company of the transactions contemplated hereby will not result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (x) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Company Required Statutory Approvals and the Company Stockholder's Approval and
(y) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Company Material Adverse Effect.

          (c) Except for (i) the filings by Parent and the Company required by the HSR Act, (ii) the filing of the Proxy Statement and Prospectus with the SEC pursuant to the Exchange Act and the Securities Act and the declaration of the effectiveness thereof by the SEC and filings with various state blue sky authorities and (iii) the making of the Merger Filing with the Secretary of State of the State of Delaware in connection with the Merger (the filings and approvals referred to in clauses (i) through (iii) above are collectively referred to as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Company Material Adverse Effect.

          SECTION 5.5  Reports and Financial Statements.  Except as set forth on

Schedule 5.5 attached hereto, since December 31, 1995, the Company has filed
------------
with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. The Company has previously delivered to Parent copies of its (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its stockholders (whether annual or special) and
(ii) actions by written consent in lieu of a stockholders' meeting from December 31, 1995 until the date hereof and (c) all other reports, including quarterly reports, or registration statements filed by the Company with the SEC since December 31, 1995 (the documents referred to in clauses (a), (b) and (c) are collectively referred to as the "Company SEC Reports"). As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements of the Company included in such reports (collectively, the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

          SECTION 5.6 Absence of Undisclosed Liabilities. Except as disclosed in the Company SEC Reports or, with respect to acquisitions or potential transactions, as set forth on Schedule 5.6 attached hereto, neither the Company
                              ------------
nor any of its subsidiaries had at March 31, 1997, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except: (a) liabilities, obligations or contingencies
(i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (ii) which were incurred after March 31, 1997 and were incurred in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) would not, in the aggregate, have a Company Material Adverse Effect or (ii) have been discharged or paid in full prior to the date hereof and (c) liabilities and obligations which are of a nature not required to be reflected in the consolidated financial statements of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied and which were incurred in the normal course of business.

          SECTION 5.7 Absence of Certain Changes or Events. Since the date of the most recent Company SEC Report, there has not been any material adverse change in the business, operations, properties, assets, liabilities, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole, including as a result of any change in capital structure, employee compensation arrangement (including severance rights and benefit plans), accounting method or applicable law.

          SECTION 5.8 Litigation. Except as referred to in the Company SEC Reports or in Schedule 5.8 attached hereto, there are no claims, suits, actions
              ------------
or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality, authority or arbitrator that seek to restrain the consummation of the Merger or which could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to cause a Company Material Adverse Effect. Except as referred to in the Company SEC Reports or in Schedule 5.8 attached
                                                       ------------
hereto, neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have any Company Material Adverse Effect.

          SECTION 5.9 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by the Company or its subsidiaries for inclusion in (a) the Registration Statement or (b) the Proxy Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement or, in the case of the Registration

Statement, as amended or supplemented, at the time it becomes effective and at the time of such meeting of the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and Prospectus will comply, as of its effective date, as to form in all material respects with all applicable laws, including the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied by Parent or Subsidiary for inclusion therein. The Company is qualified to use Form S-3 under the Securities Act.

          SECTION 5.10 No Violation of Law. Except as disclosed in the Company SEC Reports or in Schedule 5.10 attached hereto, neither the Company nor any of
                  -------------
its subsidiaries is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports, to the knowledge of the Company, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated to the Company an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a Company Material Adverse Effect. The Company and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Company Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a Company Material Adverse Effect. The Company and its subsidiaries are not in violation of the terms of any Company Permit, except for delays in filing reports or violations which, alone or in the aggregate, would not have a Company Material Adverse Effect.

          SECTION 5.11 Compliance with Agreements. Except as disclosed in the Company SEC Reports, the Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or action by a third party, could result in a default under, (a) the respective charters, By-laws or similar organizational instruments of the Company or any of its subsidiaries; or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, which breaches, violations and defaults, in the case of clause (b) of this Section 5.11, would have, in the aggregate, a Company Material Adverse Effect.

          SECTION 5.12 Taxes. The Company and its subsidiaries have (i) duly filed with the appropriate governmental authorities all Tax Returns required to be filed by them for all periods ending on or prior to the Effective Time, other than those Tax Returns the failure of which to file would not have a Company Material Adverse Effect, and such Tax Returns are true, correct and complete in all material respects and (ii) duly paid in full or made adequate provision in the Company Financial Statements for the payment of all Taxes for all periods ending at or prior to the Effective Time (whether or not shown on any Tax Return), except where the failure to pay such Taxes would not have a Company

Material Adverse Effect. The liabilities and reserves for Taxes reflected in the Company balance sheet included in the latest Company SEC Report are adequate to cover all Taxes for all periods ending at or prior to the Effective Time and there are no material liens for Taxes upon any property or asset of the Company or any subsidiary thereof, except for liens for Taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental taxing authority with respect to Taxes of the Company or any of its subsidiaries which, if decided adversely, singly or in the aggregate, would have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly owned corporate subsidiary of Company. Neither the Company nor any of its corporate subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code.

          SECTION 5.13 Employee Benefit Plans; ERISA.

          (a) Except as set forth in the Company SEC Reports, as supplemented by Schedule 5.13 attached hereto, at the date hereof, the Company and its
   -------------
subsidiaries do not maintain, contribute to or have any obligation or liability to any employee benefit plans, programs, arrangements and practices (such plans, programs, arrangements and practices of the Company and its subsidiaries being referred to as the "Company Plans"), including employee benefit plans within the meaning set forth in Section 3(3) of ERISA, or other similar material arrangements for the provision of benefits (excluding any "Multi-employer Plan" within the meaning of Section 3(37) of ERISA or a "Multiple Employer Plan" within the meaning of Section 413(c) of the Code). Schedule 5.13 attached
                                                    -------------
hereto lists all Multi-employer Plans and Multiple Employer Plans which any of the Company or its subsidiaries maintains or to which any of them makes contributions or has any liability, contingent or otherwise. Neither the Company nor its subsidiaries has any obligation to create any additional such plan or to amend any such plan so as to increase benefits thereunder, except as required under the terms of the Company Plans, under existing collective bargaining agreements or to comply with applicable law.

          (b)  Except as disclosed in the Company SEC Reports or Schedule 5.13,
                                                                 -------------
(i) there have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the Company Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, could have a Company Material Adverse Effect, (ii) except for premiums due, there is no outstanding material liability, whether measured alone or in the aggregate, under Title IV of ERISA with respect to any of the Company Plans, (iii) neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of the Company Plans subject to Title IV of ERISA other than in a "standard termination" described in
Section 4041(b) of ERISA, (iv) none of the Company Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Company Plans ended prior to the date of this Agreement, (v) the current present value of all projected benefit obligations under each of the Company Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such benefit liabilities by more than the amount, if any, disclosed in the Company SEC Reports as of September 30, 1995, based upon reasonable actuarial assumptions currently utilized for such Company Plan, (vi) each of the Company Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations, (vii) each of the Company Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Company Plans, and the period for making any such necessary retroactive amendments has not expired,
(viii) with respect to Multi-employer Plans, neither the Company nor any of its subsidiaries has, made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are defined in Sections 4203, 4204 and 4205 of ERISA, respectively, and, to the best knowledge of the Company and its subsidiaries, no event has occurred or is expected to occur which presents a material risk of a complete or partial withdrawal under said Sections 4203, 4204 and 4205, (ix) to the knowledge of the Company and its subsidiaries, there are no material pending, threatened or anticipated claims involving any of the Company Plans other than claims for benefits in the ordinary course and (x) the Company and its subsidiaries have no current material liability, whether measured alone or in the aggregate, for plan termination or complete withdrawal or partial withdrawal under Title IV of ERISA based on any plan to which any entity that would be deemed one employer with the Company and its subsidiaries under Section 4001 of ERISA or Section 414 of the Code contributed during the period of time covered by the applicable statute of limitations (the "Company Controlled Group Plans"), and the Company and its subsidiaries do not reasonably anticipate that any such liability will be asserted against the Company or any of its subsidiaries. None of the Company Controlled Group Plans has an "accumulated funding deficiency" (as defined in Section 302 of ERISA and 412 of the Code).

          (c)  The Company SEC Reports, as supplemented by Schedule 5.13
                                                           -------------
attached hereto, contain a true and complete summary or list of or otherwise describe all material employment contracts and other employee benefit arrangements with "change of control" or similar provisions and all severance agreements with executive officers.

          SECTION 5.14 Labor Controversies. Except as set forth in the Company SEC Reports, (a) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or its subsidiaries and any representatives of any of their employees, (b) to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the presently unorganized employees of the Company or its subsidiaries, (c) the Company and its subsidiaries have, to the knowledge of the Company, complied in all material respects with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes and
(d) no person has, to the knowledge of the Company, asserted that the Company or any of its subsidiaries is liable in any material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing, except for such controversies, organizational efforts, non-compliance and liabilities which, singly or in the aggregate, could not reasonably be expected to cause a Company Material Adverse Effect.

          SECTION 5.15  Environmental Matters.  Schedule 5.15 attached hereto
                                                -------------
lists all environmental studies, audits and reports prepared by or for the Company relating to any currently owned or leased properties of the Company and its subsidiaries conducted or completed since December 31, 1994. To the Company's knowledge and except as set forth in the Company SEC Reports or the studies, audits and reports identified in Schedule 5.15 or as otherwise set
                                          -------------
forth on Schedule 5.15, since December 31, 1994, (i) the Company and its
         -------------
subsidiaries have conducted their respective businesses in compliance in all material respects with all applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties currently owned by the Company or any of its subsidiaries contain any Hazardous Substance as a result of any activity of the Company or any of its subsidiaries in concentrations that require removal or remediation under applicable Environmental Laws, (iii) neither the Company nor any of its subsidiaries has received any notices, demand letters or requests for information from any Federal, state, local or foreign governmental entity or third party indicating that the Company or any of its subsidiaries may be in material violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened in writing, against the Company or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no reports have been filed, or are required to be filed, by the Company or any of its subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law by the Company or any of its subsidiaries, (vi) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties currently owned by the Company or any of its subsidiaries as a result of any activity of the Company or any of its subsidiaries during the time such properties were owned, leased or operated by the Company or any of its subsidiaries, (vii) there have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any applicable Environmental Law conducted by or which are in the possession of the Company or its subsidiaries relating to the activities of the Company or its subsidiaries, (viii) any underground storage tanks on, in or under any properties currently owned by the Company or any of its subsidiaries are operated in material compliance with all applicable Environmental Laws and no underground storage tanks have been closed or removed from any of such properties currently during the time such properties were owned, leased or operated by the Company or any of its subsidiaries, (ix) there is no asbestos or asbestos containing material present in any of the properties owned by the Company and its subsidiaries that require removal or remediation under any applicable Environmental Law, and no asbestos has been removed from any of such properties during the time such properties were owned, leased or operated by the Company or any of its subsidiaries and (x) neither the Company, its subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for violations of the foregoing clauses (i) through (x) that, singly or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          SECTION 5.16 Title to Assets. The Company and each of its subsidiaries has good and marketable title in fee simple to all its real property and good title to all its leasehold interests and other properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien of current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations (in the manner presently carried on by the Company), (iii) as disclosed in the Company SEC Reports, (iv) mortgages incurred in the ordinary course of business, or (v) except as set forth on

Schedule 5.16 attached hereto and except for such matters which, singly or in
-------------
the aggregate, could not reasonably be expected to cause a Company Material Adverse Effect. All leases under which the Company leases real or personal property have been delivered to Parent and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than defaults under such leases which in the aggregate will not have a Company Material Adverse Effect.

          SECTION 5.17 Company Stockholders' Approval. The affirmative vote of stockholders of the Company required for approval and adoption of this Agreement and the Merger is a majority of the outstanding shares of Company Common Stock.

          SECTION 5.18  No Excess Parachute Payments.  Except as set forth on
Schedule 5.18, the Company has no contracts, arrangements or understandings
-------------
pursuant to which any person may receive any amount or entitlement from the Company or any of its subsidiaries (including cash or property or the vesting of property) that may be characterized as an "excess parachute payment" (as such term is defined in Section 280G(B)(1) of the Code) (any such amount being an "Excess Parachute Payment") as a result of any of the transactions contemplated by this Agreement. Except as set forth on Schedule 5.18, no person is entitled
                                           -------------
to receive any additional payment from the Company, its subsidiaries or any other person (a "Parachute Gross-up Payment") in the event that the twenty percent (20%) parachute excise tax of Section 4999(a) of the Code is imposed on such person. Except as set forth on Schedule 5.18, the Board of Directors of
                                     -------------
the Company has not during the six (6) months prior to the date of this Agreement granted to any officer, director or employee of the Company any right to receive any Parachute Gross-Up Payment.

          SECTION 5.19 Trademarks and Intellectual Property Compliance. The Company and its subsidiaries own or have the right to use, without any material payment to any other party, all of their patents, trademarks (registered or unregistered), trade names, service marks, copyrights and applications ("Intellectual Property Rights"), and the consummation of the transactions contemplated hereby will not alter or impair such rights in any material respect. To the knowledge of the Company, no claims are pending by any person with respect to the ownership, validity, enforceability or use of any such Intellectual Property Rights challenging or questioning the validity or effectiveness of any of the foregoing which claims could reasonably be expected to have a Company Material Adverse Effect.

          SECTION 5.20 Material Agreements. The Company has no material agreements other than those filed as exhibits to the Company SEC Reports or which will be filed with the Form S-4.

          SECTION 5.21 Pooling Matters. To the Company's knowledge and based upon consultation with its independent accountants, neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent the Merger (a) from constituting a reorganization qualifying under the provisions of
Section 368(a) of the Code or (b) from being treated for financial accounting purposes as a pooling of interests in accordance with generally accepted accounting principles and the rules, regulations and interpretations of the SEC.

          SECTION 5.22 Transactions with Related Parties. Except as set forth in the Company SEC Reports, (a) there have been no transactions by the Company or its subsidiaries with any officer or director of the Company or beneficial owner of more than five percent (5%) of the Company Common

Stock or their affiliates ("Related Parties") since December 31, 1996 which are required to be disclosed pursuant to the Exchange Act and (b) there are no material agreements or understandings now in effect between the Company or its subsidiaries and any Related Party.

          SECTION 5.23 Insurance. Except to extent there would be no Company Material Adverse Effect, all of the Company's and its subsidiaries' liability, theft, life, health, fire, title, worker's compensation and other forms of insurance, surety bonds and umbrella policies, insuring the Company and its subsidiaries and their directors, officers, employees, independent contractors, properties, assets and business, are valid and in full force and effect and without any premium past due or pending notice of cancellation, are, in the reasonable judgment of the Company, adequate for the business of the Company and its subsidiaries as now conducted, and there are no claims, singly or in the aggregate, under such policies in excess of $100,000, which, in any event, are not in excess of the limitations of coverage set forth in such policies. The Company and its subsidiaries have taken all actions reasonably necessary to insure that their independent contractors obtain and maintain adequate insurance coverage. All of the insurance policies referred to in this Section 5.23 are "occurrence" policies and no such policies are "claims made" policies, except with respect to directors and executive officers. Neither the Company nor any of its subsidiaries has knowledge of any fact indicating that such policies will not continue to be available to the Company and its subsidiaries upon substantially similar terms subsequent to the Effective Time. The provision and/or reserves in the Company Financial Statements are adequate for any and all self insurance programs maintained by the Company or its subsidiaries.

          SECTION 5.24 Year 2000 Compliance. The Company believes that its ongoing management information system upgrading program will result in each system, comprised of software, hardware, databases or embedded control systems (microprocessor controlled, robotic or other device) (collectively, a "System"), that constitutes any material part of, or is used in connection with the use, operation or enjoyment of, any material tangible or intangible asset or real property of the Company and its subsidiaries not being materially adversely affected by the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century, and that neither the Company nor any of its subsidiaries will incur material expenses arising from or relating to the failure of any of its Systems as a result of the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century.

          SECTION 5.25 Brokers. The Company represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee (except for the fee payable to the investment banking firm described in Section 8.2(g)) or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.


                                  ARTICLE VI

                    CONDUCT OF BUSINESS PENDING THE MERGER

          SECTION 6.1 Conduct of Business by the Company Pending the Merger. Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless Parent shall otherwise agree in writing, the Company shall, and shall cause its subsidiaries to:

          (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

          (b) not (i) amend or propose to amend their respective charters or By-laws, (ii) split, combine or reclassify their outstanding capital stock or
(iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions by a wholly owned subsidiary of the Company;

          (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of or otherwise cause to become outstanding, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that the Company may issue shares (i) upon conversion of convertible securities and exercise of options outstanding on the date hereof and (ii) in connection with the potential acquisitions described in Schedule 6.1;
                          ------------

          (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (x) borrowings in the ordinary course of business or (y) borrowings to refinance existing indebtedness, the terms of which shall be reasonably satisfactory to Parent, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) take any action which would jeopardize the treatment of the Merger as a pooling of interests under APB 16, (iv) take or fail to take any action which action or failure would cause the Company or its stockholders (except to the extent that any stockholders receive cash in lieu of fractional shares) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger, (v) make any acquisition of any assets or businesses other than acquisitions of assets in the ordinary course of business, (vi) sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (e) use all commercially reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

          (f) confer on a regular and frequent basis with one or more representatives of Parent to report operational matters of materiality and the general status of ongoing operations;

          (g) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except in the ordinary course and consistent with past practice;

          (h) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law; and

          (i) maintain with financially responsible and adequately capitalized insurance companies insurance coverage on its assets and its businesses in such amounts and against such risks and losses as are consistent with past practice.

          SECTION 6.2 Conduct of Business by Parent and Subsidiary Pending the Merger. Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless the Company shall otherwise agree in writing, Parent shall, and shall cause Subsidiary to:

          (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

          (b) not (i) except as necessary to consummate the transactions contemplated hereby, amend or propose to amend their respective charters or by-laws, (ii) split, combine or reclassify (whether by stock dividend or otherwise) their outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions by a wholly owned subsidiary of Parent;

          (c) use all commercially reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement; and

          (d) confer on a regular and frequent basis with one or more representatives of the Company to report operational matters of materiality and the general status of ongoing operations.

          SECTION 6.3 Control of the Company's Operations. Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision of its operations.

          SECTION 6.4 Control of Parent's or Subsidiary's Operations. Nothing contained in this Agreement shall give to the Company, directly or indirectly, rights to control or direct Parent's or Subsidiary's operations prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision of its operations.

          SECTION 6.5  Acquisition Transactions.

          (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall not, and shall not permit any of its subsidiaries (including officers, directors, representatives and agents of the Company and its subsidiaries) to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide information to any corporation, partnership, person or other entity or group except the Parent, concerning any merger, sale of assets, sale of or tender offer for its common stock or similar actions (any such transactions being referred to herein as "Acquisition Transactions") provided, however, that nothing herein shall prevent the Board of Directors of the Company from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer.

          (b) Notwithstanding the provisions of paragraph (a) above, the Company may, in response to an unsolicited written proposal with respect to an Acquisition Transaction, furnish information to a financially capable corporation, partnership, person or other entity or group (a "Potential Acquirer") pursuant to appropriate confidentiality agreements and may participate in discussions and negotiate with such Potential Acquirer concerning any inquiry or proposal to acquire the Company in an Acquisition Transaction or negotiate with such Potential Acquirer if (i) the Company shall have given not less than two (2) business days' advance written notice to the Parent of the Company's intention to do so, (ii) the board of directors of the Company is advised by one or more of its independent financial advisors that providing information to the Potential Acquirer is likely to lead to an Acquisition Transaction on terms that would yield a higher value to the Company's stockholders than the Merger and is in furtherance of the best interests of the Company's stockholders and (iii) based upon advice of its legal counsel, its board of directors determines in good faith, that such action is in furtherance of the best interests of the Company stockholders and that the failure to provide such information to such Potential Acquirer would constitute a breach of its fiduciary duty to its stockholders.

          (c) In the event the Company shall determine to provide any information or negotiate as described in paragraph (b) above, or shall receive any request, inquiry proposals or offer of the type referred to in paragraph (b) above, it shall (i) immediately provide Parent with a copy of all information being provided to the third party, (ii) promptly inform the Parent that information is to be provided, that negotiations are to take place or that an offer has been received and (iii) if a request, inquiry, proposal or offer has been received, furnish to the Parent a description of the material terms thereof and, unless the board of directors of the Company concluded that such disclosure is inconsistent with its fiduciary duties under applicable law, furnish to the Parent the identity of the person receiving such information or the proponent of such offer, if applicable.

          (d) Subject to Subsection (e) below, the Company may enter into a definitive agreement for an Acquisition Transaction which meets the requirements set forth above with a Potential Acquirer with which it is permitted to negotiate pursuant to paragraph (b) above, but only if (i) the independent financial advisors of the Company shall have determined in good faith that such Acquisition Transaction would be more favorable to the Company's stockholders from a financial point of view than the Merger and is in furtherance of the best interests of the Company's stockholders, (ii) at least five (5) business days prior to the execution of such definitive agreement, the Company shall have furnished the Parent with a copy of such definitive agreement and (iii) the Parent shall have failed within such five-day period to offer to amend the terms of this Agreement in order that the Merger be, in good faith determination of the Board of Directors of the Company, at least as favorable to the Company's stockholders from a financial point of view as the Acquisition Transaction.

          (e) Each party (i) acknowledges that a breach of any of its covenants contained in this Section 6.5 will result in irreparable harm to the other party which will not be compensable in money damages and (ii) agrees that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to the other party for a breach of such covenant. In any event, if Company enters into an Acquisition Transaction, it will immediately pay to Parent the sums described in Section 7.6 hereof.


                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

          SECTION 7.1 Access to Information. (a) The Company and its subsidiaries shall afford to Parent and Subsidiary and their respective accountants, counsel, financial advisors and other representatives (the "Parent Representatives") and Parent and its subsidiaries shall afford to the Company and its accountants, counsel, financial advisors and other representatives (the "Company Representatives") full access during normal business hours throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly to one another (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC or which may have a material effect on their respective businesses, properties or personnel and (ii) such other information concerning their respective businesses, operations, properties, assets, condition (financial or other), results of operations and personnel as Parent or Subsidiary or the Company, as the case may be, shall reasonably request; provided that no investigation pursuant to this Section 7.1 shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Parent and its subsidiaries shall hold and shall use their reasonable best efforts to cause the Parent Representatives to hold, and the Company and its subsidiaries shall hold and shall use their reasonable best efforts to cause the Company Representatives to hold, in strict confidence all non-public documents and information furnished to Parent and Subsidiary or to the Company, as the case may be, in connection with the transactions contemplated by this Agreement, except that (i) Parent, Subsidiary and the Company may disclose such information as may be necessary in connection with seeking the Parent Required Statutory Approvals, the Company Required Statutory Approvals and the Company Stockholders' Approval and (ii) each of Parent, Subsidiary and the Company may disclose any information that it is required by law or judicial or administrative order to disclose.

          (b) In the event that this Agreement is terminated in accordance with its terms, each party shall promptly redeliver to the other all non-public written material provided pursuant to this Section 7.1 and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event, all documents, memoranda, notes and other writings prepared by Parent or the Company based on the information in such material shall be destroyed (and Parent and the Company shall use their respective reasonable best efforts to cause their advisors and representatives to similarly destroy their documents, memoranda and notes), and such destruction (and reasonable best efforts) shall be certified in writing by an authorized officer supervising such destruction.

          (c) The Company shall promptly advise Parent and Parent shall promptly advise the Company in writing of any change or the occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have, any material adverse effect on the business, operations, properties, assets, condition (financial or other), or results of operations of the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, taken as a whole.

          SECTION 7.2 Registration Statement and Proxy Statement. Parent and the Company shall file with the SEC as soon as is reasonably practicable after the date hereof the Proxy Statement and Prospectus and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Parent shall also take any reasonable action required to be taken under applicable state blue sky or securities laws in connection with the issuance of Parent Common Stock pursuant hereto. Parent and the Company shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences. The information provided and to be provided by Parent and the Company, respectively, for use in the Proxy Statement and Prospectus shall be true and correct in all material respects without omission of any material fact which is required to make such information not misleading as of the date thereof and in light of the circumstances under which given or made.

          SECTION 7.3  Company Stockholders' Approval.   The Company shall, as
promptly as practicable, submit this Agreement and the transactions contemplated hereby for the approval of its stockholders at a meeting of stockholders and, subject to the fiduciary duties of the Board of Directors of the Company under applicable law, shall use its reasonable best efforts to obtain stockholder approval and adoption (the "Company Stockholders' Approval") of this Agreement and the transactions contemplated hereby, provided that the Board of Directors of the Company may make any disclosure that it is compelled to make with respect to the receipt of a proposal for an Acquisition Transaction with a Potential Acquirer in order to comply with its fiduciary duties or Rule 14d-9 or 14e-2 promulgated under the Exchange Act with regard to any tender offer. Such meeting of stockholders shall be held as soon as practicable following the date upon which the Registration Statement becomes effective. Subject to the fiduciary duties of the Board of Directors of the Company under applicable law, the Company shall, through its Board of Directors, recommend to its stockholders approval of the transactions contemplated by this Agreement. The Company (i) acknowledges that a breach of its covenant contained in this Section 7.3 to convene a meeting of its stockholders and call for a vote thereat with respect to the approval of this Agreement and the Merger will result in irreparable harm to Parent which will not be compensable in money damages, and (ii) agrees that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to Parent for a breach of such covenant.

          SECTION 7.4 Affiliates of the Company. (a) Within 30 days after the date of this Agreement, (i) the Company shall deliver to Parent a letter identifying all persons who may be deemed affiliates of the Company under Rule 145 of the Securities Act ("Rule 145"), including, without limitation, all directors and executive officers of the Company and (ii) the Company shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws, including Accounting Series Release No. 135 ("ASR 135"). The Company shall use its reasonable best efforts to obtain as soon as practicable from any person who may be deemed to have become an affiliate of the Company after the Company's delivery of the letter referred to above and prior to the Effective Time, a written agreement substantially in the form of Exhibit
                                                                        -------
7.4.
---

          (b) If any stockholder of the Company reasonably determines on the basis of a rule or interpretation of the staff of the SEC that such stockholder will not be eligible to sell all of the shares (the "Stockholder Shares") of Parent received by such stockholder in the Merger pursuant to Rule 145(d) (1) in the three (3) month period immediately following the publication of thirty (30) days of combined financial results of operations of the Company and Parent as required by ASR 135, Parent agrees, if requested by such stockholder, to either, at Parent's option, (i) take such actions reasonably necessary to register the Stockholder Shares for resale pursuant to the Registration Statement or (ii) promptly after the Effective Time, register the Stockholder Shares pursuant to a registration statement on Form S-3. Parent shall maintain the effectiveness of any such registration statement (subject to Parent's right to convert to a Form S-3 registration from the Registration Statement at any time) until the earlier of the second anniversary of the Effective Time or such time as Parent reasonably determines that such stockholder will be eligible to sell all of the Stockholder Shares then owned by the Stockholder pursuant to Rule 145(d) (1) in the three month period immediately following the termination of the effectiveness of the applicable registration statement. Parent's obligations contained in this paragraph (b) shall terminate on the second anniversary of the Effective Time.

          SECTION 7.5 Nasdaq Listing. Parent shall use its reasonable best efforts to effect, at or before the Effective Time, authorization for listing on Nasdaq, upon official notice of issuance, of the shares of Parent Common Stock to be issued pursuant to the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Exchanged Options and Exchanged Warrants.

          SECTION 7.6 Expenses and Fees. Each party hereto agrees to bear its own expenses, including reasonable and customary fees and expenses payable to attorneys, accountants and investment bankers in connection with the transactions contemplated hereby. In addition, Parent will pay the fees and expenses incurred in connection with the printing, filing and mailing of the Proxy Statement and Prospectus and the HSR Act filing, provided, however, that in the event the Merger is not consummated, the parties will share equally in such fees and expenses.

          (a) If the Merger is not consummated because either party breaches a material representation or warranty or fails to perform a material covenant contained in this Agreement, and such breach shall not have been cured or such representation or warranty shall not have been made true within twenty (20) business days after notice by the other party thereof, and the other party has not breached any material representation or warranty or failed to perform a material covenant and the non-breaching party chooses to terminate this Agreement as a direct result of such breach or failure, the breaching party shall pay the non-breaching party the sum of $1,000,000.

          (b) If the Merger is not consummated because the Company enters into an Acquisition Transaction with another party other than the Parent as set forth in Section 6.5 hereof, at any time within twelve (12) months from the date of this Agreement, the Company shall pay to Parent the sum of $3,000,000, which sum shall be in lieu of the amount listed in subsection (a) of this Section 7.6. In the event that the Merger is not consummated because the Parent does not exercise its right under Section 3.1(b)(i) hereof, unless the Parent Stock Value is less than $13.20 per share, then the Parent shall pay to the Company the sum of $3,000,000, which sum shall be in lieu of the amount listed in subsection (a) of this Section 7.6.

          SECTION 7.7  Agreement to Cooperate.

          (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable pursuant to all agreements, contracts, indentures or other instruments to which the parties hereto are a party, or under any applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts (i) to obtain all necessary or appropriate waivers, consents and approvals from lenders, landlords, security holders or other parties whose waiver, consent or approval is required to consummate the Merger, (ii) to effect all necessary registrations, filings and submissions and (iii) to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the requisite votes of the stockholders of the Company and boards of directors of the Company and Parent.

          (b) Without limitation of the foregoing, each of Parent and the Company undertakes and agrees to file as soon as practicable after the date hereof a Notification and Report Form under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). Each of Parent and the Company shall (i) use its reasonable efforts to comply as expeditiously as possible with all lawful requests of the FTC or the Antitrust Division for additional information and documents and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto.

          (c) In the event any litigation is commenced by any person or entity relating to the transactions contemplated by this Agreement, including any Acquisition Transaction, Parent shall have the right, at its own expense, to participate therein, and the Company will not settle any such litigation without the consent of Parent, which consent will not be unreasonably withheld.

          SECTION 7.8 Public Statements. Unless required by law or by obligations pursuant to any listing agreement with the Nasdaq National Market as determined by Parent, Subsidiary or the Company, as the case may be, the parties
(i) shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby, and (ii) shall not issue any such press release or written public statement prior to such consultation.

          SECTION 7.9 Option Plans and Warrants. (a) The Parent will cause a Form S-8 ("Form S-8") to be filed with the SEC as soon as practicable following the Effective Time, but in no event more than thirty (30) days after the Effective Time, which registration statement shall register the shares of Parent Common Stock underlying the Parent Options granted in replacement of Company Options, or will cause such shares underlying such Parent Options to be subject to an existing Form S-8, and the Parent shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Options remain outstanding. At or before the Effective Time, the Company shall cause to be effected any necessary amendments to the Plan to give effect to the foregoing provisions of this Section 7.9.

          (b) Pursuant to Section 12(h) of the Warrant Agreement dated as of November 28, 1994 between the Company and The Bank of New York (as the successor-in-interest to NationsBank of Texas, N.A.), concurrently with the consummation of the Merger the Parent shall enter into a supplemental Warrant Agreement and shall mail a notice describing such supplemental Warrant Agreement to the holders of Company Warrants.

          SECTION 7.10 Notification of Certain Matters. Each of the Company, Parent and Subsidiary agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          SECTION 7.11  Directors' and Officers' Indemnification.

          (a) For a period of six years after the Effective Time, the Surviving Corporation and the Parent shall, to the extent permitted under Section 145 of the DGCL and to the extent of the Company's indemnification prior to the Effective Time, indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under applicable law to) each present and former director, officer, previously indemnified employee and previously indemnified agent of the Company or any of its subsidiaries (each, together with such person's heirs, executors or administrators, an "indemnified Party" and collectively, the "indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring prior to the Effective Time (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) or arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or Parent and the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the indemnified Parties, which counsel shall be reasonably satisfactory to the Parent and the Surviving Corporation, promptly after statements therefor are received, (ii) the Parent and the Surviving Corporation will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an indemnified Party's conduct complies with the standards set forth under Section 145 of the DGCL and the Parent's or the Surviving Corporation's respective Certificates of Incorporation or By-Laws shall be made by independent legal counsel acceptable to the Parent or the Surviving Corporation, as the case may be, and the indemnified Party; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The parties hereto intend, to the extent not prohibited by applicable law, that the indemnification provided for in this Section 7.11 shall apply without limitation to negligent acts or omissions by an indemnified Party. Each indemnified Party is intended to be a third party beneficiary of this Section
7.11 and may specifically enforce its terms. This Section 7.11 shall not limit or otherwise adversely affect any rights any indemnified Party may have under any agreement with the Company or under the Company's Certificate of Incorporation or bylaws as presently in effect.

          (b) Without limiting any of the obligations under paragraph (a) of this Section 7.11, Parent agrees that all rights to indemnification and all limitations of liability existing in favor of the indemnified Parties as provided in the Company's Certificate of Incorporation or Bylaws or in the similar governing documents of any of the Company's subsidiaries as in effect as of the date of this Agreement or as provided in the indemnification agreements of the Company with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim, action, suit, proceeding or investigation asserted or made within such period shall continue until the final disposition of such claim, action, suit, proceeding or investigation; provided, further, however, that nothing contained in this Section 7.11(b) shall be deemed to preclude the liquidation, consolidation or merger of the Company or any of the Company's subsidiaries, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger and shall constitute rights which may be asserted against Parent.

          (c) In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume the obligations set forth in this Section 7.11.

          (d) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events that occurred before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.11(c) more than an amount equal to 150% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be approximately $190,000 in the aggregate).

          SECTION 7.12 Corrections to the Proxy Statement and Prospectus and Registration Statement. Prior to the date of approval of the Merger by the Company's stockholders, each of the Company, Parent and Subsidiary shall correct promptly any information provided by it to be used specifically in the Proxy Statement and Prospectus and Registration Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Proxy Statement and Prospectus or the Registration Statement so as to correct the same and to cause the Proxy Statement and Prospectus as so corrected to be disseminated to the stockholders of the Company, to the extent required by applicable law.

          SECTION 7.13 Employment Agreements. Following the execution hereof, the Company will use its best efforts to cause any and all employees of the Company who are parties to agreements that may provide to them cash compensation upon a change of control (as defined therein) of the Company and certain other events (the "Employment Agreements") to execute amendments and/or waivers of the cash compensation provisions applicable upon such a change of control (as defined therein), in exchange for which the Parent will enter into employment agreements with each such employee of the Company in form and substance reasonably satisfactory to the parties thereto.

          SECTION 7.14 Irrevocable Proxies. Upon the execution hereof, the Company will use its best efforts to cause its executive officers and employee directors to execute and deliver to the Parent irrevocable proxies in a form reasonably acceptable to the Parent authorizing the Parent to vote all shares of Company Common Stock which such executive officers and directors are entitled to vote in favor of the Merger.

          SECTION 7.15 Grant of Options to Company Employees. Upon consummation of the Merger, Parent shall grant options to purchase 400,000 shares of Parent Common Stock (at an exercise price equal to the fair market price on the date of grant) to certain employees of the Company as recommended to Parent in writing by senior management of the Company and as agreed to by the compensation committee of the Parent's Board of Directors. Options granted to an employee for the aggregate purchase of 5,000 shares or less of Parent Common Stock shall be qualified as incentive stock options. Options granted to an employee for the aggregate purchase of more than 5,000 shares of Parent Company Stock shall be non-qualified options. The amounts and terms of such options shall be consistent with the Parent's policies relating to stock option grants to new employees, providing for a four-year ratable vesting schedule beginning one year from the date of grant (2.083% per month, for months thirteen (13) through sixty (60), inclusive, following the Effective Time) and a seven year expiration (or earlier in the event of termination of employment, except for Mr. Kearns' options, the expiration of which will be governed by Mr. Kearns' employment agreement). The Parent will register the shares issuable pursuant to the options Parent has agreed to grant under this Section 7.15 on a Form S-8, and shall use reasonable efforts to effect authorization for listing of such shares on the Nasdaq.

          SECTION 7.16 Tax-Free Treatment of Merger. The Parent, the Subsidiary and Company shall each use its best efforts to cause the Merger to be treated as a tax-free reorganization for federal income tax purposes. The Company, on the one hand, and Parent and Subsidiary, on the other hand, shall execute and deliver to legal counsel to the Company and Parent certificates substantially in the form attached hereto as Exhibits 7.16(a) and 7.16(b),
                                             ----------------     -------
respectively, at such time or times as reasonably requested by such legal counsel in connection with its delivery of an opinion with respect to transactions contemplated hereby and the Company and Parent shall each provide a copy thereof to the other parties hereto. Prior to the Effective Time, none of the Company, Parent or Subsidiary shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the representations in Exhibits
                                                                     --------
7.16(a) and 7.16(b).
-------     -------

          SECTION 7.17 Parent's Periodic Reports Following the Merger. As soon as practicable following the Effective Time, Parent shall file with the SEC a periodic report under the Exchange Act which contains at least thirty (30) days of combined results of operations of the Company and the Parent as required by ASR 135 within the time prescribed for the filing of such report.

          SECTION 7.18 Employee Benefits. The Parent shall provide employee benefits to the employees of the Company and its subsidiaries in an amount and nature materially consistent with benefits provided to existing employees of the Parent and its subsidiaries, which benefits will, to the extent practicable and feasible, be generally comparable to existing benefits provided to the Company's employees. Notwithstanding the foregoing, nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person. The Parent will also use its reasonable best efforts cause each employee medical benefit plan in which the employees of the Company and its subsidiaries participate from and after the Effective Time to waive (i) any preexisting condition restriction that was waived under the terms of any analogous plan immediately prior to the Effective Time or (ii) any waiting period limitation that would otherwise be applicable to an employee of the Company or its subsidiaries on or after the Effective Time to the extent such employee had satisfied any similar waiting period limitation under any analogous plan prior to the Effective Time.


                                 ARTICLE VIII

                                  CONDITIONS

          SECTION 8.1 Conditions to Each Party's Obligation to Effect the Merger. Unless waived by the parties, the respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of the Company under applicable law and applicable listing requirements;

          (b) the shares of Parent Common Stock issuable in the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance;

          (c) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

          (d) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the SEC or any state regulatory authorities;

          (e) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

          (f) no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the consummation of the Merger illegal;

          (g) all governmental waivers, consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby, and all consents from lenders required to consummate the Merger, shall have been obtained and be in effect at the Effective Time;

          (h) Coopers & Lybrand L.L.P., certified public accountants for Parent, shall have delivered a letter, dated the Closing Date, addressed to Parent, in form and substance reasonably satisfactory to Parent, stating that the Merger will qualify as a pooling-of-interests transaction under APB 16; and

          (i) all required material consents and approvals of lenders who have advanced $5,000,000 or more to Parent or the Company and lessors of material leases shall have been obtained and be in effect at the Effective Time; provided, however, that the failure to obtain such consents or approvals shall
--------  -------
not be due to the default or delay of the party responsible for obtaining such consents and approvals.

          SECTION 8.2 Conditions to Obligation of the Company to Effect the Merger. Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

          (a) Parent and Subsidiary shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Subsidiary contained in this Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date as if made at and as of such date, and the Company shall have received a certificate of the Chairman of the Board and Chief Executive Officer, the President or a Vice President of Parent and of the President and Chief Executive Officer or a Vice President of Subsidiary to that effect;

          (b) the Company shall have received an opinion of Gibson Dunn & Crutcher LLP, special counsel to the Company, in form and substance reasonably satisfactory to the Company, effective as of the Closing Date and based on representations of the Company and Parent, to the effect that (i) the Merger of Subsidiary with and into the Company pursuant to the Merger Agreement and applicable state law will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;
(ii) Parent, Subsidiary and Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) the stockholders of the Company will not recognize gain or loss as a result of the Merger, except to the extent such stockholders receive cash in lieu of fractional shares, and such opinion shall not have been withdrawn or modified in any material respect, substantially in the form of Exhibit 8.2(b);
                             --------------

          (c) the Company shall have received an opinion or opinions from Ballard Spahr Andrews & Ingersoll, special counsel to Parent and Subsidiary, dated the Closing Date, reasonably satisfactory to the Company substantially in the form set forth in Exhibit 8.2(c) attached hereto;
                      --------------

          (d) the Company shall have received "comfort" letters in customary form from Coopers & Lybrand L.L.P., certified public accountants for Parent and Subsidiary, dated the date of the Proxy Statement, the effective date of the Registration Statement and the Closing Date (or such other date reasonably acceptable to the Company) with respect to certain financial statements and other financial information included in the Registration Statement and any subsequent changes in specified balance sheet and income statement items, including total assets, working capital, total stockholders' equity, total revenues and the total and per share amounts of net income related to Parent;

          (e) since the date hereof, there shall have been no changes that have, and no event or events shall have occurred which have resulted in or have, a Parent Material Adverse Effect;

          (f) all governmental waivers, consents, orders, and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Closing Date, and no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to Parent of the Merger;

          (g) the Company shall have received from Jefferies & Company, Inc. (or other nationally recognized investment banking firm reasonably acceptable to Parent) an opinion, dated as of the date on which the Proxy Statement and Prospectus is first distributed to the stockholders of the Company, to the effect that the consideration to be received by the stockholders of the Company in the Merger is fair, from a financial point of view, to the holders of Company Common Stock, and such opinion shall not have been withdrawn;

          (h) Deloitte & Touche LLP, independent public accountants for the Company, shall have delivered a letter, dated the Closing Date, addressed to the Company, in form and substance reasonably satisfactory to the Company, stating that the Company has not taken any action that would affect the ability to account for the Merger as a pooling-of-interests transaction under APB 16; and

          (i) The parent shall have entered into an employment agreement with Walter J. Kearns ("Mr. Kearns"), a form of which is attached hereto as Exhibit
                                                                       -------
8.2(i).
------

          SECTION 8.3 Conditions to Obligations of Parent and Subsidiary to Effect the Merger. Unless waived by Parent and Subsidiary, the obligations of Parent and Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

          (a) the Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects on and as of the date made and on and as of the Closing Date as if made at and as of such date, and Parent shall have received a Certificate of the President and Chief Executive Officer or of a Vice President of the Company, in form and substance reasonably satisfactory to Parent to that effect;

          (b) Parent shall have received an opinion from Gibson Dunn & Crutcher LLP, special counsel to the Company, effective as of the Closing Date, substantially in the form set forth in Exhibit 8.3(b) attached hereto;
                                       --------------

          (c) Parent shall have received "comfort" letters in customary form and substance reasonably satisfactory to Parent from Deloitte & Touche LLP, certified public accountants for the Company, dated the date of the Proxy Statement, the effective date of the Registration Statement and the Closing Date (or such other date reasonably acceptable to Parent) with respect to certain financial statements and other financial information included in the Registration Statement and any subsequent changes in specified balance sheet and income statement items, including total assets, working capital, total stockholders' equity, total revenues and the total and per share amounts of net income related to the Company;

          (d) the Affiliate Agreements required to be delivered to Parent pursuant to Section 7.4 shall have been furnished as required by Section 7.4;

          (e) since the date hereof, there shall have been no changes that have, and no event or events shall have occurred which have resulted in or have, a Company Material Adverse Effect;

          (f) all governmental waivers, consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Closing Date, and no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to Parent of the Merger;

          (g) Parent shall have received from Merrill Lynch, Pierce, Fenner & Smith, Inc. (or other nationally recognized investment banking firm reasonably acceptable to the Parent) an opinion reasonably acceptable to the Parent, dated as of the date on which the Proxy Statement and Prospectus is first distributed to the shareholders of Parent, to the effect that the Exchange Ratio is fair, from a financial point of view, to Parent's stockholders, and such opinion shall not have been withdrawn;

          (h) the Company shall have delivered to Parent its audited consolidated financial statements for the year ended December 31, 1996, together with an unqualified opinion from Deloitte & Touche LLP regarding such financial statements, which financial statements shall reflect earnings which are not materially less than the average of the published projections of the securities analysts' which regularly follow the Company and which financial statements shall reflect all normal, recurring adjustments necessary to fairly present the Company's results from operations or financial condition; and

          (i) Coopers & Lybrand L.L.P., public accountants for Parent and Subsidiary, shall have delivered a letter, dated the Closing Date, addressed to Parent, in form and substance reasonably satisfactory to Parent stating that the Merger will qualify as a pooling-of-interests transaction under APB 16.


                                  ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

          SECTION 9.1 Termination. This Agreement may be terminated by the mutual written consent of the parties or at any time prior to the Closing Date, whether before or after approval by the stockholders of the Company, as follows:

          (a)  The Company shall have the right to terminate this Agreement:

               (i) if the Merger is not completed by December 31, 1997 other than on account of delay or default on the part of the Company;

               (ii) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of the Company or any of its 5% stockholders or any of their affiliates or associates;

               (iii) if the terms and conditions of Section 6.5(d) are satisfied;

               (iv) if Parent (A) fails to perform in any material respect any of its covenants in this Agreement and (B) does not cure such default in all material respects within 30 days after written notice of such default is given to Parent by the Company; or

               (v)    in the manner set forth in Section 3.1; or

               (vi) if the Company's shareholders' vote is not sufficient to approve the Merger.

          (b)  Parent shall have the right to terminate this Agreement:

               (i) if the Merger is not completed by December 31, 1997 other than on account of delay or default on the part of Parent;

               (ii) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of Parent or any of its 5% stockholders or any of their affiliates or associates;

               (iii) if the Company (A) fails to perform in any material respect any of its covenants in this Agreement and (B) does not cure such default in all material respects within 30 days after written notice of such default is given to the Company by Parent; or

               (iv)   in the manner set forth in Section 3.1; or

               (v) if the Company's shareholders' vote is not sufficient to approve the Merger.

          SECTION 9.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of the Company, Parent, Subsidiary or their respective officers or directors (except as set forth in this Section 9.2 and in Sections 7.1, 7.6 and 7.8, all of which shall survive the termination). Nothing in this Section 9.2 shall relieve any party from liability for any breach of this Agreement.

          SECTION 9.3 Amendment. This Agreement may not be amended except by action taken by the parties' respective Boards of Directors or duly authorized committees thereof and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

          SECTION 9.4 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such waiver shall not be deemed to be continuing or to apply to any future obligation or requirement of any party hereto provided herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE X

                              GENERAL PROVISIONS

     SECTION 10.1 Non-Survival of Representations and Warranties. The representations and warranties contained in Articles IV and V of this Agreement shall not survive the Merger, and after effectiveness of the Merger the Company, Parent, Subsidiary or their respective officers or directors shall have no further obligation with respect thereto. This Section 10.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

     SECTION 10.2 Validity. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

     SECTION 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  If to Parent or Subsidiary to:

          Corporate Express, Inc.
          1 Environmental Way
          Broomfield, Colorado  80021-3416
          Attention:  Gary M. Jacobs
          Facsimile Number: (303) 664-3823

     with a copy to:

          Ballard Spahr Andrews & Ingersoll
          1735 Market Street, 51st Floor
          Philadelphia, Pennsylvania  19103
          Attention:  Gerald J. Guarcini, Esq.
          Facsimile Number:  (215) 864-8999

     (b)  If to the Company, to:

          Data Documents Incorporated
          4205 South 96th Street
          Omaha, Nebraska  68217
          Attention:  Walter J. Kearns
          Facsimile Number:  (402) 339-9270

     with a copy to:

          Gibson Dunn & Crutcher LLP
          333 South Grand Avenue
          Los Angeles, California  90071-3197
          Attention:  Kenneth M. Doran, Esq.
          Facsimile Number:  (213) 229-6537

     SECTION 10.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

     SECTION 10.5 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof,
(b) is not intended to confer upon any other person any rights or remedies hereunder, except for rights of indemnified Parties under Section 7.11 and (c) shall not be assigned by operation of law or otherwise, except that Subsidiary may assign this Agreement to any other wholly owned subsidiary of Parent. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

     SECTION 10.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Each of the parties agrees to accept and be bound by facsimile signatures hereto.

     SECTION 10.7 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except as set forth in the exception to Section 10.5(b), nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 10.8 Exhibits and Schedules. All Exhibits and Schedules referred to in this Agreement shall be attached hereto and are incorporated by reference herein.

     SECTION 10.9 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company or Parent or any officer, director, employee, agent, representative or investor of any party hereto.

     SECTION 10.10 Definition of "Knowledge" and "Belief". As used in this Agreement, "knowledge" or "belief" or similar language means, with respect to the Company, all things known to or believed by, after reasonable investigation and inquiry, Walter Kearns, A. Robert Thomas, Ralph Scheer and Milt Romjue.



           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Parent, Subsidiary and the Company have caused this Agreement to be signed by their respective officers as of the date first written above.

                              CORPORATE EXPRESS, INC.


                              By:  /s/ Gary M. Jacobs
                                   ----------------------------------------
                                   Gary M. Jacobs
                                   Executive Vice President



                              IDD ACQUISITION CORP.


                              By:  /s/ Gary M. Jacobs
                                   ----------------------------------------
                                   Gary M. Jacobs
                                   Executive Vice President



                              DATA DOCUMENTS INCORPORATED


                              By:  /s/ Walter J. Kearns
                                   ----------------------------------------
                                   Walter J. Kearns
                                   Chief Executive Officer

                                                                     Appendix II

              [Jefferies & Company, Inc. Letterhead Appears Here]


                                                      September 5, 1997

Board of Directors
DATA DOCUMENTS INCORPORATED
4205 South 96/th/ Street
Omaha, NE  68127-1290

Re: The proposed merger transaction between Data Documents Incorporated, a Delaware corporation ("DDII" or the "Company"), and Corporate Express, Inc., a Colorado corporation ("CEXP"), which merger would be accomplished through a merger of a wholly-owned subsidiary of CEXP into DDII pursuant to which all of the outstanding common stock of DDII would be converted into shares of common stock of CEXP at a rate of 1.1 shares of CEXP common stock for each share of DDII common stock outstanding as of the effective date (the "Transaction"); all upon the terms and conditions more fully set forth in an Agreement and Plan of Reorganization (the "Agreement") to be entered into by and among DDII and CEXP.
     ---------------------------------------------------------------------------

To the Members of the Board of Directors:

          You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of the Company (the "Stockholders") of the consideration to be received by such Stockholders pursuant to the Transaction (the "Consideration"). The terms and conditions of the Transaction are more fully set forth in the Agreement.

          Jefferies & Company, Inc. ("Jefferies"), as part of its investment banking business, is regularly engaged in the evaluation of capital structures, the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. In the ordinary course of our business, we may trade the securities of DDII and CEXP for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

          As you are aware, Jefferies will receive a fee for providing this opinion. In addition to delivering this opinion, Jefferies has acted as exclusive financial advisor to DDII in connection with the Transaction and has actively assisted DDII in negotiating the terms thereof. Jefferies will receive an additional fee in connection with the consummation of the Transaction for acting in such capacity. In addition, over the last twelve months, Jefferies has received customary fees from CEXP for certain investment banking services performed by Jefferies.

          In conducting our analysis and arriving at the opinion expressed herein, we have reviewed a draft of the Agreement, dated August 26, 1997 (including any schedules and exhibits thereto) and certain financial and other information that was publicly available or furnished to us by DDII and CEXP, including certain internal financial analyses, budgets, reports and other information

Board of Directors
DATA DOCUMENTS INCORPORATED
September 5, 1997
Page 2


prepared by the respective company's management. We have also held discussions with various members of senior management of the Company and CEXP concerning each company's historical and current operations, financial conditions and prospects, as well as the strategic and operating benefits anticipated from the business combination. In addition, we have conducted such other reviews, analyses and inquiries relating to DDII and CEXP as we considered appropriate in rendering this opinion.

          In our review and analysis and in rendering this opinion, we have relied upon, but have not independently investigated or verified, the accuracy, completeness and fair presentation of all financial and other information that was provided to us by DDII or CEXP, or that was publicly available to us (including, without limitation, the information described above and the financial projections prepared by DDII and CEXP regarding the estimated future performance of the respective companies before and after giving effect to the Transaction). This opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects.

          With respect to the financial projections provided to and examined by us, we note that projecting future results of any company is inherently subject to vast uncertainty. You have informed us, however, and we have assumed with your permission, that such projections were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of the companies as to the future performance of each company. In addition, although we have performed sensitivity analyses thereon, in rendering this opinion we have assumed, with your permission, that each company will perform in accordance with such projections for all periods specified therein. Although such projections did not form the principal basis for our opinion, but rather constituted one of many items that we employed, changes thereto could affect the opinion rendered herein. We have assumed, with your permission, that the Transaction will be a tax free reorganization and will be accounted for under the "pooling of interests" accounting method.

          We have not been requested to, and did not solicit third party indications of interest in acquiring all or any part of the Company; or make any independent evaluation or appraisal of the assets or liabilities of, nor conduct a comprehensive physical inspection of any of the assets of, DDII or CEXP, nor have we been furnished with any such appraisals. Our opinion is based on economic, monetary, political, market and other conditions existing and which can be evaluated as of the date of this opinion (including, without limitation, current market prices of the common stock of the Company and CEXP); however,
                                                                    -------
such conditions are subject to rapid and unpredictable change and such changes could affect the conclusions expressed herein. We have made no independent investigation of any legal matters affecting DDII or CEXP, and we have assumed the correctness of all legal and accounting advice given to such parties and their respective boards of directors, including (without limitation) advice as to the accounting and tax consequences of the Transaction to DDII, CEXP and their respective stockholders.

          In rendering this opinion we have also assumed, with your permission, that: (i) the terms and provisions contained in the definitive Agreement (including any schedules and exhibits

Board of Directors
DATA DOCUMENTS INCORPORATED
September 5, 1997
Page 3


thereto) will not differ from those contained in the drafts of those documents we have heretofore reviewed; (ii) the conditions to the consummation of the Transaction set forth in the Agreement will be satisfied without material expense; and (iii) there is not now, and there will not as a result of the consummation of the transactions contemplated by the Agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which DDII, CEXP or any of their respective subsidiaries or affiliates is a party.

          Moreover, in rendering the opinion set forth below we note that the consummation of the Transaction is conditioned upon the approval of DDII's stockholders, and we are not recommending that DDII, its Board of Directors, any of its security holders or any other person should take any specific action in connection with the Transaction. Our opinion does not constitute a recommendation of the Transaction over any alternative transactions which may be available to DDII, and does not address DDII's underlying business decision to effect the Transaction. Finally, we are not opining as to the market value of the Consideration to be received by the Stockholders or the prices at which any of the securities of CEXP may trade upon and following the consummation of the Transaction.

          Based upon and subject to the foregoing, and upon such other matters as we consider relevant, it is our opinion as investment bankers that, as of the date hereof, the Consideration to be received by the Stockholders is fair from a financial point of view.

          It is understood and agreed that this opinion is provided solely for the use of the Board of Directors of DDII as one element in the Board's consideration of the Transaction, and may not be used for any other purpose, or otherwise referred to, relied upon or circulated, without our prior written consent. Without limiting the foregoing, this opinion does not constitute a recommendation to any Stockholder (or any other person) as to how such person should vote with respect to the Transaction. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. This opinion may be reproduced in full in any proxy statement mailed to holders of Common Stock in connection with the Transaction but may not otherwise be disclosed publicly in any manner without our prior written approval.

                                    Sincerely,

                                    JEFFERIES & COMPANY, INC.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 20. Indemnification of Directors and Officers

          Section 7-109-101, et seq., of the Colorado Business Corporation Act generally provides that a corporation may indemnify its directors, officers, employees, fiduciaries and agent against liabilities and reasonable expenses incurred in connection with any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), by reason of being or having been a director, officer, employee, fiduciary or agent of the corporation, if such person acted in good faith and reasonably believed that his conduct, in his official capacity, was in the best interests of the corporation (or, with respect to employee benefit plans, was in the best interests of the participants of the plan), and in all other cases his conduct was at least not opposed to the corporation's best interests. In the case of a criminal proceeding, the director, officer, employee, fiduciary or agent must have had no reasonable cause to believe his conduct was unlawful. Under Colorado law, the corporation may not indemnify a director, officer, employee, fiduciary or agent in connection with a Proceeding by or in the right of the corporation if the director is adjudged liable to the corporation, or in a proceeding in which the director, officer, employee or agent is adjudged liable for an improper personal benefit.

          Corporate Express' Articles of Amendment and Restatement to the Articles of Incorporation and By-Laws provide that Corporate Express shall indemnify its officers and directors to the full extent permitted by the law. The indemnification provisions in Corporate Express' By-Laws are substantially similar to the provisions of Section 7-109-101, et seq. Corporate Express has entered into agreements to provide indemnification for its directors and certain officers consistent with its Articles of Amendment and Restatement to the Articles of Incorporation and By-Laws.

     Item 21. Exhibits and Financial Statement Schedules

          (a) Exhibits

          Except as otherwise noted, the exhibit was previously filed as an exhibit to Corporate Express' Registration Statement on Form S-1, File No. 33-81924 (the "Initial Registration Statement"), and is incorporated herein by reference.


          Exhibit
          Number    Description
          ------    -----------
          2.1*      Agreement and Plan of Merger dated as of September 10, 1997 among Corporate Express, Inc., IDD Acquisition Corp. and
                    Data Documents Incorporated

          3.1 Articles of Amendment and Restatement of the Articles of Incorporation of Corporate Express, Inc., a Colorado corporation, filed on September 30, 1994

          3.2       Articles of Amendment and Restatement of Corporate Express,
                    Inc., filed on August 22, 1996 (incorporated by reference to Corporate Express' Form 10-K for the year ended
                    March 1, 1997)

          3.3       Amended and Restated By-Laws of Corporate Express, Inc.

          4.1       Specimen Common Stock Certificate of Corporate Express, Inc.

          4.2       Form of Warrant Agreement

          4.3 Indenture dated as of February 28, 1994 by and among Corporate Express, Inc., and the Guarantors named therein and First Trust National Association for the $100,000,000
                    91/8% Senior Subordinated Notes

          4.4       Note Purchase Agreement dated February 22, 1994 by and among
                    Corporate Express, Inc., McQuiddy Holdings Inc., McQuiddy
                    Office Designers, Inc., New Jersey Office Supply Inc., Ross-
                    Martin Company Inc., Scott Rice Company Inc.,
                    Schwabacher/Frey, Inc., Bayless Stationers, Inc., Donaldson,
                    Lufkin & Jenrette Securities Corporation and Alex. Brown &
                    Sons Incorporated

          4.5 Recapitalization Agreement dated December 3, 1991, by and between Corporate Express, Inc., J.P. Morgan Investment
                    Corporation ("J.P. Morgan") and Shareholders

          4.6 Recapitalization Agreement dated August 29, 1992 by and among Corporate Express, Inc., J.P. Morgan and certain shareholders

          4.7       Indenture dated as of June 24, 1996 by and among Corporate
                    Express, Inc. and Bankers Trust Company, as trustee, for the 4 1/2% Convertible Notes due July 1, 2000 (including Form of
                    Notes) (incorporated by reference to Corporate Express'
                    Registration Statement on Form S-3, File No. 333-12451)

          4.8 First Supplemental Indenture dated as of October 15, 1996 relating to Corporate Express Inc.'s 4 1/2% Convertible
                    Notes (incorporated by reference to Corporate Express'
                    Registration Statement on Form S-3, File No. 333-12451)

          4.9 Form of 4 1/2% Convertible Note (incorporated by reference to Corporate Express' Registration Statement on Form S-3,
                    File No. 333-12451)

          5.1** Opinion of Ballard Spahr Andrews & Ingersoll as to the validity of the shares of Corporate Express Common Stock being registered

          10.1 Employment Agreement dated as of August 25, 1993, by and between Corporate Express, Inc. and Robert King, as amended effective July 15, 1994

          10.2 Amended and Restated 1992 Stock Option Plan, Form of Non-qualified Stock Option Agreement and Form of Incentive Stock
                    Option Agreement

          10.3      1994 Executive Stock Option Plan

          10.4      Form of Indemnification Agreement between Corporate Express,
                    Inc. and its officers and directors

          10.5      1994 Stock Option and Incentive Plan

          10.6      1994 Employee Stock Purchase Plan

          10.7 Employment Agreement dated as of July 31, 1995 by and between Corporate Express, Inc. and Sam Leno (incorporated by reference to Corporate Express' Registration Statement on Form S-1, File No. 33-95902)

          10.8      Agreement among Corporate Express, Inc., Synergom, Inc. and
                    OfficeMax, Inc. dated as of August 25, 1995 (incorporated by reference to Corporate Express' Registration Statement on
                    Form S-1, File No. 33-95902)

          10.9 Agreement and Plan of Merger dated as of January 6, 1996 among the Company, Delivery Systems, Inc. and DSU
                    Acquisition Corp., as amended (incorporated by reference to the Company's Registration Statement on Form S-4, File No.
                    333-288)

          10.10 Agreement and Plan of Merger dated as of February 8, 1996 by and among Corporate Express, Inc., CEX Acquisition Corp.,
                    Young, Richard Young, HCC Investments, Inc., Juliet
                    Challenger, Inc. and Wilmington Securities, Inc.
                    (incorporated by reference to Corporate Express'
                    Registration Statement on Form S-4, File No. 333-288)

          10.11 Stock Purchase Agreement dated April 22, 1996 by and among the Company, ASAP Software Express, Inc. and the shareholders of ASAP Software Express, Inc. (incorporated by reference to Corporate Express' Form 8-K dated May 15, 1996)

          10.12     Corporate Express, Inc. Supplemental Stock Option Plan
                    (incorporated by reference to Corporate Express' Form 10-K for the year ended March 1, 1997)

          10.13     Amended and Restated Credit Agreement, dated as of November
                    26, 1996 by and among CEX Holdings, Inc., as borrower, Corporate Express, as a guarantor, the lenders named therein and The First National Bank of Chicago, as agent
                    (incorporated by reference to Corporate Express' Quarterly
                    Report on Form 10-Q for the period ended November 30, 1996)

          10.14 Agreement and Plan of Merger dated as of September 10, 1996 among Corporate Express, United TransNet, Inc. and Bevo
                    Acquisition Corp., Inc. (incorporated by reference to
                    Corporate Express' Registration Statement on Form S-4, File
                    No. 333-13217)

          11.1**    Statement regarding computation of per share earnings

          21.1**    List of Subsidiaries

          23.1** Consent of Ballard Spahr Andrews & Ingersoll (included as part of Exhibit 5.1)

          23.2*     Consent of Coopers & Lybrand L.L.P.

          23.3*     Consent of Deloitte & Touche LLP

          24.1      Power of Attorney (included on signature page to Form S-4)

          99.1**    Form of Proxy

          ------------------
          *    Filed herewith.
          **   To be filed by amendment.


          Item 22. Undertakings

            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            The Undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

            The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and issued in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

            The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Broomfield, State of Colorado, on September 11, 1997.

                                        CORPORATE EXPRESS, INC.

                                        By: /s/ Jirka Rysavy
                                           ------------------------------------
                                               Jirka Rysavy
                                               Chairman of the Board and
                                               Chief Executive Officer


       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on September 12, 1997 by the following persons in the capacities indicated. Each person whose signature appears below hereby authorizes and appoints Jirka Rysavy, Robert L. King and Gary M. Jacobs, and any one of them, as his or her attorneys-in-fact, to sign and file on his or her behalf, in the capacities stated below, any and all pre-effective amendments and post-effective amendments to this Registration Statement.

      Signature                              Title                         Date
      ---------                              -----                         ----

/s/ Jirka Rysavy                Chairman of the Board and Chief            September 11, 1997
---------------------------     Executive Officer (Principal Executive
Jirka Rysavy                    Officer)

/s/ Robert L. King              President, Chief Operating Officer and     September 11, 1997
---------------------------     Director
Robert L. King

                                Executive Vice President and Chief         September 11, 1997
---------------------------     Financial Officer (Principal Financial
Sam R. Leno                     Officer)

/s/ Joanne C. Farver            Vice President and Controller              September 11, 1997
---------------------------     (Principal Accounting Officer)
Joanne C. Farver

/s/ Janet A. Hickey             Director                                   September 11, 1997
---------------------------
Janet A. Hickey

/s/ James P. Argyropoulos       Director                                   September 11, 1997
---------------------------
James P. Argyropoulos

/s/ Mo Siegel                   Director                                   September 11, 1997
---------------------------
Mo Siegel

                                 EXHIBIT INDEX

          Exhibit
          Number    Description
          ------    -----------

          2.1* Agreement and Plan of Merger dated as of September 10, 1997 among Corporate Express, Inc., IDD Acquisition Corp. and
                    Data Documents Incorporated

          3.1 Articles of Amendment and Restatement of the Articles of Incorporation of Corporate Express, Inc., a Colorado corporation, filed on September 30, 1994

          3.2       Articles of Amendment and Restatement of Corporate Express,
                    Inc., filed on August 22, 1996 (incorporated by reference to
                    Corporate Express' Form 10-K for the year ended March 1,
                    1997)

          3.3       Amended and Restated By-Laws of Corporate Express, Inc.

          4.1       Specimen Common Stock Certificate of Corporate Express, Inc.

          4.2       Form of Warrant Agreement

          4.3 Indenture dated as of February 28, 1994 by and among Corporate Express, Inc., and the Guarantors named therein and First Trust National Association for the $100,000,000
                    9 1/8% Senior Subordinated Notes

          4.4       Note Purchase Agreement dated February 22, 1994 by and among
                    Corporate Express, Inc., McQuiddy Holdings Inc., McQuiddy
                    Office Designers, Inc., New Jersey Office Supply Inc., Ross-
                    Martin Company Inc., Scott Rice Company Inc.,
                    Schwabacher/Frey, Inc., Bayless Stationers, Inc., Donaldson,
                    Lufkin & Jenrette Securities Corporation and Alex. Brown &
                    Sons Incorporated

          4.5 Recapitalization Agreement dated December 3, 1991, by and between Corporate Express, Inc., J.P. Morgan Investment
                    Corporation ("J.P. Morgan") and Shareholders

          4.6 Recapitalization Agreement dated August 29, 1992 by and among Corporate Express, Inc., J.P. Morgan and certain shareholders

          4.7       Indenture dated as of June 24, 1996 by and among Corporate
                    Express, Inc. and Bankers Trust Company, as trustee, for the 4 1/2% Convertible Notes due July 1, 2000 (including Form of
                    Notes) (incorporated by reference to Corporate Express'
                    Registration Statement on Form S-3, File No. 333-12451)

          4.8 First Supplemental Indenture dated as of October 15, 1996 relating to Corporate Express Inc.'s 4 1/2% Convertible
                    Notes (incorporated by reference to Corporate Express'
                    Registration Statement on Form S-3, File No. 333-12451)

          4.9 Form of 4 1/2% Convertible Note (incorporated by reference to Corporate Express' Registration Statement on Form S-3,
                    File No. 333-12451)

           5.1** Opinion of Ballard Spahr Andrews & Ingersoll as to the validity of the shares of Corporate Express Common Stock being registered

          10.1 Employment Agreement dated as of August 25, 1993, by and between Corporate Express, Inc. and Robert King, as amended effective July 15, 1994

          10.2 Amended and Restated 1992 Stock Option Plan, Form of Non-qualified Stock Option Agreement and Form of Incentive Stock
                    Option Agreement

          10.3      1994 Executive Stock Option Plan

          10.4      Form of Indemnification Agreement between Corporate Express,
                    Inc. and its officers and directors

          10.5      1994 Stock Option and Incentive Plan

          10.6      1994 Employee Stock Purchase Plan

          10.7 Employment Agreement dated as of July 31, 1995 by and between Corporate Express, Inc. and Sam Leno (incorporated by reference to Corporate Express' Registration Statement on Form S-1, File No. 33-95902)

          10.8      Agreement among Corporate Express, Inc., Synergom, Inc. and
                    OfficeMax, Inc. dated as of August 25, 1995 (incorporated by reference to Corporate Express' Registration Statement on
                    Form S-1, File No. 33-95902)

          10.9 Agreement and Plan of Merger dated as of January 6, 1996 among the Company, Delivery Systems, Inc. and DSU
                    Acquisition Corp., as amended (incorporated by reference to the Company's Registration Statement on Form S-4, File No.
                    333-288)

         10.10 Agreement and Plan of Merger dated as of February 8, 1996 by and among Corporate Express, Inc., CEX Acquisition Corp.,
                    Young, Richard Young, HCC Investments, Inc., Juliet
                    Challenger, Inc. and Wilmington Securities, Inc.
                    (incorporated by reference to Corporate Express'
                    Registration Statement on Form S-4, File No. 333-288)

         10.11 Stock Purchase Agreement dated April 22, 1996 by and among the Company, ASAP Software Express, Inc. and the shareholders of ASAP Software Express, Inc. (incorporated by reference to Corporate Express' Form 8-K dated May 15, 1996)

         10.12      Corporate Express, Inc. Supplemental Stock Option Plan
                    (incorporated by reference to Corporate Express' Form 10-K for the year ended March 1, 1997)

         10.13      Amended and Restated Credit Agreement, dated as of November
                    26, 1996 by and among CEX Holdings, Inc., as borrower, Corporate Express, as a guarantor, the lenders named therein and The First National Bank of Chicago, as agent
                    (incorporated by reference to Corporate Express' Quarterly
                    Report on Form 10-Q for the period ended November 30, 1996)

         10.14 Agreement and Plan of Merger dated as of September 10, 1996 among Corporate Express, United TransNet, Inc. and Bevo
                    Acquisition Corp., Inc. (incorporated by reference to
                    Corporate Express' Registration Statement on Form S-4, File
                    No. 333-13217)

          11.1**    Statement regarding computation of per share earnings

          21.1**    List of Subsidiaries

          23.1** Consent of Ballard Spahr Andrews & Ingersoll (included as part of Exhibit 5.1)

          23.2*     Consent of Coopers & Lybrand L.L.P.

          23.3*     Consent of Deloitte & Touche LLP

          24.1      Power of Attorney (included on signature page to Form S-4).

          99.1**    Form of Proxy

          ------------------
          *   Filed herewith.
          **  To be filed by amendment.